Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

OPEN TEXT CORPORATION,

OCELOT MERGER SUB, INC.,

GXS GROUP, INC.,

AND

THE STOCKHOLDERS’ REPRESENTATIVE

DATED AS OF NOVEMBER 4, 2013

i

EXHIBITS

Exhibit A-1	List of Principal Stockholders
Exhibit A-2	Form of Support Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Stockholder Consent
Exhibit D	Form of Surviving Corporation Certificate of Incorporation
Exhibit E	Form of Escrow Agreement

SCHEDULES

Company Disclosure Schedules
Parent Disclosure Schedules

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 4, 2013 (the “Execution Date”), among Open Text Corporation, a corporation incorporated under the laws of Canada (“Parent”), Ocelot Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), GXS Group, Inc., a Delaware corporation (the “Company”), and Global Acquisition LLC, solely in its capacity as the Stockholders’ Representative (as defined herein).

RECITALS

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company with the Company surviving the Merger, pursuant to which each outstanding share of Company Capital Stock shall be canceled and converted into the right to receive the Merger Consideration, except for Dissenting Shares;

WHEREAS, the Company Board has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the holders of Company Capital Stock and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parent Board has approved this Agreement and the transactions contemplated in this Agreement, and has deemed this Agreement to be advisable;

WHEREAS, the Merger Sub Board has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, and has deemed this Agreement to be advisable;

WHEREAS, as an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the stockholders of the Company (collectively, the “Principal Stockholders”) identified on Exhibit A-1 hereto have delivered to Parent and Merger Sub support agreements (each, a “Support Agreement”), dated as of the Execution Date, in substantially the form set forth on Exhibit A-2;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has executed and delivered a registration rights agreement, dated as of the date hereof, in substantially the form set forth on Exhibit B (the “Registration Rights Agreement”); and

WHEREAS, as an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Principal Stockholders, as holders of at least 85% of the outstanding shares of the Company Common Stock and holders of at least 85% of the outstanding shares of Company Preferred Stock, that together constitute holders of at least 85% of the voting power of the outstanding shares of the Company Capital Stock, have indicated that pursuant to the Support Agreements they expect to deliver, following the approval and adoption of this Agreement by the Company Board and immediately following the execution and delivery of this Agreement, their irrevocable approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” means Price Waterhouse Coopers LLP; provided, however, that if Price Waterhouse Coopers LLP shall decline such appointment or otherwise be unable to serve, “Accounting Firm” shall mean such other independent public accounting firm that will accept such appointment and that is mutually agreed to by Parent and the Company; provided, further, that if Parent and the Company are unable to agree on an independent public accounting firm that will accept such appointment within ten (10) Business Days after notice that Price Waterhouse Coopers LLP has declined such appointment or is otherwise unable to serve, either Party may request that a nationally recognized public accounting firm that has not had a material relationship with either of the Parties in the preceding two (2) years be appointed by the American Arbitration Association and, upon such appointment, “Accounting Firm” shall mean such firm.

“Accounting Firm’s Report” has the meaning set forth in Section 3.6(b)(iii).

“Accredited Investor” means an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.

“Accreted Value” means Accreted Value as defined in the Certificate of Designation for the Company Preferred Stock as of the Closing Date.

“Acquired Companies” means the Company and the Company Subsidiaries.

“Additional Payment Amount” means the Final Cash Consideration minus the Closing Cash Consideration.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Accreted Value” means the Accreted Value, multiplied by the number of shares of Company Preferred Stock outstanding as of the Closing Date.

“Aggregate Common Cash Consideration” means the greater of (i) zero and (ii) the Closing Cash Consideration minus the Aggregate Preferred Cash Consideration.

“Aggregate Common Merger Consideration” means the Aggregate Common Cash Consideration plus the Common Escrow Remainder.

“Aggregate Preferred Cash Consideration” means the Aggregate Accreted Value minus $100,000,000.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternative Transaction” means any (a) acquisition, merger, consolidation, reorganization, liquidation, recapitalization, share exchange or other business combination transaction involving an Acquired Company, (b) issuance or sale of shares of capital stock or other equity securities of an Acquired Company or (c) sale, lease, exchange or other disposition of any significant portion of the properties or assets of an Acquired Company in each case, other than the transactions contemplated by this Agreement.

“Ancillary Agreements” means the Escrow Agreement, the Registration Rights Agreement, the Support Agreements and the Stockholder Consent.

“Anticorruption Laws” means the US Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 or any similar anticorruption or anti-bribery Law applicable to any Acquired Company.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws of any Governmental Authority or Laws issued by any Governmental Authority that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Antitrust Transaction Expenses” has the meaning set forth in Section 9.2(c).

“Anti-Terrorism Law” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control, the Criminal Code, and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

“Audited Company Financial Statements” means the audited consolidated financial statements consisting of the balance sheets and related statements of income, cash flows and stockholders’ equity of the Acquired Companies as of and for the fiscal years ended December 31, 2012 and December 31, 2011 (including, in each case, any related notes thereto and the related reports of the independent public accountants).

“Average Parent Stock Price” means the volume-weighted average price, rounded to the nearest one-tenth of a cent, of a share of Parent Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “OTEX US Equity VWAP” (or its successor if such page is not available), in respect of the ten (10) consecutive trading day period beginning at 9:30am (New York City time) on the first (1st) day of such trading day period and ending at 4:00pm (New York City time) on the second (2nd) full trading day prior to the Effective Time.

“Audited Worldwide Financial Statements” means the audited consolidated financial statements consisting of the balance sheets and related statements of income, cash flows and stockholders’ equity of the GXS Worldwide and its Subsidiaries as of and for the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010 (including, in each case, any related notes thereto and the related reports of the independent public accountants).

“Beneficial Owner” means any Person who is the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act) of Company Capital Stock.

“Benefits Continuation Period” has the meaning set forth in Section 6.11(a).

“Board” means the board of directors, board of managers, general partner or other governing body of a Person.

“Budget” means the budget of the Acquired Companies made available to Parent and Merger Sub and which is set forth in Section 1.1(a) of the Company Disclosure Schedules.

“Burdensome Condition” has the meaning set forth in Section 6.7(c).

“Business” means the business of the Acquired Companies.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York and Toronto are authorized or required by Law to be closed. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Certificate of Designation” means the Certificate of Designation for the Company Preferred Stock filed by the Company with the Delaware Secretary of State.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” has the meaning set forth in Section 3.1(b)(ii).

“Claim” means any demand, claim, cause of action or right of set-off of any kind.

“Claim Notice” has the meaning set forth in Section 10.4(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash Consideration” means an amount in cash equal to (i) $1,005,000,000 minus (ii) Company Indebtedness Payoff Amount minus (iii) the Employee Potential Payments minus (iv) the absolute value of the Estimated Net Working Capital Adjustment (if such amount is a negative number) plus (v) the Estimated Net Working Capital Adjustment (if such amount is a positive number), in each case as determined pursuant to Section 3.5 minus (vi) the Stockholders’ Representative Fund Amount minus (vii) the Inovis MIA True-Up Amount minus (viii) the SAR Closing Amount minus (ix) the Inovis SAR True-Up Amount.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Certificates” has the meaning set forth in Section 3.1(b)(i).

“Common Escrow Remainder” means the aggregate Escrow Remainder with respect to the Common Stockholders.

“Common Merger Consideration” means the Aggregate Common Merger Consideration divided by the Diluted Common Number (in the understanding that each share of Company Common Stock (or equivalent) should receive a pro rata portion of each component of the Aggregate Common Merger Consideration).

“Common Stockholder Escrow Funding Amount” has the meaning set forth in the definition of Escrow Amount.

“Common Stockholders” has the meaning set forth in the definition of Payment Parties.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Balance Sheet” means the consolidated balance sheet of the Acquired Companies as of June 30, 2013.

“Company Balance Sheet Date” means the date of the Company Balance Sheet.

“Company Benefit Plans” has the meaning set forth in Section 4.17(a).

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means shares of common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedules” means the disclosure schedules delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement dated as of the Execution Date.

“Company Employee” has the meaning set forth in Section 4.17(a).

“Company Financial Statements” means the Audited Company Financial Statements and the Unaudited Company Financial Statements.

“Company Group” means each of the Acquired Companies and each of their respective former or current directors, officers and employees.

“Company Indebtedness” means Indebtedness under the Worldwide Credit Agreement, the Worldwide Senior Notes and the Holdings Subordinated Notes; provided, however, that for purposes of this definition, the face amount of commercial letters of credit and letters of credit serving as collateral or guarantee of payment shall not be considered Indebtedness.

“Company Indebtedness Payoff Amount” means the aggregate amount required to fully satisfy all principal, interest, pre-payment premiums, breakage costs, penalties and lenders’ or agents expenses, costs and fees related to the Company Indebtedness (and the prepayment and termination thereof) as of the Closing Date (plus interest accrued after the Closing Date on (i) the Worldwide Senior Notes until the 30th calendar day following the Closing Date and (ii) the Holding Subordinated Notes until the 3rd calendar day following the Closing Date).

“Company Intellectual Property” means any and all Intellectual Property Rights that are owned or purported to be owned by any Acquired Company.

“Company Material Adverse Effect” means any circumstance, development, event, occurrence, fact, effect, condition or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition, or assets of the Acquired Companies, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement on a timely basis; provided, however, that, for the purposes of clause (a) in determining whether a Company Material Adverse Effect has occurred, no Effect shall be considered to the extent arising out of, relating to or resulting from: (i) changes generally affecting the economy, financial or securities markets; (ii) the announcement of the transactions contemplated by this Agreement (including, but not limited to, any resulting adverse changes in the Company’s relationship with its employees, customers, partners or suppliers); (iii) any outbreak or escalation of war (whether or not declared) or any act of terrorism; (iv) general conditions in the industry in which the Acquired Companies operate; (v) any change in Law; (vi) any change in GAAP; (vii) the Company’s failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); or (viii) any natural disasters or acts of God, provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (i), (iii), (iv), (v), (vi), or (viii) may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent such change or event has a disproportionate impact on the Acquired Companies, taken as a whole, as compared to other companies that operate in the industries in which the Acquired Companies operate.

“Company Options” means all issued and outstanding options to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any Person.

“Company Preferred Stock” means shares of preferred stock, par value $0.001 per share, of the Company, which are designated as “Series A Preferred Stock” pursuant to the Certificate of Designation filed on June 1, 2010.

“Company Products” means all products and services marketed, distributed, supported, sold or licensed by or on behalf of any Acquired Company.

“Company Registered Intellectual Property” means all Intellectual Property Rights that have been registered, filed or otherwise perfected or recorded with or by any Governmental Authority, or any applications for any of the foregoing, that is part of Company Intellectual Property.

“Company Stock Plans” means GXS Holdings Stock Incentive Plan and 2010 Company Long Term Incentive Plan.

“Company Subsidiary” means each Subsidiary of the Company.

“Company’s Knowledge” means, as to a particular matter, the actual knowledge of the individuals listed on Section 1.1(b) of the Company Disclosure Schedules after inquiry of those direct reports of such persons who would be expected to have knowledge as to the relevant matter without such direct reports having to conduct further investigation.

“Compensatory Arrangements” has the meaning set forth in Section 6.11(d).

“Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading and (ii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information.

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated as of May 27, 2013, between Parent and the Company.

“Consent” means any approval, authorization, consent, ratification, permission, exemption or waiver.

“Contest” means any audit, Legal Proceeding or other dispute with respect to any Tax matter that affects the Acquired Companies.

“Continuing Employees” has the meaning set forth in Section 6.11(a).

“Contract” means any contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture, in each case whether written or oral.

“Current Taxes Payable” has the meaning set forth in Section 7.1.

“Debt Financing” has the meaning set forth in Section 5.7.

“Debt Financing Commitment” has the meaning set forth in Section 5.7.

“Deductible” has the meaning set forth in Section 10.2(c).

“Deemed Value” means the Average Parent Stock Price; provided, however, that if the Average Parent Stock Price is greater than $77.07 then the Deemed Value shall be $77.07 and if the Average Parent Stock Price is less than $69.73 then the Deemed Value shall be $69.73.

“Diluted Common Number” means the number of shares of Company Common Stock outstanding on the Closing Date.

“Direct Claim” has the meaning set forth in Section 10.4(a).

“Disaster Recovery Plans” has the meaning set forth in Section 4.15(d).

“Disclosure Schedules” means collectively, the Company Disclosure Schedules and the Parent Disclosure Schedules.

“Dissenting Shares” has the meaning set forth in Section 3.8.

“Disputed Items” has the meaning set forth in Section 3.6(b)(iii).

“DGCL” means the Delaware General Corporation Law, as amended.

“DOJ” means the U.S. Department of Justice.

“Effect” has the meaning set forth in the definition of Company Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Potential Payments” means all payments and the value of all benefits, including bonuses, special or extraordinary severance payments listed on Section 1.1(c) of the Company Disclosure Schedules in the amount set forth in such schedule (which schedule indicates whether such payments are due at Closing (“Employee Potential Payments – Closing”) or are contingent based on post-Closing events (“Employee Potential Payments – Contingent”)); other than any such payment or benefit to the extent (i) irrevocably and validly waived prior to the Closing Date by the person(s) entitled thereto or (ii) it constitutes the Sole MIA Participant Escrow Funding Amount.

“Encumbrance” means any charge, claim, adverse interest, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, encumbrance, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law currently relating to (i) pollution, (ii) the protection of the environment or natural resources, or (iii) releases or threatened releases of or exposure to Hazardous Substances.

“ERISA” has the meaning set forth in Section 4.17(a).

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means an escrow agreement by and among the Escrow Agent, Parent and Stockholders’ Representative, in substantially the form attached hereto as Exhibit E (including such changes as may be required by the Escrow Agent).

“Escrow Amount” means $60,000,000, which shall be comprised of (i) the product of 28.3/71.7 (the “Inovis True-Up Factor”) multiplied by the MIA Nominal Escrow Funding Amount (the “Inovis MIA True-Up Escrow Funding Amount”), (ii) the SAR Escrow Funding Amount, (iii) the product of the Inovis True-Up Factor multiplied by the SAR Escrow Funding Amount (the “Inovis SAR True-Up Escrow Funding Amount”), (iv) the Preferred Escrow Funding Amount, (v) the Sole MIA Participant Escrow Funding Amount and (vi) $60,000,000 less the sum of items (i) through (v) (the “Common Stockholder Escrow Funding Amount”).

“Escrow Fund” has the meaning set forth in Section 10.5(a).

“Escrow Funding Amount” means, with respect to a Payment Party, the portion of the Escrow Fund funded by or on behalf of such Payment Party.

“Escrow Release Times” means (i) the date nine (9) months from the date hereof and (ii) the second (2nd) anniversary of the date hereof.

“Escrow Remainder” means the amount available to be distributed to the Payment Parties upon full or partial distribution at the Escrow Release Times of the Escrow Fund pursuant to the terms of the Escrow Agreement, with the applicable portion of the Escrow Remainder applicable to such a full or partial distribution with respect to an Payment Party being the amount of such distribution determined in accordance with such Payment Party’s Pro Rata Portion.

“Estimated Net Working Capital” has the meaning set forth in Section 3.5.

“Estimated Net Working Capital Adjustment” has the meaning set forth in Section 3.5.

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Execution Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Export Laws” means (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts the Business.

“Final Adjustment Report” has the meaning set forth in Section 3.6(b).

“Final Cash Consideration” means an amount in cash equal to $1,005,000,000 minus (i) the Company Indebtedness Payoff Amount, minus (ii) the Employee Potential Payments, minus (iii) the absolute value of the Final Working Capital Adjustment (if such amount is a negative number) plus (iv) the Final Working Capital Adjustment (if such amount is a positive number), in each case as finally determined pursuant to Section 3.6, minus (v) the Stockholders’ Representative Fund Amount, minus (vi) the Inovis MIA True-Up Amount, minus (vii) the SAR Closing Amount, minus (viii) the Inovis SAR True-Up Amount.

“Final Working Capital Adjustment” means Net Working Capital (as finally determined pursuant to Section 3.6) less the Target Working Capital.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements to provide the Debt Financing or other alternative debt financing to Parent or Merger Sub in connection with the transactions contemplated hereby and any arrangers thereof, including the parties to the financing commitments in the Debt Financing Commitment and in any joinder agreements, credit agreements or other financing agreements relating thereto. For purposes of Section 9.2, Section 11.7, Section 11.9 and Section 11.10, “Financing Sources” shall also include any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate, Representative, agent or assignee of any Financing Source.

“Foreign Plan” has the meaning set forth in Section 4.17(d).

“Fundamental Representations” has the meaning set forth in Section 8.2(a).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any foreign, federal, state, provincial, local or other court, governmental authority, tribunal, commission or regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Governmental Official” means any (a) employee or official of (i) a Governmental Authority, (ii) an instrumentality of a Governmental Authority, including any state-owned enterprise, government agency or government advisor or (iii) a public international organization, (b) political party or party official or (c) candidate for political office.

“GXS Holdings” means GXS Holdings, Inc., a Delaware corporation and wholly owned Company Subsidiary.

“GXS Worldwide” means GXS Worldwide, Inc., a Delaware corporation and wholly owned Subsidiary of GXS Holdings.

“Hazardous Substances” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, material, waste or agent, including all substances, materials, wastes or agents which are identified, regulated, the subject of liability or requirements for investigation or remediation under, or otherwise subject to, any Environmental Law.

“Holdings Subordinated Notes” means GXS Holdings 14.20% Senior Subordinated Notes due 2017 sold to General Electric Capital Corporation pursuant to the Holdings Subordinated Notes Purchase Agreement, plus any PIK notes issued or to be issued in lieu of cash interest payments under the Holdings Subordinated Notes Purchase Agreement.

“Holdings Subordinated Notes Purchase Agreement” means that certain Purchase Agreement dated October 5, 2007, by and among GXS Holdings and General Electric Capital Corporation, as amended on January 14, 2010.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, costs of unwinding and other liabilities with respect to (a) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (b) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (c) leases that are capitalized in accordance with GAAP under which such Person is the lessee, (d) the deferred purchase price of property (tangible or intangible), goods or services (other than trade payables or accruals set forth in the Financial Statements), (e) obligations under interest rate swap, hedging or similar agreements due as a result of the debt redemptions contemplated by Section 6.14 hereof, (f) in respect of noncommercial letters of credit that are the equivalent of financial borrowings and bankers acceptances and (g) direct or indirect guarantees or other forms of credit support of obligations described in clauses (a) through (f) above of any Person.

“Indemnifiable Matters” has the meaning set forth in Section 10.2(a).

“Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Indemnifying Parties” means the Preferred Stockholders, the Common Stockholders, the MIA Participants, the SAR Participant and the Inovis True Up Participants.

“Indemnitee” has the meaning set forth in Section 6.13(a).

“Infringe” or “Infringement” means that a given item infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Person.

“Information Technology” has the meaning set forth in Section 4.15(c).

“Initial Stockholder’s Closing Statement” has the meaning set forth in Section 3.5.

“Inovis Merger Agreement” has the meaning set forth in the definition of Iris Stockholder Representative.

“Inovis MIA True-Up Escrow Funding Amount” has the meaning set forth in the definition of Escrow Amount.

“Inovis SAR True-Up Escrow Funding Amount” has the meaning set forth in the definition of Escrow Amount.

“Inovis True-Up Factor” has the meaning set forth in the definition of Escrow Amount.

“Inovis MIA True-Up Amount” means the product of the Inovis True-Up Factor multiplied by the MIA Nominal Closing Amount.

“Inovis Person” means any Person entitled to a payment in connection with the transactions contemplated hereby pursuant to the Inovis Merger Agreement or any related Contract.

“Inovis SAR True-Up Amount” means the product of the Inovis True-Up Factor multiplied by the SAR Closing Amount.

“Inovis True-Up Participation” has the meaning set forth in the definition of Payment Parties.

“Intellectual Property Rights” means worldwide (i) patents and patent applications and other governmental grants for the protection of inventions or industrial designs, inventions (whether or not patentable), discoveries, and improvements, methods, and processes, (ii) copyrights, copyright registrations and applications for copyright registration, works of authorship (including computer programs, in source code and executable code form, architecture and documentation), designs, moral rights and mask work rights, (iii) proprietary and confidential information, rights of publicity and privacy, trade secrets, know-how, databases, data compilations and collections and customer and technical data, (iv) trademarks, trade names, service marks and other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing, (v) domain names and web addresses, (vi) any registrations or applications for registration for any of the foregoing, including any provisionals, divisions, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions (as applicable) and (vii) rights to sue for past, present and future Infringement of the rights set forth above.

“Intentional Breach” means an act or omission taken with the knowledge that such action or omission constitutes a material breach of this Agreement.

“internal controls” has the meaning set forth in Section 4.7(f).

“Iris Stockholder Representative” means CGG Investment Fund, L.P. and Cerberus Institutional Partners, L.P., as the Iris Stockholder Representative pursuant to the Agreement and Plan of Merger, dated as of December 7, 2009 (the “Inovis Merger Agreement”), among GXS Holdings, Inc., Inovis International, Inc. and the other parties thereto, as amended.

“IRS” means the United States Internal Revenue Service.

“Law” means any international, national, federal, state or local law, constitution, treaty, convention, statute, ordinance, code, rule, regulation, agency interpretation, agency guidance or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority, each as amended and now and hereafter in effect.

“Leased Real Property” has the meaning set forth in Section 4.21(b).

“Leases” has the meaning set forth in Section 4.21(b).

“Legal Proceeding” means any claim, litigation, action, suit (whether civil, criminal, administrative, judicial or investigative), audit, hearing, investigation, binding arbitration or mediation or proceeding, in each case commenced, brought, conducted, heard before or otherwise involving any Governmental Authority, arbitrator or mediator.

“Letter of Transmittal” has the meaning set forth in Section 3.2(b).

“Liabilities” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and including those arising under any Contract, Legal Proceeding or Order.

“Limited Damages” has the meaning set forth in Section 11.10(c).

“Losses” means all losses, damages, costs, expenses, Liabilities, interest, deficiencies, settlements, awards, judgments, fines, assessments, penalties, or other charges of any kind, including reasonable attorneys’ fees, costs of investigation and costs of enforcing any right to indemnification hereunder.

“Major Customers” has the meaning set forth in Section 4.24(a).

“Major Suppliers” has the meaning set forth in Section 4.24(b).

“Marketing Period” means the first period of eighteen (18) consecutive Business Days after the date of this Agreement and beginning on the later of the first day on which: (a) the Company shall have furnished to Parent the Required Information and such Required Information is Compliant; and (b) the conditions set forth in Article 8 (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) have been satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Article 8 to fail to be satisfied assuming the Closing were to be scheduled for any time during such eighteen (18) consecutive Business Day period; provided that (i) November 27, 2013 and November 29, 2013 shall not be considered Business Days and (ii) if the Marketing Period has not ended on or prior to December 20, 2013, the Marketing Period shall be deemed not to have commenced until January 6, 2014 for any purpose hereunder. Notwithstanding the foregoing, the Marketing Period shall not be deemed to have commenced if, on or prior to the completion of such eighteen (18) consecutive Business Day period: (i) the Company (or any Subsidiary thereof) has publicly announced its intention to restate any material financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until any such restatement has been completed and the applicable Required Information has been amended or the Company (and any such Affiliate) has concluded that no such restatement shall be required, and the requirements in clauses (a) and (b) above would be satisfied on the first day, throughout and on the last day of such new eighteen (18) consecutive Business Day period; or (ii) the Required Information would not be Compliant at any time during such eighteen (18) consecutive Business Day period, in which case a new eighteen (18) consecutive Business Day period shall commence upon the receipt by Parent of updated Required Information that is Compliant, and the requirements in clauses (a) and (b) above would be satisfied on the first day, throughout and on the last day of such new eighteen (18) consecutive Business Day period (for the avoidance of doubt, it being understood that, if at any time during the Marketing Period the Required Information provided at the initiation of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have occurred). Notwithstanding the provisions of this paragraph, the Marketing Period shall end on any earlier date on which the Debt Financing is consummated. Notwithstanding anything in the foregoing to the contrary, without the prior written consent of Parent, the Marketing Period shall not commence prior to January 6, 2014.

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Material Subsidiaries” means each (a) Company Subsidiary organized in the United States and (b) Company Subsidiary organized in a jurisdiction outside of the United States with sales in excess of $1,000,000 in the calendar year ended December 31, 2012.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” means the Common Merger Consideration and/or the Preferred Merger Consideration, as applicable.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“MIA” means the Company’s Management Incentive Award Plan and associated award agreements.

“MIA Participant” means each participant in the MIA.

“MIA Nominal Closing Amount” means the aggregate amount payable as a result of the Merger pursuant to the MIA assuming that none of the Escrow Fund is released to the Payment Parties and the Additional Payment Amount is zero.

“MIA Nominal Escrow Funding Amount” means, in the aggregate, (a) the aggregate amount payable as a result of the Merger pursuant to the MIA assuming that the Closing Cash Consideration was increased by $60 million and the Escrow Amount was zero and the Additional Payment Amount is zero minus (b) the MIA Nominal Closing Amount.

“Net Working Capital” means, as of a specified time, the aggregate amount (which may be a positive or negative number) of the consolidated current assets of the Acquired Companies minus the consolidated current liabilities of the Acquired Companies (excluding accrued interest in respect of Indebtedness), in each case, determined on a consolidated basis consistent with the principles applied in the preparation of the Audited Financial Statements.

“Non-Accredited Preferred Share Number” has the meaning set forth in Section 3.1(b)(ii).

“Notice of Disagreement” has the meaning set forth in Section 3.6(b)(ii).

“Open Source Software” has the meaning set forth in Section 4.14(j).

“Order” means any judgment, order, injunction, decision, determination, award, ruling, writ, stipulation, restriction, assessment or decree of, or entered by, with or under the supervision of, any Governmental Authority.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of designation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Owned Real Property” has the meaning set forth in Section 4.21(a).

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent Adjustment Report” has the meaning set forth in Section 3.6(a).

“Parent Common Stock” means the common stock of Parent without par value.

“Parent Disclosure Schedules” means the disclosure schedules delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement dated as of the Execution Date.

“Parent Material Adverse Effect” means any Effect that, is or would reasonably be expected to become, individually or in the aggregate, materially adverse to the ability of Parent and Merger Sub to consummate the transactions contemplated by, this Agreement on a timely basis.

“Parent Plans” has the meaning set forth in Section 6.11(b).

“Parent SEC Documents” has the meaning set forth in Section 5.4(a).

“Party” means each of Parent and Merger Sub on the one hand and the Company and the Stockholders’ Representative on the other hand.

“Payable Claim” has the meaning set forth in Section 10.4(d)(i).

“Payment Parties” means the holders of shares of Company Common Stock immediately prior to the Effective Time (the “Common Stockholders”), John Duvall as participant in the MIA (the “Sole MIA Participant”), Gary Greenfield (the “SAR Participant”), the Iris Stockholder Representative, on behalf of the Persons entitled to the Inovis True-Up pursuant to the Inovis Merger Agreement and any related Contract (the “Inovis True-Up Participant”), and, if the Preferred Escrow Funding Amount is greater than zero, the holders of shares of Company Preferred Stock immediately prior to the Effective Time (the “Preferred Stockholders”).

“Per Share Preferred Escrow Remainder” means the amount of the Preferred Escrow Remainder divided by the Total Preferred Share Number.

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained or required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) statutory Encumbrances for current Taxes or other governmental charges (i) not yet due and payable or the amount or (ii) validity of which is being contested in good faith and with respect to which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business if the underlying obligations with respect to Owned Real Property are not more than thirty (30) days past due, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction that are not violated by the current use or occupancy of such Owned Real Property or Leased Real Property in a manner that, individually or in the aggregate, would materially impair the use of such Owned Real Property or Leased Real Property in the businesses conducted by an Acquired Company thereof, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, (e) any right of way or easement related to public roads and highways, (f) Encumbrances arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, (g) those Encumbrances listed on Section 1.1(e) of the Company Disclosure Schedules, (h) any Encumbrances which the Company shall cause to be eliminated at or prior to Closing and (i) any other Encumbrances or other imperfections of title not securing an obligation to pay money that have not had, and would not reasonably be expected to have, a material and adverse effect on the contemplated use of the property or asset in question.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency, or political subdivision thereof).

“Position Change” has the meaning set forth in Section 7.4(c).

“Personal Data” has the meaning set forth in Section 4.15(a).

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Preferred Certificates” has the meaning set forth in Section 3.1(b)(ii).

“Preferred Escrow Funding Amount” means the greater of (i) zero and (ii) (A) the Aggregate Accreted Value minus (B) $100,000,000 minus (C) the Closing Cash Consideration.

“Preferred Escrow Remainder” means the aggregate Escrow Remainder with respect to the Preferred Stockholders.

“Preferred Merger Consideration” means the Accreted Value divided by the number of shares of Company Preferred Stock outstanding on the Closing Date (the “Total Preferred Share Number”).

“Preferred Stockholders” has the meaning set forth in the definition of Payment Parties.

“Principal Stockholders” has the meaning set forth in the Recitals of this Agreement.

“Pro Rata Portion” means, with respect to each Indemnifying Party or Payment Party in connection with any release of funds from the Escrow Fund, other payment by the Stockholders’ Representative to the Payment Parties or payment in connection with another indemnification obligation pursuant to Article 7 or Article 10 (each, a “Pro Rata Portion Measurement Event”) that portion of such release or payment which, after giving effect to such release or payment, results in such Payment Party (with respect to escrow releases and Stockholders’ Representative payments) or Indemnifying Party (with respect to such other indemnification obligations) having received, in such Person’s capacity as a Common Stockholder, Preferred Stockholder, SAR Participant, Sole MIA Participant and/or Inovis True-Up Participant, as applicable, the aggregate amount in connection with the Closing, the Pro Rata Portion Measurement Event (if not the Closing), all releases of funds from the Escrow Fund, payments of funds by the Stockholders’ Representative and payments in respect of other indemnification obligations prior to such Pro Rata Portion Measurement Event equal to the amount that results from an iterative calculation based on the electronic copy of the illustrative Excel spreadsheet set forth in Section 1.1(d) of the Company Disclosure Schedule, as updated and included in an electronic copy of the Spreadsheet (the “Waterfall Excel Spreadsheet”)). For the avoidance of doubt, nothing contained in Section 1.1(d) of the Company Disclosure Schedules shall be construed as an exception to or limitation of any of the representatives and warranties or indemnification obligations set forth herein.

“Real Property” has the meaning set forth in Section 4.21(b).

“Registration Rights Agreement” has the meaning set forth in the sixth Recital of this Agreement.

“Representatives” means the directors, officers, employees, investment bankers, consultants, attorneys, accountants and other advisors and representatives of a Person.

“Required Documentation” has the meaning set forth in Section 3.2(j).

“Required Information” has the meaning set forth in Section 6.8(c).

“Requisite Stockholder Consent” has the meaning set forth in Section 3.10.

“Resolution Period” has the meaning set forth in Section 3.6(b)(ii).

“Restricted Shares” means all shares of Parent Common Stock issuable hereunder other than shares of Parent Common Stock (i) the offer and sale of which have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (ii) with respect to which a sale or other disposition has been made in reliance on and in accordance with Rule 144 (or any successor provision) under the Securities Act, or (iii) with respect to which the holder thereof shall have delivered to Parent either (A) an opinion of counsel in form and substance reasonably satisfactory to Parent, delivered by a nationally recognized counsel reasonably satisfactory to Parent, or (B) a “no action” letter from the SEC, in either case to the effect that subsequent transfers of such shares of Parent Common Stock may be effected without registration under the Securities Act.

“Review Period” has the meaning set forth in Section 3.6(b)(i).

“Rule 501” means Rule 501 under Regulation D of the Securities Act.

“Rule 506” means Rule 506 under Regulation D of the Securities Act.

“SAR Closing Amount” means the amount payable pursuant to the Stock Appreciation Rights Agreement assuming that none of the Escrow Fund is released to the Payment Parties and the Additional Payment Amount is zero.

“SAR Escrow Funding Amount” means the amount payable pursuant to the Stock Appreciation Rights Agreement assuming that the Closing Cash Consideration was increased by $60 million and the Escrow Amount was zero and assuming the Additional Payment Amount is zero minus the SAR Closing Amount.

“SAR Participant” has the meaning set forth in the definition of “Payment Parties.”

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 262 Notice” has the meaning set forth in Section 3.10(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Spreadsheet” has the meaning set forth in Section 6.15(a).

“Sole MIA Participant” has the meaning set forth in the definition of “Payment Parties.”

“Sole MIA Participant Escrow Funding Amount” means the MIA Nominal Escrow Funding Amount, multiplied by 0.022219.

“Stock Appreciation Rights” mean the stock appreciation rights under the Stock Appreciation Rights Agreement.

“Stock Appreciation Rights Agreement” means the Stock Appreciation Rights Agreement, dated November 30, 2010, by and between GXS Holdings and Gary Greenfield.

“Stock Consideration” means a number of shares of Parent Common Stock equal to the quotient obtained by dividing $100,000,000 by the Deemed Value.

“Stockholder Consent” means a written consent, release and waiver, in the form attached hereto as Exhibit C, executed by Stockholders holding shares of Company Capital Stock.

“Stockholder Notices” has the meaning set forth in Section 3.10(b).

“Stockholders” means the holders of Company Capital Stock.

“Stockholders’ Representative” has the meaning set forth in Section 10.6(a).

“Stockholders’ Representative’s Costs” has the meaning set forth in Section 10.6(d).

“Stockholders’ Representative’s Fund” means the Stockholders’ Representative’s Fund Amount to be delivered to the Stockholders’ Representative for the purpose of paying the expenses, if any, incurred by the Stockholders’ Representative in connection with this Agreement.

“Stockholders’ Representative’s Fund Amount” means $500,000.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (a) capital stock or other equity interests having the ordinary voting power to elect a majority of the Board or (b) if no such governing body exists, a majority of the outstanding voting securities of such Person.

“Subsidiary Shares” has the meaning set forth in Section 4.4(a) to this Agreement.

“Support Agreements” has the meaning set forth in the Recital of this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Working Capital” means $14,500,000.

“Tax” or “Taxes” means all taxes, however denominated, including all income, profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts, license and registration fees and other similar charges and assessments (including taxes, charges, fees, levies or other assessments which are imposed upon or incurred under Treasury Regulation §1502-6 (or any similar provision of state, local or foreign Law) as a result of membership in an affiliated, consolidated, combined or unitary group for Tax purposes as transferee or successor by contract or otherwise) together with any and all fines, penalties, and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any Governmental Authority.

“Tax Indemnifiable Matters” has the meaning set forth in Section 7.5(a).

“Tax Indemnitee” has the meaning set forth in Section 7.1.

“Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes any of the Acquired Companies.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Third-Party Claim” has the meaning set forth in Section 10.4(a).

“Total Preferred Share Number” means the number of shares of Company Preferred Stock outstanding on the Closing Date.

“Transfer Taxes” has the meaning set forth in Section 7.3.

“Treasury Regulations” has the meaning set forth in Section 4.19(m).

“UAR Amount” means, with respect to trade accounts receivable included as current assets in the Final Adjustment Report, the uncollected amount thereof (calculated net of reserves) on the two hundred and fiftieth (250th) day following the Closing Date.

“Unaudited Company Financial Statements” means the unaudited consolidated financial statements of the Acquired Companies consisting of the Company Balance Sheet and the related statements of profits and loss of the Acquired Companies for the six (6) months ended June 30, 2013 (including, in each case, any related notes thereto).

“Unaudited Worldwide Balance Sheet” means the consolidated balance sheet of GXS Worldwide and its subsidiaries as of June 30, 2013.

“Unaudited Worldwide Financial Statements” means the unaudited consolidated financial statements of GXS Worldwide consisting of the Unaudited Worldwide Balance Sheet and all of the related statements of income, cash flows and stockholders’ equity of GXS Worldwide and its Subsidiaries for the six (6) months ended June 30, 2013 (including, in each case, any related notes thereto).

“Unresolved Claim” has the meaning set forth in Section 10.4(d)(i).

“Unscraped Representations” has the meaning set forth in Section 10.2(b).

“USRPHC” has the meaning set forth in Section 4.19(m).

“Verifying Person” has the meaning set forth in Section 3.2(g).

“Waterfall Excel Spreadsheet” has the meaning set forth in the definition of Pro Rata Portion.

“Worldwide Financial Statements” means the Audited Worldwide Financial Statements and the Unaudited Worldwide Financial Statements.

“Worldwide Credit Agreement” means the Credit and Guaranty Agreement dated as of December 23, 2009 by and among GXS Worldwide, certain subsidiaries of GXS Worldwide, as Guarantors, certain financial institutions as lenders, Wells Fargo Foothill, Inc., as Administrative Agent, Barclays Capital, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. as Joint Lead Arrangers and Joint Bookrunners, Barclays Capital and J.P. Morgan Securities Inc. as Co-Syndication agents and Citigroup Global Markets Inc. as Documentation Agent, as amended by Amendment No. 1 to the Credit Agreement, dated as of February 29, 2012.

“Worldwide Credit Agreement Payoff Amount” has the meaning set forth in Section 6.14(a).

“Worldwide Credit Agreement Payoff Letter” has the meaning set forth in Section 6.14(a).

“Worldwide Credit Agreement Termination” has the meaning set forth in Section 6.14(a).

“Worldwide Notes Trustee” has the meaning set forth in Section 6.14(b).

“Worldwide Revolver Indebtedness” has the meaning set forth in Section 6.14(a).

“Worldwide SEC Documents” has the meaning set forth in Section 4.7(a).

“Worldwide Senior Notes” means the GXS Worldwide 9.75% Senior Notes due 2015.

“Worldwide Senior Notes Indenture” means the Indenture, dated as of December 23, 2009, between GXS Worldwide, the Guarantors named therein and U.S. Bank National Association, as trustee.

“Worldwide Senior Notes Redemption Date” has the meaning set forth in Section 6.14(b).

ARTICLE 2

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under the name “GXS Group, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006 (a) at 10:00 a.m., New York City time, on the third (3rd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article 8 (other than those conditions that require the delivery of a document or certificate or taking of any other action at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the appropriate Party of all such conditions at the Closing); provided that, notwithstanding the satisfaction or waiver of the conditions set forth in Article 8, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that require the delivery of a document or certificate or taking of any other action at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the appropriate Party of all such conditions at the Closing), the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (A) any Business Day during the Marketing Period specified by Parent to the Company on no less than three (3) Business Days’ written notice to the Company and (B) the next Business Day after the final day of the Marketing Period, but subject, in each case, to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article 8 (other than those conditions that require the delivery of a document or certificate or taking of any other action at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the appropriate Party of all such conditions at the Closing) at such time or (b) such other time or date as agreed to in writing by the parties hereto; provided, however, without the prior written consent of Parent, the Closing shall not occur on or prior to January 3, 2014. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Closing Date, the parties shall cause a certificate of merger, or a certificate of ownership and merger, as applicable (the “Certificate of Merger”), with respect to the Merger in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL. The Merger shall become effective on such date and time as the Certificate of Merger is filed with the Secretary of State or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the Liabilities of the Company and Merger Sub shall become the Liabilities of the Surviving Corporation.

Section 2.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit D attached hereto, except that the name of the Surviving Corporation shall be GXS Group, Inc. and (b) the bylaws of the Surviving Corporation shall be amended in its entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to

Merger Sub in the bylaws of the Surviving Corporation shall be changed to references to GXS Group, Inc., in each case, until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6 Board. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the Board of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the Board of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.7 Officers. From and after the Effective Time, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE 3

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Cancellation of Treasury Stock and Certain Other Company Securities. Each share of Company Capital Stock held by the Company or any wholly-owned Company Subsidiary (as treasury stock or otherwise) or held by Parent or Merger Sub, in each case, immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Capital Stock.

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 3.1(a) and, except as provided in Section 3.8, the Dissenting Shares) shall be converted into the right to receive the Common Merger Consideration. Each such share of Company Common Stock to be converted into the right to receive the Common Merger Consideration as provided in the immediately prior sentence shall, by virtue of the Merger and without any action on the part of the holders thereof, be automatically canceled and shall cease to exist, and the holders of certificates (the “Common Certificates”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Common Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.7), the Common Merger Consideration, without interest thereon, for each such share of Company Common Stock held by them; provided that to the extent such Common Merger Consideration consists of a portion of the Escrow Remainder, such portion of the Common Merger Consideration shall not be distributed to the holders of Company Common Stock at Closing, except until such times, and in such amounts, provided for in the Escrow Agreement.

(ii) Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 3.1(a) and, except as provided in Section 3.8, the Dissenting Shares) shall be converted into the right to receive (x) in the case of each share of Company Preferred Stock held by a Stockholder that is not, or otherwise Beneficially Owned by any Person that is not, an Accredited Investor, the status of which has been reasonably verified pursuant to the provisions of Section 3.2(g) hereof (the aggregate number of such shares of Company Preferred Stock, the “Non-Accredited Preferred Share Number”), cash in an amount equal to the Preferred Merger Consideration (provided that to the extent there is a Preferred Escrow Remainder, the Per Share Preferred Escrow Remainder shall be substituted for an equivalent amount of such cash) and (y) in the case of each other share of Company Preferred Stock, (A) that number of shares of Parent Common Stock (the “Stock Number”) equal to the quotient of (x) the Stock Consideration divided by (y) (I) the Total Preferred Share Number minus (II) the Non-Accredited Preferred Share Number and (B) cash in an amount equal to the Preferred Merger Consideration minus the Stock Number (valued at the Deemed Value). Each such share of Company Preferred Stock to be converted into the right to receive the Preferred Merger Consideration (provided that to the extent there is a Preferred Escrow Remainder, the Per Share Preferred Escrow Remainder shall be substituted for an equivalent amount of such cash) as provided in the immediately prior sentence shall, by virtue of the Merger and without any action on the part of the holders thereof, be automatically canceled and shall cease to exist, and the holders of certificates (the “Preferred Certificates” and together with the Common Certificates, the “Certificates”) which immediately prior to the Effective Time represented such Company Preferred Stock shall cease to have any rights with respect to such Company Preferred Stock other than the right to receive, upon surrender of such Preferred Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.7, the Preferred Merger Consideration, without interest thereon, for each such share of Preferred Common Stock held by them; provided that, to the extent such Preferred Merger Consideration consists of Stock Consideration, each holder and to the extent required under Rule 501 any Beneficial Owner, of such Company Preferred Stock shall be required to make the representations and warranties, comply with the agreements and covenants, and provide the information required as set forth in Schedule 3.1(b)(ii) of the Parent Disclosure Schedule and Section 3.2(g) prior to the receipt of such Stock Consideration.

(iii) Nothing in this Section 3.1 shall be construed to limit any restrictions that may arise under other provisions of this Agreement on actions of any Acquired Company or the Stockholders that would cause any change in the outstanding shares of Company Capital Stock on or after the Execution Date, including as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon.

(iv) No certificates or scrip representing fractional shares of Parent Common Stock will be issued upon the surrender for exchange of shares of Company Capital Stock, but in lieu thereof each holder of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock upon surrender for exchange of Company Capital Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the Average Parent Stock Price. Payment shall occur as soon as practicable after the determination of the amount of cash, if any, to be paid to each former holder of Company Capital Stock with respect to any fractional shares and following compliance with the surrender and payment procedures set forth in Section 3.2 and in the Letter of Transmittal. No dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional shares and such fractional share interest shall not entitle the owner thereof to any rights of a shareholder of Parent.

(c) Conversion of Merger Sub Capital Stock. Each share of common stock, par value of $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 3.2 Exchange of Certificates.

(a) Designation of Exchange Agent; Deposit of Exchange Fund. Promptly after the Execution Date, Parent shall appoint a commercial bank or trust company that is reasonably satisfactory to the Company (the “Exchange Agent”) for the purpose of paying the Merger Consideration to the holders of Company Capital Stock and shall enter into an Exchange Agent Agreement with the Exchange Agent. Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit (from and after the Effective Time) of the holders of shares of Company Capital Stock, for payment and exchange in accordance with this Section 3.2 through the Exchange Agent, (i) certificated and legended (with the legend set forth in Section 3.2(h)) shares representing the total number of shares of Parent Common Stock issuable as Stock Consideration and (ii) cash sufficient to pay the aggregate Closing Cash Consideration. In addition, Parent shall deposit, or cause to be deposited, from time to time as needed, cash sufficient to make payments in lieu of fractional shares payable pursuant to Section 3.1(b)(iv). All shares and cash deposited with the Exchange Agent pursuant to this Section 3.2(a) shall herewith be referred to as the “Exchange Fund.” Parent shall pay or cause the Company to pay the Inovis MIA True-Up Amount and Inovis SAR True-Up Amount to the Inovis True-up Recipient at the Closing, to such account(s) designated by the Iris Stockholder Representative at least five (5) Business Days prior to Closing (or at the request of the Iris Stockholder Representative at least five (5) Business Days prior to Closing, deposit the Inovis MIA True-Up Amount with the Exchange Agent), in each case for further distribution to the Inovis True-Up Participants. Parent shall also pay, or cause the Company to pay, the Employee Potential Payments—Closing at the Closing.

(b) Prior to the Effective Time, the Company shall send, or at the Company’s request, Parent shall cause the Exchange Agent to promptly send, to each Person who was, immediately prior to the Effective Time, a holder of record of shares of Company Capital Stock entitled to receive payment of the Merger Consideration a customary letter of transmittal (“Letter of Transmittal”) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent)

for use in such payment. The Company and Parent shall reasonably agree on the form and substance of the Letter of Transmittal which shall be in accordance with the terms hereof (including, to the extent applicable, the representations and warranties set forth in Schedule 3.1(b)(ii) of the Parent Disclosure Schedule).

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and converted into the right to receive only the Merger Consideration to the extent provided for, and in accordance with and subject to the procedures set forth, in this Article 3.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 3.2 that remains unclaimed by the holders of shares of Company Capital Stock twelve (12) months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any such holder who has not exchanged shares of Company Capital Stock for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Capital Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Capital Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time, and no payment in lieu of fractional shares pursuant to Section 3.1(b)(iv), will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock issuable upon surrender thereof until the holder of such Certificates shall surrender such Certificates in accordance with the terms of this Section 3.2.

(g) Other than with respect to any Principal Stockholder that is party to a Support Agreement and that will receive assets having more than $5,000,000 of value in consideration at the Closing as evidenced by the Spreadsheet (it being understood that shares of Parent Common Stock shall be valued at the Deemed Value for such purposes), Parent shall be entitled to (i) take such steps necessary to verify that each Stockholder and, to the extent required under Rule 501, any Beneficial Owner of such Stockholder, that is to receive any Parent Common Stock pursuant to this Agreement is an Accredited Investor and (ii) each such Stockholder shall deliver to Parent or, if requested by Parent, another third party verifying Person (the “Verifying Person”) reasonably acceptable to Parent, in form and substance reasonably satisfactory to Parent, no later than twenty-one (21) days prior to the Closing Date, such information as may be reasonably requested by Parent or such Verifying Person to verify that each Stockholder and Beneficial Owner of such Stockholder that is to receive any Parent Common Stock pursuant to this Agreement is an Accredited Investor and specifying the relevant provision of Rule 501 pursuant to which such Accredited Investor status is to be verified. Each Stockholder and Beneficial Owner who will receive Parent Common Stock at this Closing shall provide Parent with contact information, including an email address, no later than twenty-one (21) days prior to the Closing Date. Nothing contained herein shall require Parent to issue shares of Parent Common Stock to any Person that Parent knows is not an Accredited Investor.

(h) The certificates representing the shares of Parent Common Stock to be issued and delivered hereunder shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SUCH ACT AND SUCH LAWS. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.”

In the event that any such shares of Parent Common Stock cease to be Restricted Shares, Parent shall, upon the written request of the Holder thereof, issue to such Holder a new certificate representing such shares of Parent Common Stock without the legend required by the foregoing.

(i) Subject to the terms and conditions of the Registration Rights Agreement, during the time that any such shares of Parent Common Stock are Restricted Shares, a holder of such shares shall not transfer (including through a distribution in kind to any limited partners of such holder or otherwise to any Beneficial Owner) such shares of Parent Common Stock without first delivering to Parent a written opinion of counsel in form and substance reasonably satisfactory to Parent, delivered by a nationally recognized counsel reasonably satisfactory to Parent, that such transfer is being effected in a transaction exempt from registration under the Securities Act and otherwise complies with any applicable securities Laws of any state or other jurisdiction. Any transferee of a holder of Parent Common Stock acquired hereby shall take such Parent Common Stock subject to the restrictions set forth herein.

(j) Surrender Procedures.

(i) Certificates. Upon the later of the Effective Time and surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (the “Required Documentation”), the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay in exchange therefor at the later of the Effective Time or by the close of business one Business Day after delivery by the holder of the Required Documentation, the Merger Consideration such Certificate is converted into pursuant to the provisions of this Article 3, and the Certificates so surrendered shall forthwith be canceled. For the avoidance of doubt, if the holder of a Certificate provides the Exchange Agent the Required Documentation no later than the close of business on the date one Business Day prior to the Closing, Parent shall cause the Exchange Agent to pay in exchange for such Certificate the Merger Consideration such Certificate is converted into pursuant to the provisions of this Article 3 at the Effective Time. In the event of a transfer of ownership of Company Capital Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) and the Person requesting such payment shall pay, or cause to be paid, any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Except with respect to Dissenting Shares, until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Capital Stock theretofore represented by such Certificate have been converted pursuant to Section 3.1(b). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(k) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Stockholders’ Representative or the Exchange Agent shall be liable to any Person in respect of any cash held in the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate who has not theretofore complied with this Article 3 with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof (if any).

(l) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Exchange Agent from making the payments required by this Article 3, and following any losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of

Company Capital Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

Section 3.3 Treatment of Equity-Based Awards.

(a) No Assumption. Neither Parent nor Merger Sub shall assume the Company Options or any other direct or indirect right to acquire Company Common Stock.

(b) Company Options. As soon as practicable following the Execution Date, the Company Board (or any committee thereof administering the Company Benefit Plans), shall adopt such resolutions or take such other actions as may be required to ensure that, at the Effective Time, each Company Option (whether vested or unvested and whether exercisable or not exercisable) that is outstanding and unexercised immediately prior to the Effective Time shall terminate and be canceled at the Effective Time and shall cease to exist without receiving any payment.

(c) The Company shall, in consultation with Parent, take any and all actions reasonably necessary to effectuate the provisions of this Section 3.3; provided that Parent shall have the reasonable opportunity to review and promptly comment on any written corporate action to be taken by the Company.

Section 3.4 Escrow and Stockholders’ Representative Fund.

(a) At the Closing, Parent shall deposit into the Escrow Fund an amount of cash equal to the Escrow Amount as security for the indemnification obligations pursuant to Article 10 and Article 7, the payment obligations under Section 3.6(c)(ii) and the obligations under the Support Agreements. The funds in the Escrow Fund shall be paid to Parent or other Persons on and subject to the terms set forth in this Agreement and the Escrow Agreement.

(b) At the Closing, Parent shall deposit the Stockholders’ Representative Fund Amount with the Stockholders’ Representative, to such account as notified by the Stockholders’ Representative at least two Business Days prior to the Closing.

Section 3.5 Determination of Closing Cash Consideration. Not less than three (3) Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a statement (the “Initial Stockholder’s Closing Statement”) setting forth in reasonable detail the Company’s good faith calculation of (i) estimated Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”), (ii) the difference between the Estimated Net Working Capital and the Target Working Capital (the “Estimated Net Working Capital Adjustment”), (iii) Employee Potential Payments, (iv) the Company Indebtedness Payoff Amount and (v) the Closing Cash Consideration, together with a reasonably detailed worksheet setting out the Company’s calculation of such items and each significant component thereof and reasonably detailed backup data supporting such calculation. The Parties shall discuss such calculations in good faith, and the Company, not less than two (2) Business Days prior to the Closing Date shall deliver to Parent a revised version of the Initial Stockholder’s Closing Statement reflecting any such revisions to the Initial Stockholder’s Closing Statement as the Company in good faith believes is warranted.

Section 3.6 Determination of Final Cash Consideration.

(a) As soon as reasonably practicable following the Closing Date (but no later than ninety (90) days after the Closing Date), Parent shall deliver to the Stockholders’ Representative a statement (the “Parent Adjustment Report”) setting forth in reasonable detail Parent’s good-faith calculation of (i) Net Working Capital as of the Closing Date, (ii) the Employee Potential Payments, (iii) the Company Indebtedness Payoff Amount and (iv) the Final Cash Consideration.

(b) The following procedures shall apply with respect to the review of the Parent Adjustment Report:

(i) The Stockholders’ Representative shall have a period of thirty (30) days after receipt by the Stockholders’ Representative of the Parent Adjustment Report to review such Report (the “Review Period”). During the Review Period, Parent shall make available to the Stockholders’ Representative and its Representatives reasonable access during normal business hours to all relevant personnel, Representatives of Parent, books and records of the Acquired Companies and other items reasonably requested by the Stockholders’ Representative in connection with the Stockholders’ Representative’s review of the Parent Adjustment Report and any dispute with respect thereto as contemplated by this Section 3.6.

(ii) If the Stockholders’ Representative does not deliver to Parent a written statement describing any objections the Stockholders’ Representative has to the Parent Adjustment Report (a “Notice of Disagreement”) on or before the final day of the Review Period, then the Stockholders’ Representative shall be deemed to have irrevocably accepted such Parent Adjustment Report, and such Parent Adjustment Report shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 3.6(c). If the Stockholders’ Representative delivers to Parent a Notice of Disagreement on or before the final day of the Review Period, then Parent and the Stockholders’ Representative shall attempt to resolve in good faith the matters contained in the Notice of Disagreement within thirty (30) days after Parent’s receipt of the Notice of Disagreement (the “Resolution Period”). If Parent and the Stockholders’ Representative reach a resolution with respect to such matters on or before the final day of the Resolution Period, then the Parent Adjustment Report, as modified by such resolution, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 3.6(c).

(iii) If such a resolution is not reached on or before the final day of the Resolution Period, then Parent and the Stockholders’ Representative shall promptly (and in any event no later than five (5) Business Days after the last day of the Resolution Period) retain the Accounting Firm (including by executing a customary agreement with the Accounting Firm in connection with its engagement) and submit any unresolved objections covered by the Notice of Disagreement (the “Disputed Items”) to the Accounting Firm for resolution in accordance with this Section 3.6(b)(iii). The Accounting Firm will be instructed to (A) make a final determination on an expedited basis (and in any event within thirty (30) days after submission of the Disputed Items) with respect to each of the Disputed Items (and only the Disputed Items) that is within the range of the respective positions taken by each of Parent and the Stockholders’ Representative and (B) prepare and deliver to Parent and the Stockholders’ Representative a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Accounting Firm’s Report”). After submission of the Disputed Items to the Accounting Firm, each of Parent and the Stockholders’ Representative may provide the Accounting Firm with a definitive statement in writing of its positions with respect to the Disputed Items (and only the Disputed Items). The Accounting Firm will be provided with reasonable access to the books and records of Parent, and the Acquired Companies, for purposes of making its final determination with respect to the Disputed Items, and Parent and the Acquired Companies shall otherwise reasonably cooperate with the Accounting Firm in connection therewith. Each of Parent and the Stockholders’ Representative agrees that (1) the Accounting Firm’s determination with respect to each Disputed Item as reflected in the Accounting Firm’s Report shall be deemed to be final, conclusive and binding, absent fraud or manifest error, (2) the Parent Adjustment Report, as modified by any changes thereto in accordance with the Accounting Firm’s Report, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 3.6(c), (3) the procedures set forth in this Section 3.6 shall be the sole and exclusive remedy with respect to the final determination of the Final Adjustment Report (absent fraud or manifest error) and (4) the Accounting Firm’s determination under this Section 3.6(b)(iii) shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court having jurisdiction over the Party against which such determination is to be enforced.

(iv) Each of Parent on the one hand and the Payment Parties (by means of a release of such amounts from the Escrow Fund) on the other hand shall (A) pay its own respective costs and expenses incurred in connection with this Section 3.6 and (B) be responsible for fifty percent (50%) of the fees and expenses of the Accounting Firm.

(v) The Parties acknowledge and agree, for the avoidance of doubt, that if and to the extent any item is taken into account as a reduction in Closing Cash Consideration or Final Cash Consideration, such amount shall not cause more than one reduction in Closing Cash Consideration or Final Cash Consideration.

(c) Within two (2) Business Days after the determination of the Final Adjustment Report in accordance with this Section 3.6 (including by failure to timely deliver a Notice of Disagreement):

(i) if the Additional Payment Amount is a positive number, then Parent shall pay an amount in cash equal to the Additional Payment Amount to the Stockholders’ Representative by wire transfer of immediately available funds who shall distribute the Additional Payment Amount to the Payment Parties in accordance with their respective Pro Rata Portion; or

(ii) if the Additional Payment Amount is a negative number, then such amount shall be paid to Parent from the Escrow Fund.

Section 3.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such customary and reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.

Section 3.8 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to appraisal rights under Section 262 of the DGCL, and who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(b), but instead the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall have failed to perfect or shall have otherwise waived, effectively withdrawn or lost his or her right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 of the DGCL shall cease and such shares shall no longer be considered Dissenting Shares for purposes hereof and such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, as provided in Section 3.1(b).

Section 3.9 Transfers; No Further Ownership Rights. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no registration of transfers on the stock transfer books of the Company or the Surviving Company of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation or Parent for transfer following the Effective Time, they shall be canceled against delivery of the Merger Consideration, as provided for in Section 3.1(b), for each share of Company Capital Stock formerly represented by such Certificates. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Capital Stock.

Section 3.10 Stockholder Consent.

(a) The Company shall immediately after the execution and delivery of this Agreement (but no later than twenty-four (24) hours thereafter), cause to be delivered, in the manner required by DGCL Section 228, Stockholder Consents representing at least eighty-five percent (85%) of each of the outstanding shares of Company Common Stock and Company Preferred Stock (the “Requisite Stockholder Consent”), which shall constitute the requisite corporate approval under applicable Law by holders of Company Capital Stock of this Agreement, the Merger, the conversion of all Company Capital Stock as provided for in this Agreement, and the other transactions contemplated hereby. The Company shall use commercially reasonable efforts to continue to solicit the delivery of additional Stockholder Consents from all remaining Stockholders until the Closing.

(b) Promptly, but in no event later than ten (10) calendar days after the date of the Stockholder Consent, the Company shall:

(i) deliver notice to all holders of the Company Capital Stock of the approval by the requisite number of holders of Company Capital Stock of this Agreement, the Merger, the conversion of all the Company Capital Stock as provided for in this Agreement and the other transactions contemplated hereby, pursuant to and in accordance with the applicable provisions of the DGCL, including Section 228(e), and the Organizational Documents (the “Stockholder Notices”);

(ii) provide to each holder of Company Capital Stock whose consent was not obtained a copy of the notice required pursuant to Section 262 of the DGCL informing such holder that appraisal rights are available for his, her or its shares of Company Capital Stock pursuant to Section 262 of the DGCL along with such other information as required by Section 262 of the DGCL and applicable Law (the “Section 262 Notice”); and

(iii) a Letter of Transmittal and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

(c) Without limiting the rights and remedies of Parent or any of the other Indemnified Parties, the Stockholder Notices and the Section 262 Notice, including any amendments or supplements thereto, shall be subject to review and approval by Parent.

(d) Each Party shall provide to the other any information for inclusion in the preparation of the Stockholder Consent, the Stockholder Notices or Section 262 Notices that may be required by Law and that is reasonably requested by any other Party.

Section 3.11 Withholding Tax. Parent and Merger Sub shall be entitled to deduct and withhold from, or in respect of, the Closing Cash Merger Consideration or any other payment to be made hereunder any Taxes that Parent and Merger Sub may be required to deduct and withhold under the provisions of any Tax Laws, and all such withheld amounts shall be treated as delivered to the Stockholders or the relevant recipient under this Agreement; provided, however, that as soon as practicable prior to any such deduction or withholding from a Principal Stockholder, Parent shall provide notice of the applicability of such withholding to the Stockholders’ Representative in order for the affected Stockholders to obtain reduction of or relief from such deduction or withholding to the extent available.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Worldwide SEC Documents filed with or furnished to the SEC by GXS Worldwide on or before the Execution Date and publicly available prior to the

Execution Date (but excluding any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or (ii) as set forth in the Company Disclosure Schedules (each section of which qualifies the correspondingly numbered and lettered Section of this Article 4 and any other numbered and lettered Section of this Article 4 to the extent it is reasonably apparent that such disclosure is responsive to such other numbered and lettered Section of this Article 4), the Company represents and warrants to Parent and Merger Sub that the statements contained in this Article 4 are true and correct as of the Execution Date and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such specified date):

Section 4.1 Organization and Authority of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. The Company has the requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out its obligations hereunder and thereunder and, subject to obtaining the Stockholder Consent, to consummate the Merger and to consummate the transactions contemplated hereby and each of the Ancillary Agreements (including all power and authority to consummate the transactions set forth in this Agreement).

(b) The execution and delivery by the Company of this Agreement and any Ancillary Agreements to which it is or will be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action on the part of the Company and no further corporate or similar action is required on the part of the Company to authorize this Agreement and any Ancillary Agreements to which it is a party, the Merger, and other transactions contemplated hereby and thereby (other than, in the case of the consummation of the Merger, obtaining the Stockholder Consent and the filing and recordation of appropriate merger documents as required by the DGCL).

(c) This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Parent and Merger Sub) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(d) Each of the Ancillary Agreements to which the Company is or will be a party has been or will be duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

Section 4.2 Organization, Authority and Qualification of the Acquired Companies.

(a) Each Material Subsidiary is duly organized and validly existing under the Laws of the jurisdiction of its formation or incorporation and has the requisite corporate, limited liability company or other organizational power and authority, as applicable, to own, lease and operate its respective properties and assets and to conduct its business as it is now being conducted.

(b) The Company and each Material Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3 Capitalization; Organizational Documents.

(a) The authorized capital stock of the Company consists of 303,000,000 shares of Company Capital Stock, consisting of 300,000,000 shares of Company Common Stock and 3,000,000 shares of Company Preferred Stock, of which 2,005,000 have been designated as Series A Preferred Stock. As of the Execution Date, 1,999,769.54 shares of Company Preferred Stock and 105,158,720.55 shares of Company Common Stock are issued and outstanding, zero shares are held in the treasury of the Company, 23,700,000 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options, and 995,000 shares of Company Preferred Stock are reserved for future issuance pursuant to outstanding Company Preferred Stock. All of the issued and outstanding shares of Company Capital Stock have been (i) duly authorized and validly issued and are fully paid and non-assessable and (ii) issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom. None of the issued and outstanding shares of Company Capital Stock were issued in violation of any Contract or any preemptive or similar rights of any Person. Except for the issued and outstanding shares of Company Capital Stock, there are no equity securities of any class of the Company or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding.

(b) Schedule 4.3(b) of the Company Disclosure Schedules sets forth, as of the Execution Date, for each holder of Company Capital Stock, the name, number, class and series of shares of Company Capital Stock held by such Person, the percentage held by such Person relative to each class or series of shares such Person owns and the total issued and outstanding shares of Company Capital Stock as of the Execution Date. There are no outstanding shares of Company Capital Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.

(c) The Company has reserved 23,700,000 shares of Company Common Stock for issuance under Company Stock Plans, of which options to purchase 21,755,882 shares of Company Common Stock are outstanding as of the date of this Agreement. No Company Option will by its terms require an adjustment in connection with the Merger, except as expressly contemplated by this Agreement. All Company Options have an exercise price that is greater than the Common Merger Consideration and will be terminated and canceled at the Effective Time without payment therefor. There are no outstanding or authorized stock appreciation rights, restricted stock units, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Company. There are no (i) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the shares of Company Capital Stock and (ii) agreements to which the Company or any Company Subsidiary is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights) of any Company Capital Stock.

(d) The Company has made available to Parent and Merger Sub correct and complete copies of the Organizational Documents of the Company as of the Execution Date, and (i) the Organizational Documents of the Company are in full force and effect and (ii) the Company is not in violation of any such Organizational Documents.

(e) At the Closing, the minute books of the Company will be in the possession of the Company.

(f) The Company has not agreed and is not under any current or prospective obligation to form or participate in or make any capital contribution to or future investment in any Person.

(g) Section 4.3(g) of the Company Disclosure Schedules sets forth, as of the Execution Date, a correct and complete list of the officers and directors of the Company.

Section 4.4 Material Subsidiaries.

(a) Section 4.4(a) of the Company Disclosure Schedules contains a correct and complete list, as of the Execution Date, of each of the Material Subsidiaries and, for each such Material Subsidiary, (i) the jurisdiction of incorporation or organization, (ii) the name of each shareholder thereof and (iii) the number of shares of capital stock or percentage of equity or voting interests owned by each such shareholder. All of the issued and outstanding shares of capital stock of, or other equity or voting interests in, the Material Subsidiaries (the “Subsidiary Shares”) have been duly authorized and validly issued and are fully paid and non-assessable. All of the Subsidiary Shares are owned, directly or indirectly, of record and beneficially by an Acquired Company, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except for the Subsidiary Shares, there are no equity securities of any class of any Material Subsidiary or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of any Material Subsidiary or obligating the Company or any Material Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Material Subsidiary. Except for the Stock Appreciation Rights, there are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of any Material Subsidiary. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Subsidiary Shares or any other equity interests of any Company Subsidiary.

(c) Except for the Subsidiary Shares, no Acquired Company has any direct or indirect equity interest or similar interest by stock ownership or otherwise in any Person that is material to the Business.

(d) The Organizational Documents of each Material Subsidiary are in full force and effect and no Material Subsidiary is in violation of any such Organizational Documents.

(e) No Company Subsidiary has agreed or is under any current or prospective obligation to form or participate in or make any capital contribution to or future investment in any Person.

(f) At the Closing, the minute books of each Acquired Company will be in the possession of an Acquired Company.

Section 4.5 Appointment of Stockholders’ Representative; Stockholder Consent.

(a) The Stockholders’ Representative has been or prior to the Closing will be, duly and validly appointed by the Principal Stockholders as of the Effective Time as the agent and attorney in fact of the Principal Stockholders for and on behalf of the of the Principal Stockholders to give and receive notices and communications in connection with this Agreement and related matters, including in connection with Claims for indemnification under Article 10 and Article 7 and to determine the Closing Cash Consideration pursuant to Section 3.5 and the Final Cash Consideration pursuant to Section 3.6, and to agree to, negotiate, and enter into settlements, adjustments and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such Claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.

(b) The Stockholder Consent, when executed and delivered, will satisfy all requirements for consents, votes or approvals by the holders of any classes or series of Company Capital Stock necessary to approve and adopt, and consummate, this Agreement and the Merger, in accordance with the Company’s Certificate of Incorporation and applicable Law.

Section 4.6 No Conflicts; Consents.

(a) Neither the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreements to which it is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, will (with or without notice or lapse of time or both):

(i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company or any Material Subsidiary or any resolution adopted by the Company Board or the Company;

(ii) conflict with or result in a violation of any Law or Order applicable to the Company or any Acquired Company or the assets (tangible or intangible) of any Acquired Company or operation of the Business;

(iii) (A) conflict with or result in a violation or breach of, (B) constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate, cancel or otherwise modify, or (D) require the Consent of, or the giving of notice to, any other Person under, any Material Contract to which the Company or any Acquired Company is a party or is bound or to which any of the properties or assets (tangible or intangible) of the Company or any Acquired Company are subject (including any Material Contract), or any Permit affecting the properties, assets (tangible or intangible) or Business; or

(iv) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any material properties or assets (tangible or intangible) of the Company or any Acquired Company;

except in the case of clauses (ii) and (iii), for any conflicts, violations, breaches, defaults, accelerations, terminations, amendments, accelerations, cancellations or Encumbrances, or failure to obtain consent that, in each case, would not reasonably be expected to cause a Company Material Adverse Effect.

(b) No Consent, Permit, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any Acquired Company in connection with the execution and delivery of this Agreement or any Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except for compliance with and filings under the HSR Act and Consents required pursuant to any other Antitrust Laws specified in Section 4.6 of the Company Disclosure Schedules.

Section 4.7 SEC Filings; Sarbanes-Oxley Act; Internal Controls.

(a) GXS Worldwide has timely filed with or furnished to, as applicable, the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by GXS Worldwide since January 1, 2011 (all reports, schedules, forms, statements, prospectuses, registration statements and other documents filed or furnished by the Company since January 1, 2011, including those filed or furnished subsequent to the Execution Date, collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Worldwide SEC Documents”).

(b) As of its filing date (or, if amended or superseded by a filing prior to the Execution Date, on the date of such subsequent filing), each Worldwide SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(c) As of its respective filing date (or, if amended or superseded by a filing prior to the Execution Date, on the date of such filing), each Worldwide SEC Document filed pursuant to the Securities Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Worldwide SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company if it filed or submitted reports under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and all such material information is made known to the Company’s principal executive officer and principal financial officer.

(f) The Acquired Companies have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Securities Exchange Act) (“internal controls”), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of each Acquired Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of an Acquired Company being made only in accordance with appropriate authorizations of management and the Board of such Acquired Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of any Acquired Company that could have a material effect on the financial statements. Section 4.7(f) of the Company Disclosure Schedules sets forth, based on the Acquired Companies’ most recent evaluation of internal controls prior to the Execution Date, to the Acquired Companies’ auditors and audit committee (x) any “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls which would be reasonably expected to adversely affect in any material respect the Acquired Companies’ ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, known to management, that involves management or other employees who have a significant role in internal controls.

(g) Since January 1, 2011, no attorney representing any Acquired Company has reported to the current Board or any committee thereof or to any current director or executive officer of either the Company or GXS Worldwide evidence of a material violation of United States or other securities Laws or breach of fiduciary duty by any Acquired Company.

Section 4.8 Financial Statements.

(a) The Worldwide Financial Statements included or incorporated by reference in the Worldwide SEC Documents fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Worldwide and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods covered thereby (subject to normal and recurring year-end audit adjustments in the case of any Unaudited Worldwide Financial Statements (the effect of which would not be material) and the absence of notes).

(b) Correct and complete copies of the Company Financial Statements have been made available to Parent and are included in Section 4.8(b) of the Company Disclosure Schedules. The Company Financial Statements have been prepared in accordance with the books and records of the Acquired Companies and fairly present, in all material respects, the consolidated financial condition of the Acquired Companies as of the dates indicated therein and the consolidated results of the operations and cash flows of the Acquired Companies for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Unaudited Company Financial Statements, to normal and recurring year-end adjustments (the effect of which would not be material) and the absence of notes).

Section 4.9 No Undisclosed Liabilities; Financial Position. The Acquired Companies do not have any Liabilities required to be set forth on a consolidated balance sheet of the Company in accordance with GAAP, including the notes thereto, except for Liabilities that are included in the Company Balance Sheet, including the notes thereto, or that have been incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, and would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.10 Absence of Certain Developments.

(a) Except for the transactions contemplated by this Agreement, since the Company Balance Sheet Date until the Execution Date:

(i) the Acquired Companies have operated in the ordinary course of business consistent with past practice;

(ii) there has not been any Company Material Adverse Effect; and

(iii) there has not been any action or event that would have required Parent’s consent pursuant to Section 6.1 had such action or event occurred after the Execution Date.

Section 4.11 Compliance with Laws; Permits.

(a) (i) The Company and the Material Subsidiaries are in compliance in all material respects with all Laws applicable to the Company and the Material Subsidiaries or the assets of any Company and the Material Subsidiaries, (ii) to the Company’s Knowledge no Acquired Company has in the past twelve (12) months received written notice alleging any material noncompliance by any Acquired Company with respect to any such Law and (iii) to the Company’s Knowledge no investigation by any Governmental Authority regarding a violation of any such Law is pending or threatened in writing.

(b) All material Permits required for the Acquired Companies to conduct the Business as currently conducted have been obtained by an Acquired Company and are valid and in full force and effect, and the Acquired Companies are in material compliance with all such Permits.

Section 4.12 Legal Proceedings; Governmental Orders.

(a) There is no Legal Proceeding pending or, to the Company’s Knowledge, threatened in writing (i) against or by any Acquired Company affecting any of its properties or assets (or by or against the Company or any Affiliate thereof and relating to an Acquired Company) that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) against any Acquired Company, the Company or any Affiliate of the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) (i) Section 4.12(b) of the Company Disclosure Schedules sets forth a correct and complete list, as of the Execution Date, of all outstanding material Orders against the Company or the Material Subsidiaries or by which any assets of the Company or any Material Subsidiary is bound and (ii) the Acquired Companies are in compliance with the terms of each such outstanding Order.

Section 4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Schedules sets forth a correct and complete list, as of the Execution Date, of the following Contracts to which an Acquired Company is party or by which any of the Acquired Companies’ assets or properties are bound (collectively, the “Material Contracts”):

(i) constitutes, or would be required to be filed by GXS Worldwide as, a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract pursuant to which the Acquired Companies may be entitled to receive or obligated to pay more than $2,000,000 in any calendar year;

(iii) any Contract that limits or purports to limit (or that following the Closing could limit) the ability of any Acquired Company, Parent, Merger Sub, Surviving Corporation or any of Parent, Merger Sub or Surviving Corporation’s Affiliates to (A) compete in any line of business, with any Person, in any geographic area or during any period of time; or (B) any Contract that grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person;

(iv) any Contract containing “most-favored-nation” terms whereby an Acquired Company would be required to provide preferential pricing or treatment to such third party;

(v) any Contract relating to any future capital expenditures by an Acquired Company in excess of $1,000,000;

(vi) any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness;

(vii) any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any Person or any property (whether by merger, sale of stock, sale of assets, license or otherwise), including any real property that was consummated within two (2) years prior to the date of this Agreement;

(viii) any Contract that provides for (A) the establishment or operation of any joint venture or (B) the development of any Intellectual Property Rights that are material to the Business which requires payment by an Acquired Company of more than $750,000;

(ix) any Contract involving any resolution or settlement of any actual or threatened Legal Proceeding with a value in excess of $500,000 or that provides for any injunctive or other non-monetary relief;

(x) any hedging, swap, derivative or similar Contract;

(xi) any Leases;

(xii) any Contract under which any Acquired Company has received or granted any right to use or exploit any Intellectual Property Rights that are material to the Business, whether by way of a license, covenant not to sue or otherwise with a license fee of more than $1,000,000 annually (excluding (x) any off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom software licensed to an Acquired Company and (y) non-exclusive licenses granted by an Acquired Company to its customers in the ordinary course of business consistent with past practice for the use of the Acquired Company’s services);

(xiii) any Contract that involves the colocation or outsourcing of any material operations or infrastructure of any Acquired Company;

(xiv) any labor or collective bargaining agreements, excluding statutory workers council, industry contracts or similar requirements in each case as required by Laws outside of the United States;

(xv) any Contract with a Major Customer or Major Supplier; and

(xvi) any Contract between or among an Acquired Company, on the one hand, and the Company or any Affiliate of the Company (other than an Acquired Company), on the other hand.

(b) The Company has made available to Parent and Merger Sub correct copies of each Material Contract as of the Execution Date (including all material amendments to the terms and conditions thereof, but not including supplements, annexes, work orders, change requests and schedules thereto). Each Material Contract is in full force and effect and is enforceable against an Acquired Company and, to the Company’s Knowledge, any other party thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and the availability of equitable remedies. No Acquired Company nor, to the Company’s Knowledge, any other party to any Material Contract is in material breach of or default under, or to the Company’s Knowledge has provided or received any written notice of any intention to terminate any Material Contract.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedules sets forth a correct and complete list, as of the Execution Date, of all Company Registered Intellectual Property. Each item of material Company Registered Intellectual Property is in good standing with the relevant Governmental Authority, including with respect to the payment of maintenance and other fees and, to the Company’s Knowledge (but without due inquiry), is valid and enforceable in all material respects.

(b) An Acquired Company is the sole and exclusive owner of each item of Company Intellectual Property and of each Company Product free and clear of any Encumbrances (other than Permitted Encumbrances). No Acquired Company has transferred ownership of, or granted any exclusive license to any other Person, or agreed to any material restrictions or limits with respect to the use, transfer or licensing of, any Intellectual Property Rights that are material to the Acquired Companies.

(c) The Acquired Companies use commercially reasonable efforts to protect and maintain the Company Intellectual Property material to the operations of the Acquired Companies. Without limiting the foregoing, each employee and independent contractor of an Acquired Company who alone or with others has created, developed or invented Intellectual Property Rights on behalf of any Acquired Company has entered into a written agreement with such Acquired Company which obliges him to disclose and assign all right, title and interest in and to such Intellectual Property Rights to such Acquired Company. There are no outstanding or threatened claims from such individuals in any jurisdiction for compensation or remuneration for Intellectual Property Rights, and, to the Company’s Knowledge, there is no reasonable basis for any such individuals to bring any such claims.

(d) The Acquired Companies own or have sufficient and enforceable rights to, and immediately after the consummation of the transaction contemplated by this Agreement will continue to have such rights to, all material Intellectual Property Rights that are used in or necessary for the conduct of the Business, including with respect to Company Products.

(e) The Acquired Companies are not subject to any outstanding Order that restricts or impairs the use of any Company Intellectual Property. Section 4.14(e) of the Company Disclosure Schedules lists, as of the Execution Date, all material Legal Proceedings (including any brought before the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which an Acquired Company is or was within the last two (2) years a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered Intellectual Property.

(f) To the Company’s Knowledge, neither the operation of the Business as currently conducted or as it has been conducted for the past two (2) years by the Acquired

Companies, nor do any Company Products nor have any Company Products during the past two (2) years, Infringe or Infringed (as applicable) any Intellectual Property Rights of any Person, and no prior claims of Infringement remain outstanding or unresolved. Without limiting the foregoing, no Acquired Company has received within the last two (2) years any written communication alleging that such Acquired Company is Infringing the Intellectual Property Rights of any third party (including any written notice that such Acquired Company must license or refrain from using any Intellectual Property Rights of any third party). To the Company’s Knowledge, no third party is Infringing any material Company Intellectual Property Rights, nor has any Acquired Company sent any written communication alleging the foregoing.

(g) Neither this Agreement nor the transactions contemplated hereby, as a result of any Contracts or Orders to which an Acquired Company is a party or is otherwise bound, will cause: (i) Parent or any of its Affiliates (other than the Acquired Companies) to grant to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent or any of its Affiliates (other than the Acquired Companies) to be bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses or (iii) Parent or any of its Affiliates (including the Acquired Companies) to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any third party in excess of those payable by the Acquired Companies in the absence of this Agreement or the transactions contemplated hereby.

(h) No Governmental Authority, university, college, other educational institution or research center owns or has any rights to (or options to obtain any rights to) any Company Products or Company Intellectual Property.

(i) No Acquired Company has provided any source code for any material Company Products to any third party, other than pursuant to customer source code escrow arrangements (and there has been no disclosure of such escrowed source code to any third party, other than the respective escrow agent, pursuant to the respective arrangement).

(j) No Acquired Company has used any software that is distributed as “open source software” or software distributed under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) in any manner that would, with respect to any Company Product or any Company Intellectual Property, (i) require the disclosure or distribution of any Company Product, or any other software included in Company Intellectual Property, in source code form, (ii) require the licensing thereof for the purpose of making derivative works or (iii) impose any restriction on the consideration to be charged for the distribution thereof. With respect to any Open Source Software that is currently used by any Acquired Company, such Acquired Company is in material compliance with the applicable license with respect thereto except to the extent that the failure to do so would not impair, or otherwise impose a material restriction or obligation with respect to any Company Products or Company Intellectual Property and would not result in a Liability in excess of $500,000.

Section 4.15 Data and IT Systems.

(a) Any collection, acquisition, use, storage, transfer, distribution or dissemination by the Acquired Companies of any personally identifiable information (including with respect to any third parties or of customers and customers’ confidential information) (collectively, “Personal Data”) are in compliance in all material respects with (i) all applicable Laws, (ii) all relevant Contracts to which an Acquired Company is a party and (iii) the Acquired Companies’ terms and conditions and privacy policies. The Acquired Companies maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Personal Data, and the Acquired Companies are, and have been since January 1, 2012, in compliance with such policies and procedures in all material respects. To the Company’s Knowledge, there have been no material breaches or violations of any such security measures, or any loss or unauthorized access of any Personal Data. No disclosure of any data breach or network security breach has been disclosed by any Acquired Company under applicable Law or to any Governmental Authority.

(b) The Company uses commercially reasonable measures to ensure that all software that is used by the Acquired Companies or otherwise included in any Company Products is free from any material bug, logic error, defect or other programming error. No such software contains any malicious code (including any “Trojan horse,” “worm” or “virus,” as these terms are commonly used in the computer software industry).

(c) Prior to the date hereof, the Company has disclosed to Parent all hardware (including computers, servers, peripheral devices and telecommunications devices) and software whether owned, leased or used by the Acquired Companies that is material to the performance of or providing of any services to the material customers of the Acquired Companies (“Information Technology”). To the Company’s Knowledge, all Information Technology presently used in delivering services to customers is in good working order and condition in all material respects and is sufficient for the purposes for which it is used in the Business. No material capital expenditures (including lease expenditures) are currently planned or are necessary to such Information Technology in the Business as currently conducted, other than capital expenditures and lease commitments in the ordinary course of business consistent with past practice and as may be set forth in the Budget. All material commitments by the Acquired Companies to customers to modify, upgrade or buildout such Information Technology (whether in service level agreements, other customer Contracts or otherwise) have been made available to Parent. The Company and/or its Subsidiaries have obtained an unqualified SSAE16 SOC II report, which is true and accurate in all material respects, and have provided a copy of the report to Parent, and all industry specific certifications necessary to deliver services to customers of the Business have been obtained and have remained in good standing at all times in all material respects.

(d) The Company has established and maintains appropriate disaster recovery plans, procedures and backup equipment and facilities (collectively, the “Disaster Recovery Plans”) of a scope consistent in all material respects with (i) customary industry practice in the event of any disaster, emergency or persistent equipment or telecommunications failure affecting the Company or its customers, (ii) all applicable Laws and (iii) all Material Contracts (including customer Contracts) to which any Acquired Company is party. The Company carries out periodic audits and tests of the Disaster Recovery Plans and are otherwise in compliance with the

Disaster Recovery Plans. No Acquired Company has (i) since January 1, 2012 received any notice from any customer or third party relating to failure to be in compliance with such plans or (ii) committed to its customers or other third parties to materially modify, upgrade or buildout the Disaster Recovery Plans, other than to the extent any budgeted upgrades have been identified to Parent, and all industry specific certifications necessary to deliver services to customers of the Business have been obtained and have remained in good standing at all times.

Section 4.16 Export Control Laws. Each Acquired Company has at all times since January 1, 2012, conducted, in all material respects, its export transactions in accordance with Export Laws. The Company has established and maintains adequate controls and procedures that are reasonably designed to ensure compliance with Export Laws. Since, January 1, 2012, none of the Acquired Companies have made any voluntary disclosure to any Governmental Authority with respect to any actual, suspected or potential violation of any Export Laws.

Section 4.17 Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Schedules contains a list, as of the Execution Date, of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all other material stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, restricted stock units or other forms of equity or equity-based compensation, severance, retention, change-in-control, employment, vacation benefits, health and medical benefits, dental benefits, disability and sick leave benefits, vision care benefits, fringe benefits, post-employment or retirement benefits, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, programs, agreements, policies or arrangements (in each case whether or not subject to ERISA), whether formal or informal, oral or written, (i) under which any current or former employee, director or consultant of any Acquired Company (each, a “Company Employee”) has any present or future right to benefits and which is contributed to, sponsored or maintained by any Acquired Company or (ii) under which any Acquired Company has any present or future material Liability (each such plan, program, agreement, policy or arrangement, whether or not listed on Section 4.17(a) of the Company Disclosure Schedules, being hereinafter collectively referred to as the “Company Benefit Plans”).

(b) With respect to each Company Benefit Plan, the Company has made available to Parent copies of the following, to the extent applicable: (i) the plan document and any related trust agreement or, to the extent no such copy exists, an accurate description thereof, (ii) the most recent IRS determination letter or request for such determination letter, as applicable, (iii) the most recent summary plan description and other written communications concerning the extent of the benefits provided under such Company Benefit Plan, (iv) a summary of any proposed amendments or changes committed or anticipated to be made within the twelve months following the date hereof and (v) for the most recent plan year, the IRS Form 5500.

(c) Each Company Benefit Plan has been established, operated, maintained, funded and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws. Each Company

Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, and, to the Company’s Knowledge, no event or circumstance has occurred or failed to occur that would reasonably be expected to cause the loss of such qualification. No condition exists that has subjected or would reasonably be expected to subject any Acquired Company, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material Tax, fine, lien or penalty or other Liability imposed by ERISA, the Code or other applicable Laws in connection with any “employee benefit plan” (within the meaning of Section 3(3) of ERISA). No nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan that has subjected or would reasonably be expected to subject the Company or its Subsidiaries to any material Liability. No Company Benefit Plan promises or provides retiree medical or other retiree welfare benefits to any Person.

(d) Each Company Benefit Plan that has been established or maintained as of the Execution Date, or that is required to be maintained or contributed to by the Law of the relevant jurisdiction, outside of the United States (each such Company Benefit Plan, a “Foreign Plan”) is listed in Section 4.17(d) of the Company Disclosure Schedules. Each Foreign Plan is in material compliance with the provisions of the Laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those Laws are applicable to such Foreign Plan.

(e) No Company Benefit Plan constitutes and no Acquired Company nor any member has in the past six (6) years maintained or contributed to, a plan that is subject to Title IV of ERISA or Section 412 of the Code. At no time within the past two (2) years has any Acquired Company contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) or any multiple employer plan (within the meaning of Sections 4063/4064 of ERISA and Section 413(c) of the Code) or any similar Laws of a foreign jurisdiction. All Foreign Plans that are defined benefit plans are listed in Section 4.17(e) of the Company Disclosure Schedules.

(f) With respect to any Company Benefit Plan, (i) no Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s Knowledge, threatened, (ii) to the Company’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such Legal Proceedings and (iii) to the Company’s Knowledge, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or any other governmental agencies are pending, in progress or threatened. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects. No “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) has any right against the Company to be grossed up for or reimbursed for any Tax imposed pursuant to Section 409A of the Code.

(g) Section 4.17(g) of the Company Disclosure Schedules lists, as of the Execution Date, all employment Contracts or other employment arrangements between any

Acquired Company and its respective current or past directors, officers, or employees pursuant to which the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)) will accelerate the time of payment, vesting or funding or increase benefits payable thereunder. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)) will result in payments that (i) would not be deductible under Section 280G of the Code or (ii) would result in any excise tax on any Company Employee under Section 4999 of the Code or any other comparable Law. No Person has any right against the Company to be grossed up for or reimbursed for any material Tax imposed pursuant to Section 4999 of the Code pursuant to any arrangement that has not been disclosed to Parent.

(h) The Company Benefit Plans (including individual equity or equity-based grant agreements) that were not disclosed to Parent permit by their terms the transactions contemplated by this Agreement in respect of the Company Options and the holders thereof.

Section 4.18 Labor Matters.

(a) Other than as required by Laws outside of the United States, no Acquired Company is a party to, or bound by, any collective bargaining agreement, contract or other arrangement or understanding with a labor union or a labor organization, and to the Company’s Knowledge there are no union organizing activities among the employees of any of the Acquired Companies.

(b) There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Company’s Knowledge, threatened against any Acquired Company or (ii) unfair labor practice charges, grievances or complaints pending as of the date of this Agreement or, to the Company’s Knowledge, threatened as of the date of this Agreement by or on behalf of any employee or group of employees of any Acquired Company.

(c) The Acquired Companies are in compliance in all material respects with applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours or work, classification of employees and occupational safety and health and are not engaged in any act or practice which constitutes or would reasonably be expected to constitute an unfair labor practice or otherwise materially violate applicable Laws relating to employment. There are no investigations, inquiries or proceedings before the U.S. National Labor Relations Board, the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the U.S. Department of Justice, the U.S. Occupational Health and Safety Administration or any other Governmental Authority with respect to or relating to the terms and conditions of employment of the employees of the Acquired Companies. There are no material Legal Proceedings, labor disputes or grievances pending against any Acquired Company or, to the Company’s Knowledge, threatened in writing against any Acquired Company relating to any labor or employment matters involving any current or former Company Employee, including, charges of unfair labor practices or discrimination complaints.

(d) The Acquired Companies are in material compliance with and, within the last three (3) years, have not incurred any Liability under the Workers Adjustment and

Retraining Notification Act or any other similar Law, or applicable foreign Law which remains unsatisfied.

Section 4.19 Taxes.

(a) The Acquired Companies have timely filed all material Tax Returns concerning Taxes required to be filed by applicable Law (or such Tax Returns have been filed on behalf of the Acquired Companies), and all such Tax Returns are true, correct and complete in all material respects, it being understood that no representation is given with respect to the amount, value or condition of any Tax asset or attribute (including, but not limited to, any net operating loss carryforward or Tax credit carryforward or the Tax basis of any asset) of the Acquired Companies or the ability of Parent, the Acquired Companies or any of their Affiliates to utilize any such Tax asset or attribute for any taxable period or portion thereof commencing after Closing.

(b) All amounts due in respect of Taxes payable in respect of the Acquired Companies have been paid (whether or not actually shown on such Tax Returns).

(c) None of the Acquired Companies have executed (or had executed on its behalf) any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns.

(d) No written claim, nor to the Company’s Knowledge any other claim, has ever been made by any authority in a jurisdiction where none of the Acquired Companies files Tax Returns that the Acquired Companies are or may be subject to taxation by that jurisdiction.

(e) There are no Encumbrances (other than Permitted Encumbrances) with respect to any material Taxes upon any of the assets and properties of the Acquired Companies.

(f) The Acquired Companies have paid in full or set up reserves in accordance with GAAP in respect of all Taxes for the periods covered by Tax Returns filed by them, as well as all other Taxes, penalties, interest, fines, deficiencies, assessments and governmental charges that have become due or payable (including all Taxes that the Acquired Companies are obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties). There is no Liability for any material Tax to be imposed upon the Acquired Companies for the tax periods (or portions thereof) ending on or prior to the Closing Date for which there is not an adequate reserve (regardless of whether the Liability for such Taxes is disputed).

(g) No contracts or agreements relating to the apportionment, allocation or sharing of Taxes exist among the Principal Stockholders or Affiliates of the Principal Stockholders and the Acquired Companies.

(h) There are no tax audits or examinations of the Acquired Companies currently ongoing or that have been proposed by any Taxing Authority in writing.

(i) There are no grounds for any Acquired Company to be liable for the Taxes of another Person other than an Acquired Company under Treasury Regulations section 1.1502-6

(or any similar provision of foreign, state, or local Tax Law), as transferee or successor, by contract, or otherwise.

(j) None of the Acquired Companies have executed (or had executed on their behalf) any closing agreement pursuant to section 7121 of the Code or any predecessor provision thereof, or any similar provision of applicable Law.

(k) None of the Acquired Companies has agreed to or is required to make any adjustments pursuant to section 481(a) of the Code or any similar Law by reason of a change in accounting method initiated by it or any other relevant party and neither the Principal Stockholders nor the Acquired Companies has any knowledge of the IRS or other relevant authority proposing any such adjustment or change in accounting method, nor do the Acquired Companies have any application pending with any governmental or regulatory authority requesting permission for any changes in accounting methods that relate to the Business or assets of the Acquired Companies.

(l) None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(m) The Company is not a United States Real Property Holding Corporation (a “USRPHC”) within the meaning of Section 897 of the Code and was not a USRPHC on any “determination date” (as defined in §1.897-2(c) of the United States Treasury Regulations promulgated under the Code (the “Treasury Regulations”)) that occurred in the five-year period preceding the Closing Date.

(n) None of the Acquired Companies has participated in or entered into any transaction identified as a “listed transaction” or a “transaction of interest” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) and 1.6011-4(b)(2)(6).

Section 4.20 Environmental Matters.

(a) Except for routine compliance matters and other matters that do not have a liability in excess of $1,000,000:

(i) the operations of the Company and each Acquired Company have been and are in compliance with all Environmental Laws, which compliance has included obtaining, maintaining and complying with any material Permits required under all Environmental Laws necessary to operate its Business;

(ii) neither the Company nor any of the Acquired Companies is subject to any pending, or to the knowledge of the Company, threatened claim, Legal Proceeding or Order under any Environmental Law; and

(iii) there has been no release or presence of or exposure to any Hazardous Substance by any Acquired Company that would reasonably be expected to result in Liability.

(iv) To the Company’s Knowledge, the Company has made available to Parent all material investigation reports, studies, audits, test results or similar documents in the possession, control or custody of any Acquired Company as of the Execution Date relating to the release or remediation of environmental matters related to the discharge of Hazardous Substances.

Section 4.21 Real Property.

(a) Section 4.21(a) of the Company Disclosure Schedules set forth a true and correct list, as of the Execution Date, of all real property owned by any Acquired Company (the “Owned Real Property”).

(b) Section 4.21(b) of the Company Disclosure Schedules sets forth a true and correct list, as of the Execution Date, of all material leases, lease guaranties, subleases and agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to any material real property (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”) to which any Acquired Company is party (collectively, in each instance as modified, the “Leases”). No Acquired Company has subleased or otherwise granted any Person the right to use or occupy any real property subject to a Lease (other than subleases or other occupancy agreements which are no longer in effect).

(c) The Company and/or each Acquired Subsidiary, as applicable, has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in the Business as currently conducted, free and clear of any Encumbrances, except Permitted Encumbrances.

(d) The Leased Real Property comprises all of the real property used by the Acquired Companies.

Section 4.22 Anticorruption Matters.

(a) The Company has not and, to the Company’s Knowledge, none of the Acquired Companies’ agents, consultants, distributors, joint venture partners or other Persons authorized to act on behalf of the Acquired Companies, has taken, directly or indirectly, any action or refrained from taking any action that would cause (i) any Acquired Company or, (ii) as of and following the Closing Date, Parent and Merger Sub to be in violation of the Anticorruption Laws.

(b) The Company Group has not and, to the Company’s Knowledge, none of the Company Group’s agents, consultants, distributors, joint venture partners or other Persons authorized to act on behalf of the Company Group, has taken any act in furtherance of an offer, payment, promise to pay, authorization or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a Governmental Official to obtain or retain business or to secure any improper advantage, including to obtain a Tax rate lower than allowed by applicable Law.

(c) The Acquired Companies have established and continue to maintain reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.

Section 4.23 Insurance. Section 4.23 of the Company Disclosure Schedules sets forth a correct and complete list, as of the Execution Date, of all material insurance policies and coverage (including self-insurance programs) relating to the Acquired Companies and their properties, assets and the Business, including, for each, the amount and type of coverage, carrier, term and annual premiums. Section 4.23 of the Company Disclosure Schedules also sets forth a correct and complete list, as of the Execution Date, of all material claims made by an Acquired Company under any such insurance policy or coverage during the past two (2) years. Each such policy or coverage is in full force and effect, all premiums due and payable thereunder have been paid in full, and no Acquired Company is in default with respect to the obligations under any such policies. To the Company’s Knowledge, no Acquired Company has received any notice of cancellation or non-renewal with respect to any such policy or coverage, and no insurer under any such policy or coverage has denied any material claim thereunder.

Section 4.24 Customers and Suppliers.

(a) Section 4.24(a) of the Company Disclosure Schedules sets forth a correct and complete list, as of the Execution Date, of the top twenty (20) third-party customers (by revenue) of the Acquired Companies, taken as a whole, for the year ended December 31, 2012 (“Major Customers”) and the amount of consideration paid to the Acquired Companies by each Material Customer during such period. To the Company’s Knowledge, during the twelve (12) month period prior to the Execution Date, neither the Company nor any of its Affiliates (including the Acquired Companies) has received any written notice from any Major Customer indicating that it intends to cancel, terminate or otherwise adversely modify in any material respect its relationship with the Acquired Companies.

(b) Section 4.24(b) of the Company Disclosure Schedules sets forth a correct and complete list, as of the Execution Date, of the top twenty (20) third-party suppliers and service providers (by revenue) of the Acquired Companies, taken as a whole, for the year ended December 31, 2012 (“Major Suppliers”) and the amount of consideration paid to each Material Supplier by the Acquired Companies during such period. To the Company’s Knowledge, during the twelve (12) months prior to the Execution Date, neither the Company nor any of its Affiliates (including the Acquired Companies) has received any written notice from any Major Supplier indicating that it intends to cancel, terminate or otherwise adversely modify in any material respect its relationship with the Acquired Companies.

(c) Customer-related service level credits and penalties have been under $250,000 in the aggregate for each of the twelve (12) month period ending December 31, 2012, and the nine (9) month period ending September 30, 2013.

Section 4.25 Brokers. Except for J.P. Morgan Securities Inc. (which entity’s fees have been or will be paid by the Company at or prior to the Closing), no broker, finder, investment banker, agent or other Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Acquired Company.

Section 4.26 Transactions with Affiliates. No Affiliate of an Acquired Company (other than another Acquired Company) (a) owns any asset, properties or rights, tangible or intangible, used in the Business or (b) provides goods or services to, or receives goods or services from, any Acquired Company (it being understood that the foregoing does not apply to ordinary common commercial transactions between the Acquired Companies and Affiliates of the Stockholders.

Section 4.27 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of Parent and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Parent for such purpose. The Company acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Parent and Merger Sub set forth in Article 5 (including the related portions of the Parent Disclosure Schedule) and (b) except as expressly set forth in Article 5 (including the related portions of the Parent Disclosure Schedule), none of Parent, Merger Sub or any other Person has made any representation or warranty as to Parent, Merger Sub or this Agreement.

Section 4.28 Anti-Terrorism Matters. To the Company’s Knowledge, none of the Acquired Companies is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibition set forth in any Anti-Terrorism Law.

Section 4.29 No Other Representations. Except for the representations and warranties contained in this Article 4, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub and their Representatives or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (i) as disclosed in the Parent SEC Documents filed with or furnished to the SEC by the Company on or before the Execution Date and publicly available at least two (2) Business Days prior to the Execution Date (but excluding any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or (ii) as set forth in the Parent Disclosure Schedules (each section of which qualifies the correspondingly numbered and lettered Section of this Article 5 and any other numbered and lettered Section of this Article 5 to the extent it is reasonably apparent that such disclosure is responsive to such other numbered and lettered Section of this Article 5), Parent and Merger Sub represents and warrants to the Company that the statements contained in this Article 5 are true and correct as of the Execution Date and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such specified date):

Section 5.1 Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the state of its incorporation. Each of Parent and Merger Sub have full power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Ancillary Agreements to which it is or will be a party, the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action on the part of Parent and Merger Sub, as applicable, subject, in the case of the consummation of the Merger to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. Each of the Ancillary Agreements to which Parent and/or Merger Sub, as applicable, is or will be a party has been or will be duly and validly executed and delivered by each of Parent and Merger Sub, and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of Parent and/or Merger Sub, as applicable, enforceable against Parent and/or Merger Sub, as applicable in accordance with its terms.

Section 5.2 No Conflicts; Consents.

(a) Neither the execution, delivery or performance by Parent and/or Merger Sub, as applicable, of this Agreement or any Ancillary Agreements to which it will be a party, nor the consummation of the transactions contemplated hereby and thereby, will (with or without notice or lapse of time or both):

(i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Parent or Merger Sub or any resolution adopted by the Board of each of Parent and Merger Sub;

(ii) conflict with or result in a violation of any Law or Order applicable to Parent and Merger Sub or the assets (tangible or intangible) or operation of the business, of each of Parent and Merger Sub;

(iii) (A) conflict with or result in a violation or breach of, (B) constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate, cancel or otherwise modify or (D) require the Consent of, or the giving of notice to, any other Person under, any Contract to which Parent and/or Merger Sub is a party or is bound or to which any of the properties or assets (tangible or intangible) of Parent and/or Merger Sub are subject or any Permit affecting the properties, assets or business of Parent and/or Merger Sub; or

(iv) result in the creation or imposition of any material Encumbrance (other than Permitted Encumbrances) on any properties or assets of Parent and/or Merger Sub;

except in the case of clauses (ii) and (iii), for any conflicts, violations, breaches, defaults, accelerations, terminations, amendments, accelerations, cancellations or Encumbrances, or failure to obtain consent that, in each case, would not reasonably be expected to cause a Parent Material Adverse Effect.

(b) No Consent, Permit, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent and/or Merger Sub in connection with the execution and delivery of this Agreement or any Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except for compliance with and filings under the HSR Act and Consents required pursuant to any other Antitrust Laws specified in Section 5.2 of the Parent Disclosure Schedules.

Section 5.3 Legal Proceedings; Governmental Orders. As of the Execution Date, (a) there is no pending Legal Proceeding and no Person has threatened to commence any Legal Proceeding against Parent and/or Merger Sub that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement and (b) there is no Order applicable to Parent and Merger Sub or the assets, or operation of the business, of Parent and/or Merger Sub that would have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 5.4 Parent SEC Filings.

(a) Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent since January 1, 2010 (all reports, schedules, forms, statements, prospectuses, registration statements and other documents filed or furnished by the Company since January 1, 2010, including those filed or furnished subsequent to the Execution Date, collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b) As of its filing date (or, if amended or superseded by a filing prior to the Execution Date, on the date of such subsequent filing), each Parent SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(c) As of its respective filing date (or, if amended or superseded by a filing prior to the Execution Date, on the date of such filing), each Parent SEC Document filed pursuant to the Securities Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and all such material information is made known to Parent’ principal executive officer and principal financial officer.

(f) Parent and its Subsidiaries have established and maintained a system of internal controls, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Parent and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the board of directors of Parent and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries that could have a material effect on their financial statements. Section 5.4(f) of the Parent Disclosure Schedule sets forth, based on Parent’s most recent evaluation of internal controls prior to the Execution Date, to Parent’s auditors and audit committee (x) any “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls which would be reasonably expected to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, known to management, that involves management or other employees who have a significant role in internal controls.

(g) Since January 1, 2010, no attorney representing Parent has reported to the current Board or any committee thereof or to any current director or executive officer of Parent evidence of a material violation of United States or other securities Laws or breach of fiduciary duty by any Acquired Company.

Section 5.5 Financial Statements. The audited consolidated financial statements consisting of the balance sheets and related statements of income, cash flows and stockholders’ equity of Parent and its Subsidiaries as of and for the fiscal years ended June 30, 2013, and June 30, 2012 (including, in each case, any related notes thereto and the related reports of the independent public accountants) and the unaudited consolidated financial statements of Parent consisting of the unaudited balance sheet and all related statements of income, cash flows and stockholders’ equity of Parent and its Subsidiaries for the three (3) months ended September 30,

2013 included or incorporated by reference in the Parent SEC Documents fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods covered thereby (subject to normal and recurring year-end audit adjustments in the case of any unaudited (the effect of which would not be material) and the absence of notes).

Section 5.6 Brokers. Except for Citigroup Global Markets Inc. no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.7 Financing.

(a) Parent has delivered to the Company true, complete and correct copies of the executed debt commitment letter, dated as of the Execution Date, between Parent, Merger Sub and Barclays Bank PLC and Royal Bank of Canada and the executed fee letter associated therewith (provided that provisions in the fee letter related to fees, pricing and “flex” provisions as well as other thresholds, caps or other items but only to the extent not affecting conditionality, may be redacted (such commitment letter, together with all exhibits, schedules, annexes, supplements and amendments thereto (including as modified to add additional lenders or other parties thereto) and the fee letter, collectively, the “Debt Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein, Barclays Bank PLC and Royal Bank of Canada have agreed to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement. As of the Execution Date, the Debt Financing Commitment has not been amended, restated or otherwise modified or waived and, as of the Execution Date, the respective commitments contained in the Debt Financing Commitment have not been withdrawn, terminated or rescinded in any respect. As of the Execution Date, there are, and are contemplated to be, no other agreements, side letters or arrangements relating to the Debt Financing Commitment to which Parent or Merger Sub are a party (other than (a) as expressly set forth in the Debt Financing Commitment furnished to the Company pursuant to this Section 5.7(a) or (b) which does not impact the conditionality or aggregate amount of the Debt Financing). As of the Execution Date, the Debt Financing Commitment is in full force and effect and constitutes the legal, valid and binding obligations of each of Parent and Merger Sub and, to Parent’s knowledge, the other parties thereto. There are no conditions or other contingencies related to Lender’s obligation to fund the full amount of the Debt Financing, other than as expressly set forth in the Debt Financing Commitment. As of the Execution Date, assuming performance by the Company, the Principal Stockholders and the Stockholders’ Representatives of their obligations that are required to be performed prior to the Closing and the accuracy of the representations and warranties set forth in Article 4, and Article 5, (a) the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Debt Financing Commitment, together with Parent and Merger Sub’s available cash on hand, cash equivalents and marketable securities, will be sufficient on the Closing Date for Parent and Merger Sub to pay the Closing Cash Consideration and fund the Escrow Fund, and all related fees and expenses and any other payment contemplated in this Agreement and (b) each of Parent and Merger Sub does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent and

Merger Sub on the Closing Date. As of the Execution Date, no event has occurred that would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by Parent or Merger Sub under the Debt Financing Commitment; provided that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties set forth in Article 4, and Article 5 or compliance by the Company or the Stockholders (and their respective Affiliates) with their respective obligations hereunder. Parent has paid all commitment fees or other fees required to be paid on or prior to the Execution Date pursuant to the Debt Financing Commitment. The obligations of Parent and Merger Sub hereunder are not subject to any conditions regarding the ability of Parent and Merger Sub to obtain financing for the consummation of the transactions contemplated hereby. Parent acknowledges that obtaining financing is not a condition to Closing.

(b) Each of Parent and Merger Sub is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Parent or Merger Sub, as applicable, exceeds the present fair saleable value of its assets. Assuming (i) that the representations and warranties set forth in Article 4 are true and correct, (ii) the satisfaction of the conditions in Section 8.1 and Section 8.2 and (iii) any estimates, projections, or forecasts of the Acquired Companies, in each case as supplemented by information provided to Parent or Merger Sub prior to the date of this agreement, have been prepared in good faith based upon assumptions that were and continue to be reasonable, after giving effect to the transactions contemplated by this Agreement (including the Debt Financing, as may be amended or replaced) and the payment of the Closing Cash Consideration, immediately after giving effect to the transactions contemplated hereby: (a) each of Parent and Merger Sub will be able to pay its Liabilities as they become due in the usual course of business; (b) each of Parent and Merger Sub will not have unreasonably small capital with which to conduct its present or proposed business or wind down its business; (c) each of Parent and Merger Sub will have assets (calculated at fair market value) that exceed its Liabilities; and (d) taking into account all pending and threatened litigation, no final judgments against Parent or Merger Sub in actions for money damages are reasonably anticipated to be rendered at a time when, or in amounts such that, Parent or Merger Sub, as applicable, will be unable to satisfy any such judgments promptly in accordance with their terms and all other obligations of Parent or Merger Sub, as applicable.

Section 5.8 Independent Investigation. Each of Parent and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Acquired Companies and the Business, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Acquired Companies and Business for such purpose. Each of Parent and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article 4 of this Agreement (including the related portions of the Company Disclosure Schedules and the representations and warranties set forth in the Support Agreement); and (b) neither the Company nor any other Person has made any representation or warranty as to the Acquired Companies or this

Agreement, except as expressly set forth in Article 4 of this Agreement (including the related portions of the Company Disclosure Schedules).

Section 5.9 No Other Representations. Except for the representations and warranties contained in this Article 5 and in the Support Agreement, none of Parent, Merger Sub or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent or Merger Sub, including any representation or warranty as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company or the Stockholders’ Representative and their Representatives or as to the future revenue, profitability or success of Parent or Merger Sub or any representation or warranty arising from statute or otherwise in Law.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business of the Company.

(a) During the period commencing on the Execution Date and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (the “Pre-Closing Period”), except as (x) otherwise expressly provided herein, (y) set forth in Section 6.1 of the Company Disclosure Schedules or (z) as required by any Law applicable to the Company or any Acquired Company, the Company shall, and shall cause the Acquired Companies to operate the Business in the ordinary course of business consistent with past practice except with the prior written consent of Parent (such consent not to be unreasonably delayed, withheld or conditioned).

(b) Without limiting the generality of the foregoing Section 6.1(a), during the Pre-Closing Period, except as (x) otherwise expressly provided herein, (y) set forth in Section 6.1 of the Company Disclosure Schedules or (z) as required by any Law applicable to the Company or any Acquired Company, the Company shall not, and shall cause the Acquired Companies not to, take any of the following actions without the prior written consent of Parent (such consent not to be unreasonably delayed, withheld or conditioned):

(i) make any amendment to the Organizational Documents of the Acquired Companies (other than the amendment with respect to the Company Preferred Stock pursuant to the Support Agreement);

(ii) issue, sell, grant, pledge or otherwise dispose of or grant any Encumbrance (other than Permitted Encumbrances) with respect to any of the Acquired Companies’ capital stock, other than the issuance of shares of Company Common Stock upon exercise of any Company Option outstanding as of the date hereof, or grant any options, warrants or other rights to acquire any such capital stock or other interest or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest except as required by any Company Benefit Plans in effect as of the date hereof;

(iii) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against the Company or any Material Subsidiary under any similar Law;

(iv) create any Subsidiary of an Acquired Company;

(v) (A) declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of any of the Acquired Companies’ capital stock or other securities (other than to an Acquired Company and other than accretion on the Company Preferred Stock as set forth in the Certificate of Designation) or (B) redeem, repurchase or otherwise reacquire, split, combine or reclassify any capital stock of the Company or otherwise change the capital structure of the Company;

(vi) make any material changes in any accounting methods, principles or practices except as required by a change in GAAP or as required by applicable Law or fail to take actions necessary to prepare interim unaudited and year end audited financial statements;

(vii) change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in each case other than in the ordinary course of business consistent with past practices;

(viii) (A) terminate or materially amend any Material Contract or any Contract that would constitute a Material Contract if in effect as of the Execution Date or (B) enter into any Contract that would constitute a Material Contract if in effect as of the Execution Date, in each case, other than with respect to Contracts with customers of the Business entered into in the ordinary course of business consistent with past practice;

(ix) license any material technology or Intellectual Property Rights to any Person, other than non-exclusive licenses in the ordinary course of business consistent with past practice; or acquire any material Intellectual Property Rights (or any license thereto, other than (A) off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom software from any third party or (B) licenses for an aggregate license fee of less than $1,000,000);

(x) make capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate, except as provided for in the Budget;

(xi) incur or assume any Indebtedness or guarantee any Indebtedness of any other Person (other than any Indebtedness of an Acquired Company to the extent owed to another Acquired Company and incurred in the ordinary course of business);

(xii) grant or suffer to exist any Encumbrance (other than Permitted Encumbrances) on any properties or assets, tangible or intangible, of the Acquired Companies except in the ordinary course of business consistent with past practice;

(xiii) make any capital investment in, or make any loan to any other Person, except for (a) intercompany loans, advances or capital contributions entered into in between or among the Acquired Companies, (b) advances to employees for expenses reimbursable under the Acquired Companies’ business expense reimbursement policy not in excess of $10,000 individually and $200,000 in the aggregate and (c) advances in the ordinary course of business.

(xiv) sell, lease, pledge, abandon, assign or otherwise dispose of any of the assets, properties or rights of any Acquired Company in excess of $500,000 individually or $2,500,000 in the aggregate, except sales of assets (other than Owned Real Property) in the ordinary course of business consistent with past practice and dispositions of worn out or obsolete assets;

(xv) abandon, allow to lapse or fail to maintain or prosecute any Company Intellectual Property, unless the Company reasonably determines in good faith that it is in the interest of the Business to so abandon, allow to lapse or fail to maintain or prosecute any such Company Intellectual Property;

(xvi) purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division thereof or any other business or any equity interest in any Person;

(xvii) purchase, lease or otherwise acquire any property or assets for an amount in excess of $100,000 individually or $1,000,000 in the aggregate, except as provided for in the Budget and for purchases of inventory or supplies and other assets in the ordinary course of business consistent with past practice;

(xviii) enter into a material new line of business or abandon or discontinue any existing material line of business;

(xix) settle or compromise any Legal Proceeding where such settlement or compromise would (A) require the payment by an Acquired Company of an amount in excess of $300,000 individually or $1,000,000 in the aggregate or (B) impose any material restrictions or limitations upon the operations or Business, whether before or after the Closing;

(xx) commence any material Legal Proceeding other than any Legal Proceedings (i) related to this Agreement or any of the Ancillary Agreements (including, without limitation, enforcement thereof), (ii) for routine matters consistent with past practice or (iii) a Legal Proceeding which the Company determines the failure to commence could result in a material harm to its business; provided that, prior to commencing a Legal Proceeding with respect to clause (iii) the Company shall consult with Parent at least five days before the filing of any such Legal Proceeding; provided, however, that the foregoing shall not prohibit any appeals or counterclaims in connection with any Legal Proceeding;

(xxi) other than as required under applicable Law, (A) amend or modify in any material respect or terminate any Company Benefit Plan or adopt or enter into any material new arrangement that would be a Company Benefit Plan were it in existence as of the Execution Date, except as a result of the renewal or extension on substantially similar terms of an existing Company Benefit Plan that does not primarily cover senior executives of the Acquired Companies in connection with the expiration of such Company Benefit Plan; (B) pay or otherwise grant any benefit not required by a Company Benefit Plan as in effect on the date hereof; (C) except as is already provided for by any Company Benefit Plan in effect on the date hereof, materially increase the compensation of any director, member of senior management or executive officer of any Acquired Company; (D) except as provided by this Agreement with respect to Company Options and the Stock Appreciation Right, accelerate the vesting, lapse of restrictions or time of payment or funding of any payment or award to any director, officer, employee, consultant or individual contractor; provided, however, that changes in participation under Company Benefit Plans due to “open enrollment” elections in the ordinary course of business shall not be a violation of this Section 6.1(b)(xxi);

(xxii) other than as required under applicable Law, enter into or modify any labor or collective bargaining agreement or, through negotiations or otherwise, make any commitment or incur any material Liability to any labor organization;

(xxiii) except as required to replace headcount lost due to turnover, and only in the ordinary course of business consistent with past practice, hire any new employee with annual compensation in excess of $400,000;

(xxiv) make, change or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, surrender any material right or claim to a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any material Tax Return, make any material amendment to any Tax Return, enter into any material closing agreement with respect to Taxes, or make any change to any of its material Tax accounting policies or procedures;

(xxv) enter into any transaction with any stockholder of the Company or any affiliate of such Person (other than another Acquired Company) other than in the ordinary course of business or that will not survive Closing;

(xxvi) agree (by Contract or otherwise) or commit to take any of the actions in the foregoing clauses (i) through (xxv).

(c) Nothing contained in this Agreement shall give Parent and Merger Sub, directly or indirectly, the right to control or direct the Business and the operations of the Acquired Companies prior to the Closing. Prior to the Closing, the Company and the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business and the operations of the Acquired Companies.

Section 6.2 Access to Information.

(a) During the Pre-Closing Period, the Company shall, and shall cause the Acquired Companies to, provide Parent and Merger Sub and their Representatives with reasonable access during normal business hours upon reasonable advance notice, under the supervision of the Company’s personnel and in a manner as shall not unreasonably interfere with the business or operations of the Company or any of its Subsidiaries to (i) all of the Acquired Companies’ properties, assets, Contracts, books and records and other documents and data; (ii) employees of the Acquired Companies; and (iii) any other information concerning the Business, properties and personnel of the Acquired Companies as Parent and Merger Sub or any of their

Representatives may reasonably request. Notwithstanding the foregoing, the Company shall not be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the protection of the attorney-client or any other privilege of the Company, contravene any Law, so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not contravene the applicable Law or Contract or waive the Company’s privilege with respect thereto; provided that such access and information shall be granted or made available, as applicable, to external counsel for Parent (subject to external counsel entering into a customary common interest agreement with the Company, on terms mutually agreeable to Parent and the Company) to the extent required for the purpose of complying with applicable Laws, including antitrust Laws. Prior to the Effective Time, without the prior written consent of the Company (such consent shall not be unreasonably delayed, withheld or conditioned), Parent shall not contact any suppliers to, or customers of, the Company or its Subsidiaries with respect to such suppliers’ or customers’ relationships with the Acquired Companies and Parent shall have no right to perform invasive or subsurface investigations of any owned or leased real property of the Company or its Subsidiaries.

(b) Parent and Merger Sub will hold any confidential information obtained pursuant to Section 6.2(a) in confidence in accordance with the Confidentiality Agreement; provided that Parent may make such disclosure as may be necessary or appropriate to comply with customary practice in connection with obtaining Debt Financing, subject to the recipients of such disclosure agreeing to keep such information confidential.

Section 6.3 Exclusivity.

(a) During the Pre-Closing Period, other than with respect to the transactions contemplated hereby, neither the Company nor any of the Acquired Companies will, nor will the Company authorize or permit any of the Company’s Representatives to, and shall cause the Company’s affiliates not to, directly or indirectly, (i) solicit, initiate, seek, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Transaction, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Transaction or (iii) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Alternative Transaction.

(b) In addition to the other obligations under this Section 6.3, the Company shall promptly (and in any event within one Business Day after receipt thereof by the Company or its Affiliates or Representatives) advise Parent and Merger Sub orally and in writing of any request for information with respect to any Alternative Transaction or any inquiry with respect to or which would reasonably be expected to lead to an Alternative Transaction, including, as applicable, the material terms and conditions of such request or inquiry, and provide Parent and Merger Sub with copies of any written correspondence and/or materials provided (if any) by such Person.

Section 6.4 Notification of Certain Matters. During the Pre-Closing Period, each Party shall promptly notify the other Party of (a) any notice or other communication in connection with the transactions contemplated by this Agreement; (b) any notice from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements; (c) any Legal Proceeding commenced or threatened against such Party in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements; (d) the occurrence of any event that would reasonably be expected to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate at or prior to the Closing; or (e) any failure of such Party to comply with any of its covenants or agreements hereunder; provided, however, that the delivery of any notice by such Party and the information or knowledge obtained by the other Party pursuant to this Section 6.4 shall not (i) affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the Parties to consummate the Closing in Article 8 or otherwise prejudice in any way the rights and remedies of the other Party hereunder, including pursuant to Article 10, (ii) be deemed to affect or modify the other Party’s reliance on the representations, warranties, covenants and agreements made by such Party in this Agreement or (iii) be deemed to amend or supplement the Disclosure Schedules of such Party or prevent or cure any misrepresentation, breach of warranty or breach of covenant by such Party.

Section 6.5 Efforts to Consummate. Subject to Section 6.6 and Section 6.7, during the Pre-Closing Period, each of Parent and Merger Sub and the Company shall, and the Company shall cause the Acquired Companies to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, including taking of all actions reasonably necessary to cause the satisfaction (but not waiver) of the closing conditions set forth in Article 8.

Section 6.6 Consents. Each of Parent and Merger Sub and the Company shall, and the Company shall cause the Acquired Companies to, use reasonable best efforts to give all notices to, and obtain all Consents from, all Persons required pursuant to any Contract to which an Acquired Company is a party or by which any of the Acquired Companies’ assets or properties are bound (including any Material Contract) or pursuant to any Permit of an Acquired Company or any insurance policy required to be set forth in Section 4.23 of the Company Disclosure Schedules; provided, however, that neither Parent, Merger Sub, the Company nor any of their respective Affiliates shall be required to pay to any other Person any amounts in connection with obtaining any such Consents.

Section 6.7 Governmental Approvals.

(a) Subject to the other terms and condition of this Section 6.7, during the Pre-Closing Period, each of Parent and Merger Sub and the Company shall, and the Company shall cause the Acquired Companies to, use reasonable best efforts to (i) obtain, or cause to be obtained, all Consents from Governmental Authorities that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, including to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after filing, (ii) respond to any requests for information made by any Governmental

Authority, including the FTC or the DOJ and (iii) reasonably cooperate with the other Party in seeking to obtain all such Consents. Parent and Merger Sub and the Company shall, as promptly as reasonably practicable, prepare and file (A) required Notification and Report Forms under the HSR Act with the FTC and the DOJ, (B) required notifications, filings, registrations, submissions and other materials required or necessary under any other applicable Antitrust Law specified in Section 4.6(b) of the Company Disclosure Schedules and (C) notifications, filings, registrations, submissions or other materials required or necessary to obtain the other Consents of Governmental Authorities listed in Section 4.6(b) of the Company Disclosure Schedules. All filings made in connection with the foregoing sentence shall be made in substantial compliance with the requirements of applicable Law, including Antitrust Laws. All filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 6.7(a) shall be split equally between Parent and the Company.

(b) To the extent not prohibited by applicable Law, each of Parent and Merger Sub and the Company shall (i) promptly notify and furnish the other Party copies of any correspondence or communication between it or any of its Affiliates or any of their respective Representatives, on the one hand, and any Governmental Authority, on the other hand, or any filing such Party submits to any Governmental Authority, (ii) consult with and permit the other Party to review in advance any proposed filing and any written or oral communication or correspondence by such Party to any Governmental Authority and (iii) consider in good faith the views of such other Party in connection with any proposed filing and any written or oral communication or correspondence to any Governmental Authority, in each case, to the extent relating to the subject matter of this Section 6.7 or the transactions contemplated by this Agreement. No Party to this Agreement shall agree to, or permit any of its Affiliates or Representatives to, participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 6.7 or any transaction contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting or discussion. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall have, except where prohibited by applicable Law, responsibility for determining the strategy for dealing with any Governmental Authority regarding the application of any Antitrust Laws to the transactions contemplated by this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be construed to require, Parent and/or Merger Sub or any of their Affiliates to (and the Company shall not, and shall cause each Acquired Company not to, without the prior written consent of Parent and Merger Sub, which consent may be withheld for any reason) agree to (A) any sale, license, divestiture or other disposition or holding separate (through establishment of a trust or otherwise) of any capital stock, businesses, assets (tangible or intangible), properties or other interests of Parent and Merger Sub, an Acquired Company or any of their respective Affiliates, (B) the imposition of any limitation, restriction or condition on the ability of Parent and Merger Sub, an Acquired Company or any of their respective Affiliates to conduct their respective businesses or own, acquire, hold or exercise full rights of ownership of any capital stock, businesses, assets (tangible or intangible), properties or other interests, (C) the imposition of any limitation, restriction or condition on Parent and Merger Sub, an Acquired Company or any of their respective Affiliates under any Antitrust Law, in each case of clause

(A), (B) or (C) which would be material to any of the Business, Parent or Parent’s cloud delivered enterprise communication applications-as-a-service business (any such occurrence described above, being a “Burdensome Condition”).

Section 6.8 Debt Financing.

(a) Parent and Merger Sub shall keep the Company reasonably informed and in reasonable detail with respect to all material developments concerning the Debt Financing.

(b) References in this Agreement to “Debt Financing” shall include any incurrence of loans or other financing contemplated by the Debt Financing Commitment as amended, modified or replaced (including, replacement with alternative financing and alternative financing commitments) and references to “Debt Financing Commitment” shall include such documents as amended, modified or replaced (including replacement with alternative financing commitments), in each case from and after such amendment, modification or replacement.

(c) The Company shall use commercially reasonable efforts to provide Parent and Merger Sub, and shall use commercially reasonable efforts to cause its Subsidiaries and each of its and their respective Representatives to provide to Parent and Merger Sub, all cooperation that is reasonably requested by Parent and Merger Sub in connection with the Debt Financing, including: (i) furnishing Parent and the Financing Sources as promptly as practicable financial statements and other pertinent information related to the Company or its Subsidiaries as may be reasonably requested by Parent including all of the information and data necessary to satisfy the conditions set forth in paragraph 4 of Exhibit B of the Debt Financing Commitment, (ii) furnishing Parent as promptly as practicable following Parent’s request, with such pertinent and customary information (other than the financial information covered by clause (i) above) regarding the Acquired Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations and financial projections of the Acquired Subsidiaries) customary for the arrangement of loans contemplated by the Debt Financing (or in connection with obtaining and consummating an alternative financing), to the extent reasonably requested in writing by Parent to assist in preparation of customary offering or information documents or rating agency or lender presentations relating to such arrangement of loans or marketing materials to be used in connection with the syndication of loans (the information required to be delivered pursuant to clauses (i) and (ii), the “Required Information”), (iii) participating in a reasonable number of road shows, meetings, due diligence sessions, drafting sessions and similar presentations to and sessions with prospective Financing Sources, investors and ratings agencies, in each case in connection with the Debt Financing, (iv) assisting with the preparation of offering documents, private placement memoranda, prospectuses, materials for rating agency presentations, bank information memoranda, and other similar documents required in connection with the Debt Financing, (v) providing authorization letters to the Financing Sources authorizing the distribution of Company information to prospective lenders and containing a representation to the Financing Sources that the public side versions of such Company documents, if any, do not include material non-public information about the Company or its Affiliates or securities, (vi) executing and delivering, and causing its Subsidiaries to execute and deliver, or using its reasonable best efforts to obtain from its advisors, as applicable, legal opinions, customary certificates, surveys, title insurance (including customary affidavits of title and other customary documents required by title insurance companies) or such other documents and instruments relating to the Debt Financing as reasonably requested by Parent or Merger Sub on behalf of the Financing Sources, (vii) reasonably cooperating with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing and (viii) executing and deliver any necessary pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates or documents as may reasonably be requested by Parent; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Acquired Companies; provided, further that, no such action by, or obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument referred to above (other than the authorization letters referred to above), or lien or other security interest on any of their respective assets, shall be effective until the Closing. Neither the Company nor any of its Affiliates shall be required to pay any commitment or other similar fees or make any other out-of-pocket payment or incur any other Liability or obligation or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing contemplated by the Debt Financing Commitment; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or its Subsidiaries.

(d) None of the Company, its Affiliates and its and their Representatives shall be required to take any action that would subject such Person to actual or potential Liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other Liability or provide or agree to provide any indemnity prior to the Closing in connection with the Debt Financing or their performance of their respective obligations under this Section 6.8 and any information utilized in connection therewith. Parent shall indemnify and hold harmless the Company, its Affiliates and its and their employees, agents and representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 6.8 or any information utilized in connection therewith. Parent shall, promptly upon request of the Company, advance or reimburse (as requested) the Company and its Affiliates for all reasonable and documented out-of-pocket costs to be incurred or that have been incurred by the Company and its Affiliates (including those of its and their accountants, consultants, reasonable and documented expenses of legal counsel, agents and other representatives) in connection with their performance of this Section 6.8 or otherwise to support or cooperate with the Debt Financing, and to the extent any such amounts remain unreimbursed as of the Effective Time, then such out-of-pockets costs shall not be considered as a “current liability” in calculating Net Working Capital.

Section 6.9 Resignations. At the Closing, the Company shall deliver to Parent and Merger Sub written resignation and release letters (subject to customary exceptions), effective as of the Effective Time, of each of the officers and directors of the Acquired Companies requested by Parent and Merger Sub in writing at least three (3) Business Days prior to the Closing, effectuating his or her resignation from such position as a member of the Board or as officer (although not as an employee).

Section 6.10 Public Announcements. Except as otherwise expressly contemplated by or necessary to implement the provisions of this Agreement, and except for the joint press release to be issued by the Parties in the form previously agreed, no Party (nor any of its Affiliates) shall issue any press release or otherwise make any public statements or disclosure (it being understood that customary communications by any Stockholder to its equity holders or limited partners shall not constitute a public statement or disclosure) with respect to the transactions contemplated by this Agreement (including the Debt Financing) without the prior written consent of the other Parties hereto, except to the extent such disclosure is required by applicable Law, in which case the disclosing Party shall promptly notify the other Parties thereof and the Parties shall use reasonable best efforts to cause a mutually agreeable release or announcement to be issued.

Section 6.11 Employment and Benefit Arrangements.

(a) Parent agrees to cause the Surviving Corporation and its Subsidiaries to, for a period of one year following the Closing Date (the “Benefits Continuation Period”), provide compensation and benefits to Continuing Employees substantially similar in the aggregate to the Continuing Employees as the compensation and benefits provided by the Company immediately prior to the Closing in the aggregate. Employees of the Acquired Companies immediately prior to the Closing who continue their employment with the Surviving Corporation or its Subsidiaries following the Closing Date are hereinafter referred to as the “Continuing Employees.”

(b) For purposes of eligibility, vesting and the determination of the level of benefits under the benefit and compensation plans, programs, agreements and arrangements of Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees are eligible to participate following the Closing (the “Parent Plans”) (other than level of benefits under a defined benefit pension plan or post-retirement health and welfare plan), Parent or the Surviving Corporation shall credit each Continuing Employee with his or her years of service with the Acquired Companies and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan, except where such crediting would result in duplication of benefits.

(c) With respect to each Parent Plan that is a health or welfare benefit plan covering a Continuing Employee, Parent shall use its commercially reasonable efforts to ensure that its third party insurance carriers (including those of the Surviving Corporation and its Subsidiaries) (i) for the calendar year in which the Effective Time occurs cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan to the extent such were waived or satisfied under the comparable Company Benefit Plan immediately prior to the Effective Time and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Benefit Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Parent Plan for the plan year in which the Effective Time occurs.

(d) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Closing, the Company (i) will seek stockholder approval that satisfies the requirements of Section 280G(b)(5)(B) of the Code of certain payments and benefits in the nature of compensation that would, but for the approval described in this Section 6.11(d), be treated as “parachute payments” under Section 280G of the Code (either alone or in conjunction with any other event), including, to the extent applicable, any such payments or benefits or accelerated vesting with respect to Company Benefit Plans and any other arrangements and payments or benefits pursuant to arrangements entered into by Parent or the Surviving Corporation and any “disqualified individual” prior to the Closing (collectively, the “Compensatory Arrangements”) such that, to the extent such amounts are approved by the stockholders of the Company as contemplated by this Section 6.11(d), no “disqualified individual” within the meaning of Section 280G of the Code would be subject to an excise tax under Section 4999 of the Code and payment of such amounts would not result in a loss of deduction under Section 280G of the Code; and (ii) make disclosure of the Compensatory Arrangements that satisfies the requirements of Section 280G of the Code to all stockholders of the Company entitled to vote under Section 280G of the Code.

(e) The parties hereto acknowledge and agree that all provisions contained in this Section 6.11 with respect to employees of the Acquired Companies are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including any employees, former employees, any participant or any beneficiary thereof in any Company Benefit Plan or Parent Plan or (ii) to continued employment with the Company, any of its Subsidiaries, Parent or the Surviving Corporation. After the Effective Time, nothing contained in this Section 6.11 is intended to be or shall be considered to be an amendment of any plan, program, agreement, arrangement or policy of the Company, any of its Subsidiaries, Parent or the Surviving Corporation nor shall it interfere with Parent’s, the Surviving Corporation’s or any of its Subsidiaries’ right to amend, modify or terminate any Company Benefit Plan or to terminate the employment of any employee of the Acquired Companies for any reason.

(f) The Surviving Corporation shall promptly pay to the recipients thereof the Employee Potential Payments – Contingent as they become due (and in any event within five (5) Business Days thereafter) other than any payment due to the Sole MIA Participant. Promptly (and in any event within five (5) Business Days) after such time that any Employee Potential Payment – Contingent becomes no longer payable to the intended recipient (whether because it is forfeited, unearned, waived or otherwise not paid), the Surviving Corporation shall pay such Employee Potential Payment – Contingent to the Stockholders’ Representative for further distribution to the Payment Parties.

Section 6.12 Termination of Affiliate Arrangements. All Contracts between an Acquired Company, on the one hand, and any stockholder or any of their respective Affiliates or any officer, director, or employee of such stockholder or Affiliate, on the other hand, other than any Contracts (a) listed in Section 6.12 of the Company Disclosure Schedules or (b) to which only Acquired Companies are party, shall be terminated as of the Closing Date, and all obligations and Liabilities thereunder shall be deemed to have been fully satisfied, released and discharged.

Section 6.13 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent shall cause all rights to exculpation, advancement of expenses and indemnification for acts or omissions occurring at or prior to the Closing (including any matters arising in connection with the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors or officers of the Company or its Subsidiaries in their capacities as such (the “Indemnitees”) as provided in the respective Organizational Documents of the Acquired Companies or in any agreement set forth in the Company Disclosure Schedules, in each case as in effect as of the date of this Agreement, to survive the Closing, to continue in full force and effect and to be satisfied as required pursuant to their terms for a period of not less than six (6) years after the Closing Date.

(b) Parent shall cause the Surviving Corporation to provide, for a period of not less than six years after the Closing Date, officers’ and directors’ liability insurance coverage under a separate “tail policy” with reputable and financially sound insurers for events occurring at or prior to the Closing Date that is at least as favorable to the Indemnitees as the existing coverage provided by the Company; provided, however, that in no event will the Company or Parent be required to expend in the aggregate in excess of two hundred percent (200%) of the annual premium currently paid by the Company under its current policy.

(c) Following the Effective Time, the Indemnitees to whom this Section 6.13 applies shall be third party beneficiaries of this Section 6.13. The provisions of this Section 6.13 are intended to be for the benefit of and enforceable by each Indemnitee and his or her successors, heirs or representatives. The indemnification and insurance rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnitee is entitled, whether pursuant to Law, Contract or otherwise.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company or Parent, as the case may be, shall assume all of the obligations set forth in this Section 6.13.

Section 6.14 Treatment of Company Indebtedness.

(a) Worldwide Credit Agreement. The Company shall use reasonable best efforts to negotiate a payoff letter from the agent under the Worldwide Credit Agreement, in customary form reasonably acceptable to Parent, with respect to any and all obligations of the GXS Worldwide and its Subsidiaries under the Worldwide Credit Agreement (the “Worldwide Revolver Indebtedness”) which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to such Worldwide Revolver Indebtedness as of the anticipated Closing Date (and daily accrual thereafter) (the “Worldwide Credit Agreement Payoff Amount”) and (ii) state that all liens and all guarantees in connection therewith relating to the assets of

Worldwide or any Subsidiary of Worldwide shall be, upon the payment of the Worldwide Credit Agreement Payoff Amount on the Closing Date, released and terminated (the payoff letter described in this sentence being referred to as the “Worldwide Credit Agreement Payoff Letter”). The Company shall use its reasonable best efforts to deliver a copy of the Worldwide Credit Agreement Payoff Letter to Parent no less than three (3) Business Days prior to the delivery thereof to such agent, and in any case no less than three (3) Business Days prior to the Closing Date. The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions reasonably requested by Parent to facilitate the termination of commitments under the Worldwide Credit Agreement, effective as of the Effective Time, the repayment in full of all obligations then outstanding thereunder and the release of all encumbrances and termination of all guarantees in connection therewith on the Closing Date, effective as of the Effective Time (such termination, repayment and release, the “Worldwide Credit Agreement Termination”); provided that in no event shall this Section 6.14(a) require the Company or any of its Subsidiaries to make any payment or incur any Liability in connection with such Worldwide Credit Agreement Termination or cause such Worldwide Credit Agreement Termination unless the Closing shall have occurred and the Company shall have received funds to pay in full the Worldwide Credit Agreement Payoff Amount. In addition, to the extent Parent requests, the Company shall use its reasonable best efforts to obtain payoff letters in customary form for and with respect to any other indebtedness to be paid at Closing not covered by the foregoing.

(b) Subject to Section 6.14(c), the Company shall:

(i) use commercially reasonable efforts at least fifteen (15) days prior to the anticipated Closing Date, but only to the extent U.S. Bank National Association, as trustee for the Worldwide Senior Notes (the “Worldwide Notes Trustee”) will accept a conditional notice to the trustee in respect of an optional redemption of the Worldwide Senior Notes, issue (or cause to be issued) an executed notice addressed to addressed to the Worldwide Notes Trustee specifying that the Company intends to redeem the Worldwide Senior Notes in accordance with the terms of the Worldwide Senior Notes Indenture on the date that is thirty (30) days after the anticipated Closing Date; and

(ii) (x) on the Closing Date, (1) issue (or cause to be issued) (A) a notice of optional redemption addressed to the holders of the Worldwide Senior Notes containing the information required pursuant to Section 3.01 of the Worldwide Senior Notes Indenture for all of the outstanding principal amount of the Worldwide Senior Notes pursuant to the requisite provisions of the Worldwide Senior Notes Indenture on the date that is thirty (30) calendar days (or the first Business Day after such thirtieth (30th) calendar day, in the event such thirtieth (30th) calendar day would not be a Business Day) after the Closing Date (or such later date as requested by Parent) (such date, the “Worldwide Senior Notes Redemption Date”); and (B) a notice of optional redemption addressed to the holders of the Holdings Subordinated Notes containing the information required pursuant to Section 3.3 of the Holdings Subordinated Notes Indenture for all of the outstanding principal amount of the Holdings Subordinated Notes pursuant to the requisite provisions of the Holdings Subordinated Notes Indenture on the date that is three (3) calendar days (or the first Business Day after such third (3rd) calendar day, in the event such third (3rd) calendar day would not be a Business Day) after the Closing Date (or such later date as requested by Parent); and (2) deliver (or cause to be delivered) an executed officers certificate and opinion of counsel, in each case indicating that such redemption will comply with the conditions set forth in the Worldwide Senior Notes Indenture (the documents in the foregoing clauses (1) and (2), the “Redemption Documents”) and (y) deliver such additional documentation (the “Discharge Documentation”) and use commercially reasonable efforts take such other actions as are reasonably necessary under the Worldwide Senior Notes Indenture to satisfy and discharge all of the Company’s obligations under the Worldwide Senior Notes Indenture on the Closing Date (including the related release of liens); provided that the Company shall have no obligation to deliver the Worldwide Redemption Documents or the Discharge Documentation unless Parent or Merger Sub shall, prior to the delivery of the Redemption Documents to the Worldwide Notes Trustee, irrevocably deposit with the Worldwide Senior Notes Trustee, an amount in cash sufficient to pay the aggregate outstanding principal amount of the Worldwide Senior Notes (including, for the avoidance of doubt, any premium required by Section 3.07(f) of the Worldwide Senior Notes Indenture, together with an amount equal to the aggregate amount of interest that will accrue on the Worldwide Senior Notes from and including the Closing Date to but excluding the Worldwide Senior Notes Redemption Date. On the Closing Date, the Company shall also deliver (or cause to be delivered) irrevocable instructions to the Worldwide Senior Notes Trustee to apply such deposited amounts toward the payment of the Worldwide Senior Notes on the Worldwide Senior Notes Redemption Date. The Company shall use commercially reasonable efforts to deliver drafts of the Redemption Documents to Parent at least fifteen (15) business days prior to the Closing Date and to take (or cause the Acquired Companies to take) actions reasonably requested by Parent in connection with the transactions contemplated by this Section 6.14. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and the fees of any agent retained in connection with this Section 6.14 incurred by the Company in connection with the transactions contemplated by this Section 6.14. Parent (1) acknowledges and agrees that the Company shall not incur any liability to any person prior to the Closing Date with respect to any redemption, satisfaction, discharge or defeasance of the Worldwide Senior Notes that is not reimbursed by Parent pursuant to the immediately preceding sentence and (2) shall indemnify and hold harmless the Company from and against any and all liabilities or losses suffered or incurred by it in connection with the transactions contemplated by this Section 6.14, except in the event such liabilities or losses arose out of or resulted from the gross negligence or willful misconduct of the Acquired Companies, or any of their respective affiliates or representatives; and

(iii) use commercially reasonable efforts, promptly following the date hereof, to obtain a waiver from the holders of the Holdings Subordinated Notes to permit the redemption of the Holdings Subordinated Notes on the Closing Date without prior notice thereof.

(c) In connection with any redemption of debt contemplated by Section 6.14(b), Parent may select one (1) or more depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith (including in the event the Worldwide Notes Trustee does not accept the conditional notice described in Section 6.14(b)(i)) and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements with such parties so selected. Nothing in this Section 6.14 shall require the Company to take, or cause any other Person to take, any action that is not permitted by the Worldwide Senior Notes Indenture or the Holdings Subordinated Notes Purchase Agreement (or any other Contract to which the Company or any of its Subsidiaries is a party) or applicable Law.

Section 6.15 Stockholder and Other Indemnifying Party Information.

(a) The Company shall deliver to Parent, not less than five (5) Business Days prior to the Closing Date, a spreadsheet prepared by the Company in good faith that shall include the information specified in Section 6.15(b) and shall be certified as complete, true and correct as of the Closing Date by the Chief Financial Officer of the Company (the “Spreadsheet”). The Company shall prepare the Spreadsheet in accordance with the terms of this Agreement, the MIA, the Stock Appreciation Rights, the Stock Appreciation Rights Agreement, the Inovis Merger Agreement and all Contracts relating thereto. The Company shall discuss the Spreadsheet with Representatives of Parent and consider in good faith any comments they have with respect thereto.

(b) The Spreadsheet shall include, with respect to (i) each holder of Company Preferred Stock and each Indemnifying Party, (A) such Person’s name and last known address, telephone number, facsimile number and email address, each only to the extent known by the Company, and (B) the amount of cash (including such cash due to such Indemnifying Party in its capacity as a Common Stockholder, Preferred Stockholder, SAR Participant, MIA Participant and/or Inovis True-Up Participant) and, if applicable, the number of shares of Parent Common Stock to be issued as part of the Stock Consideration (provided that the requirements of Section 3.2(g) and Section 3.2(i) has been met) to such Person in connection with the Closing; (ii) the Payment Parties, (A) the portion of the Escrow Fund to be contributed on behalf of each such Payment Party and (B) the Waterfall Excel Spreadsheet for calculating each such Payment Party’s Pro Rata Portion; and (iii) each Stockholder, (A) the number, class and series of Company Capital Stock held by such Person and (B) the respective certificate number(s) representing such shares.

Section 6.16 Receivables. Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to collect the accounts receivable contained in the Final Adjustment Report and shall not take any action designed solely to delay the payment thereof beyond the two hundred fiftieth (250th) day following Closing. On the two hundredth sixtieth (260th) day following the Closing, Parent shall deliver to the Stockholders’ Representative the Parent’s calculation of the UAR Amount with supporting schedules indicating the uncollected amount of each receivable contained therein.

Section 6.17 Further Assurances. Following the Closing, and subject to the terms and conditions of this Agreement, each of Parent and Merger Sub on the one hand and the Company and the Stockholders’ Representative on the other hand shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE 7

TAX MATTERS

Section 7.1 Tax Indemnification.

(a) From and after the Closing, each of the Indemnifying Parties shall severally and not jointly (pro rata in accordance with such Indemnifying Party’s Pro Rata Portion) indemnify and hold each of Parent and Merger Sub and its Affiliates (including, after the Closing, the Acquired Companies) (each, a “Tax Indemnitee”), harmless in accordance with the provisions of Article 10 from any and all Taxes levied or imposed on the Acquired Companies in respect of its income, Business, property or operations or for which the Acquired Companies may otherwise be liable (i) for any period ending prior to or on the Closing Date, including the portion of any Straddle Period ending on the Closing Date, and including Taxes arising out of the transactions and deemed transactions contemplated in this Agreement; provided, however, that the Indemnifying Parties shall be liable under this clause (i) only to the extent that any such Tax exceeds the amount, if any, reserved for such Tax in the Final Working Capital (“Current Taxes Payable”); (ii) for any obligation to contribute to the payment of a Tax determined on a consolidated, combined, or unitary basis with respect to a group of corporations of which the Payment Parties or any subsidiary of the Payment Parties (other than the Acquired Companies), are or were the common parent; (iii) except as otherwise provided in Section 7.5, for any costs or expenses of contests or controversies relating to Taxes indemnified hereunder; or (iv) a sale occurring on or prior to the Closing Date that is accounted for under the installment method of accounting as defined in section 453(c) of the Code (or any corresponding provision of state, local or foreign income Tax Law). Notwithstanding anything herein to the contrary, in no event will a Tax Indemnitee be indemnified pursuant to this Agreement for (i) any Taxes of the Acquired Companies for any taxable period or portion thereof commencing after the Closing, or (ii) any Taxes arising from, and attributable to, any discretionary act, omission or transaction that is initiated by Parent or any of its Affiliates with respect to the Acquired Companies outside the ordinary course of business any time after Closing (including on the Closing Date but after Closing), and that are not otherwise contemplated in this Article 7, or (iii) any employer-paid employment taxes resulting from cashing out Company Options and Stock Appreciation Rights in the Acquired Companies where the payment of employment taxes reduces the amount of such employment taxes that would be payable later in the year of the Closing.

(b) If, during any taxable period beginning prior to the final release of the Escrow Fund, a Tax Indemnitee derives a Tax benefit (including without limitation a refund, credit, or reduction in Tax) that is attributable, directly or indirectly, to an event or circumstance for which it received an indemnity payment under this Section 7.1, and the Tax Indemnitee determines, in its commercially reasonable judgment, that the effect of the Tax benefit is to reduce or offset, in whole or in part, the cost for which it was indemnified, then the Tax Indemnitee shall rebate to the Payment Parties the amount of the actual economic savings that it reasonably determines to be attributable to that reduction or offset.

(c) Any indemnity payment required to be made pursuant to this Section 7.1 shall be made pursuant to, and subject to the conditions and limitations contained in, Article 10.

Section 7.2 Apportionment of Taxes.

(a) With respect to any Taxes imposed upon any Acquired Company that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall, (i) in the case of Taxes that are either (A) based upon or related to income, receipts or shareholders’ equity or (B) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible) be deemed equal to the amount that would be payable if the Tax year ended on the Closing Date, (ii) in the case of Taxes (other than those described above in clause (i)) imposed on a periodic basis with respect to the Acquired Companies or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (iii) in the case of Taxes that are imposed as a result of transactions occurring on the Closing Date that are outside the ordinary course of business and not contemplated by this Agreement, be deemed to be the amount of such Taxes that is properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date prior to the Closing. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.2(a) shall be computed by reference to the level of such items on the Closing Date.

(b) The Stockholders’ Representative (for further distribution to the Payment Parties) shall be entitled to be paid any refunds or credits (including any interest paid or credited with respect thereto) in respect of any Liability for any Tax of the Payment Parties or any of their Affiliates (including the Acquired Companies), for any Tax periods or portion thereof ending on or before the Closing Date (including any Taxes allocated to such period under Section 7.2(a)) or for which the Indemnifying Parties are otherwise liable under Section 7.1. The Stockholders’ Representative may request the Acquired Companies pursue a claim for refund for any Tax periods or portion thereof ending on or before the Closing Date, in which case any such claim for refund shall be treated as a Contest for purposes of Section 7.5, provided that the cost of contesting such Contest shall be borne by the Stockholders’ Representative. The Acquired Companies shall be entitled to any refunds or credits (including any interest paid or credited with respect thereto) in respect of any Liability for any Tax of the Acquired Companies or any of its Affiliates, for any Tax periods or portion thereof beginning after the Closing Date (including any Taxes allocated to such period under Section 7.2(a)) and for which the Indemnifying Parties do not have an indemnification obligation under Section 7.1. Each Party shall cause any amount to which the other Party is entitled under this Section 7.2(b), but which is received or credited to the Party not so entitled or any of such Party’s Affiliates, at any time after the Closing Date, to be paid to the Party so entitled in immediately available funds promptly after receipt (or, if the amount of the credit or refund is applied against any other Liability of the Party not so entitled, within ten days of the notice of such application).

Section 7.3 Transfer Tax. All excise, sales, transfer, documentary, filing, recordation and other similar taxes, levies, fees and charges, if any (including all real estate transfer taxes and conveyance and recording fees, if any), that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be borne equally by the Stockholders’ Representative, on behalf of the Payment Parties, and Parent. Parent shall be responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes. Parent and the Stockholders’ Representative shall cooperate with each other in order to minimize applicable Transfer Taxes in a manner that is mutually agreeable and in compliance with applicable Law, and shall to that extent execute such documents, agreements, applications, instruments, or other forms as reasonably required, and shall permit any such Transfer Taxes to be assessed and paid in accordance with applicable Law.

Section 7.4 Tax Returns.

(a) (i) The Indemnifying Parties shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by Law to (A) be filed by the Acquired Companies on or prior to the Closing Date or (B) include the Acquired Companies in a consolidated, combined or unitary Tax Return filed by the Indemnifying Parties or any of their Affiliates (other than any Tax Indemnitee) with respect to any taxable period ending prior to or including the Closing Date, (ii) such Tax Returns shall be correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable Tax Laws and (iii) all Taxes indicated as due and payable on such Tax Returns shall be paid or will be paid by the Indemnifying Parties as and when required by Law. Such Tax Returns shall be prepared and filed on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in Law, closing agreement or other settlement entered into with a Taxing Authority, or decision of a judicial authority.

(b) The Acquired Companies (or, where relevant, the combined or consolidated group of which the Acquired Companies are members) shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax Authorities) of all Tax Returns required by Law to be filed by the Acquired Companies, or to include the Acquired Companies, after the Closing Date.

(c) The Acquired Companies shall not take positions, make elections or use methods on Tax Returns that deviate substantively from positions taken, elections made or methods used in prior periods in filing such Tax Returns (any such deviation being a “Position Change”); provided that the Acquired Companies may make a Position Change, if (i) doing so would not increase the amount of the indemnity (assuming no Position Change) to be paid to any Tax Indemnitee by the Indemnifying Parties pursuant to Section 7.1, or (ii) the Stockholders’ Representative consents to such Position Change, such consent not be unreasonably withheld or delayed, as determined in accordance with the resolution procedures provided in Section 7.4(d) and Section 7.4(e).

(d) The Acquired Companies shall submit any Tax Returns that could give rise to a claim for indemnification to the Stockholders’ Representative not later than forty-five (45) days prior to the due date for filing such Tax Returns (giving effect to valid extensions) (or, if such due date is within forty-five (45) days following the Closing Date, or in the case of any amended Tax Return or Tax Return for which the due date has passed, as promptly as practicable following the Closing Date) for review by the Stockholders’ Representative. If the Stockholders’ Representative objects in writing to a change in position that it believes in good faith could give rise to a claim for indemnification under Section 7.1, then the Stockholders’ Representative shall notify Parent of such disputed items and the basis for its objection within fifteen (15) days of the day of receipt of such Tax Return, and the Stockholders’ Representative and Parent shall act in good faith to resolve the dispute for as long as reasonably possible consistently with filing the Tax Return on time.

(e) If it is not possible to resolve any such dispute prior to the filing date (or, in the case of any amended Tax Return or Tax Return for which the due date has passed, within 30 days of the receipt by the Acquired Companies of the Stockholders’ Representative’s written objection in accordance with Section 7.4(d)), then the Acquired Companies shall have sole authority to determine the form and content of their Tax Returns. If a claim for indemnification under Section 7.1 is made in respect of any such Tax Return, and the Stockholders’ Representative believes that the liability is attributable to a position that it has disputed in writing, then the Stockholders’ Representative may request that the dispute be presented to the Accounting Firm. If the Accounting Firm determines that (i) the liability for which indemnification is claimed is attributable to the disputed position, and (ii) the Stockholders’ Representative’s refusal to pay the indemnity claim in respect of such position is unreasonable, then the Acquired Companies shall be entitled to indemnification for the amount that the Accounting Firm determines to be attributable to the disputed position. The determination of the Accounting Firm shall be final and binding on both parties and may be entered and enforced in any court having jurisdiction.

(f) The Acquired Companies shall not file (i) any amended Tax Returns or (ii) any Tax Returns in any jurisdiction in which the Acquired Companies have not previously filed a Tax Return for any Pre-Closing Period, without the consent of the Stockholders’ Representative, such consent not be unreasonably withheld or delayed, as determined in accordance with the resolution procedures provided in Section 7.4(d) and Section 7.4(e).

Section 7.5 Contests.

(a) The Tax Indemnitee shall notify the Stockholders’ Representative in writing promptly, and in any event within thirty (30) days, of becoming aware of the commencement after the Closing Date of any Contest that could give rise to an indemnification payment under Section 7.1 (the specific issues that could give rise to such indemnification are referred to herein as “Tax Indemnifiable Matters”). Such notice shall contain factual information (to the extent known to the Tax Indemnitee or its Affiliates) with respect to Tax Indemnifiable Matters in reasonable detail and shall include copies of any notice or other document (to the extent such notice or document relates to Tax Indemnifiable Matters) received from any Governmental Authority in respect thereof.

(b) The Tax Indemnitee shall control all Contests, but to the extent that a Contest involves issues for which the Tax Indemnitee may be entitled to a payment under Section 7.1(a), the Stockholders’ Representative or its duly appointed representatives shall be allowed to attend all meetings between the Tax Indemnitee and the Governmental Authority in question and shall be provided with copies of all material correspondence and documents, to the extent relating to Tax Indemnifiable Matters. Neither the Tax Indemnitee nor any of its Affiliates may settle or compromise any asserted Tax liability in a Contest, to the extent relating to Tax Indemnifiable Matters, without the consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld or delayed. For the avoidance of doubt, a Tax Indemnitee’s decision not to contest a Contest will be considered to be a settlement of that Contest for purposes of the preceding sentence. For purposes of this Section 7.5(b), if the Tax Indemnitee and the Stockholders’ Representative cannot come to agreement as to whether consent is being, or will be, unreasonably withheld or delayed within 30 days of the Stockholders’ Representative’s initial refusal to provide consent, such disagreement shall be resolved by the Accounting Firm. The determination of the Accounting Firm shall be final and binding on both parties and may be entered and enforced in any court having jurisdiction.

(c) Notwithstanding the foregoing, Parent or one of its Affiliates, as the case may be, shall have the right to prohibit the Stockholders’ Representative from participating in any Contest as it relates to a specific matter if Parent and Tax Indemnitee(s) have waived their rights to indemnity for such matter.

Section 7.6 Prior Tax Sharing Agreements. This Agreement terminates and supersedes any and all other tax sharing or allocation agreements in effect on the date hereof as between the Payment Parties or any predecessor or Affiliate thereof on the one hand, and the Acquired Companies on the other hand, for all taxes imposed by any federal, state, foreign or local government or Taxing Authority, regardless of the period for which such taxes are imposed, and obligations of or to the Acquired Companies pursuant to any such agreement shall be extinguished as of the Closing Date.

Section 7.7 Cooperation on Tax Matters. After the Closing, Parent and the Acquired Companies, on the one hand, and the Stockholders’ Representative on the other hand, will make available to the other, as reasonably requested, and to any Taxing Authority, all information, records or documents relating to the Liability for Taxes or potential Liability of the Acquired Companies for Taxes for all periods prior to or including the Closing Date and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

Section 7.8 Exclusive Remedy. All matters relating to Taxes will be governed exclusively by this Article 7 and Article 10 following the Closing, except to the extent specifically otherwise provided in this Agreement.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction (or waiver, to the extent permitted by applicable Law, by both Parent and Merger Sub, on the one hand, and the Company on the other hand), at or prior to the Closing, of each of the following conditions:

(a) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(b) Any applicable waiting period (and any extension thereof) or Consent required under any other applicable Antitrust Law listed in Section 4.6(b) of the Company Disclosure Schedules relating to the transactions contemplated by this Agreement shall have expired or been terminated or obtained, as applicable.

(c) No Governmental Authority having jurisdiction over any party hereto or any of their respective assets shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and would (i) make the Closing illegal or (ii) otherwise prohibit or enjoin consummation of the transactions contemplated by this Agreement.

Section 8.2 Other Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction, or waiver, to the extent permitted by applicable Law, by Parent and Merger Sub, of each of the following conditions at or prior to the Closing:

(a) (i) Each of the representations and warranties of the Company set forth in Section 4.1, Section 4.2(a), Section 4.5, Section 4.25 and Section 4.28 (collectively, other than Section 4.28, with the representations and warranties specified in clause (iii) of this Section 8.2(a), the “Fundamental Representations”) shall be true and correct in all material respects as of the Execution Date and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all material respects as of such specified date), (ii) each of the representations and warranties of the Company set forth in Section 4.10(a)(ii) shall be true and correct in all respects as of the Execution Date and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all respects as of such specified date), (iii) each of the representations and warranties of the Company set forth in Section 4.3(a), Section 4.3(b) and Section 4.3(c) shall be true and correct as of the Execution Date and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Company Material Adverse Effect included therein), is de minimis, and (iv) each of the representations and warranties of the Company contained in Article 4 (other than the Fundamental Representations and the representations and warranties set forth in Section 4.10(a)(ii)) shall be true and correct as of the Execution Date and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except in the case of subparagraph (iv) where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Company Material Adverse Effect included therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c) Since the Execution Date, no Company Material Adverse Effect shall have occurred.

(d) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and would constitute or impose any Burdensome Condition.

(e) Parent shall have received a certificate, dated the Closing Date and signed by a duly authorized executive officer of the Company, stating on behalf of the Company that each of the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) has been satisfied.

(f) Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (A) as to the valid adoption of resolutions of the Company Board whereby the Merger, this Agreement and the transactions contemplated hereunder were unanimously approved by the Company Board and (B) the valid adoption of this Agreement and approval of the Merger by the Stockholder Consent whereby all requisite approvals of this Agreement, the Merger and the consummation of the transactions contemplated hereunder by the holders of Company Capital Stock were obtained.

(g) With respect to each Support Agreement, the representations and warranties of the Principal Stockholder shall be true and correct in all material respects as of the Execution Date and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all material respects as of such specified date), and the Principal Stockholder shall have performed and complied in all material respects with the agreements and covenants required to be performed or compiled with by it on or prior to the Closing Date.

(h) Parent shall have received a counterpart of each Ancillary Agreement signed by the Stockholders’ Representative and each other Person that is a party to each such agreement.

(i) The Stockholder Notices shall have been delivered to the address in the Company’s records for the holders of the Company Capital Stock.

(j) The Section 262 Notices shall have been delivered to the address in the Company’s records for each holder of Company Capital Stock whose consent was not obtained.

Section 8.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction, or waiver, to the extent permitted by applicable Law, by the Company, of each of the following conditions at or prior to the Closing:

(a) (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 5.1 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all material respects as of such specified date) and (ii) each of the representations and warranties of Parent and Merger Sub contained in Article 5 of this Agreement (other than those specified in clause (i) of this Section 8.3(a)) shall be true and correct as of the Execution Date and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Parent Material Adverse Effect included therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent and/or Merger Sub, as applicable, shall have performed and complied in all material respects with each of the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c) The Company shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Parent and Merger Sub, stating on behalf of Parent and Merger Sub that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) The Stockholders’ Representative shall have received a counterpart of each Ancillary Agreement signed by Parent and each other Person that is a party to each such agreement.

ARTICLE 9

TERMINATION

Section 9.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned as follows (and the Party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give written notice of such termination to each other Party setting forth a brief description of the basis on which it is terminating this Agreement):

(a) by the mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the Closing shall not have occurred on or before May 2, 2014, or such other date that Parent and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to Parent or the Company, as the case may be, if a material breach of this Agreement by such Party (or in the case of the Company, a material breach by a Principal Stockholder of a Support Agreement), has resulted in the failure of the Closing to occur before the Termination Date;

(c) by either Parent or the Company, if (i) there shall be any Law enacted, promulgated or issued by any Governmental Authority that makes consummation of the Closing illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Order permanently enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable;

(d) by Parent, if (i) there shall have been a breach by the Company or any Principal Stockholder of any representation, warranty, covenant or agreement contained herein or in any Support Agreement that would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 to be satisfied, (ii) Parent and Merger Sub are not then in material breach of any material provision of this Agreement and (iii) if curable, such breach by the Company or Principal Stockholder shall not have been cured on or prior to the earlier of (A) the Termination Date and (B) twenty (20) days after receipt by the Company of written notice of such breach from Parent;

(e) by Parent, if the Agreement and the Merger have not been approved and adopted pursuant to the Requisite Stockholder Consent in accordance with applicable Law, the Organizational Documents of the Company and this Agreement, or copies of the executed consents, waiver and joinders in the form of Exhibit C constituting the Requisite Stockholder Consent have not been delivered to Parent, in each case within twenty four (24) hours after the execution of the Agreement; or

(f) by the Company, if (i) there shall have been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 to be satisfied, (ii) none of the Company, the Stockholders’ Representative or any Principal Stockholder are then in material breach of any material provision of this Agreement or any Support Agreement and (iii) if curable, such breach by Parent or Merger Sub shall not have been cured on or prior to the earlier of (A) the Termination Date and (B) twenty (20) days after receipt by Parent of written notice of such breach from the Company.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 9:

(a) this Agreement shall forthwith become null and void (except for this Section 9.2, Section 6.10, and Article 11, each of which shall survive such termination and remain valid and binding obligations of the Parties in accordance with their terms); and

(b) upon such termination of this Agreement, subject to the terms and conditions of the surviving provisions of this Agreement, there shall be no Liability of any kind on the part of Parent, Merger Sub, the Financing Sources, or the Company or any of Parent’s, Merger Sub’s, the Financing Sources’, or the Company’s former, current or future Affiliates, Representatives, officers, directors, direct or indirect general or limited partners, equityholders, stockholders, controlling Persons, managers or members, agent or assignees under, in respect of, or in connection with this Agreement or the transactions contemplated hereby; provided, however, that, except as set forth in the surviving provisions of this Agreement, termination pursuant to this Article 9 shall not relieve any Party from such Liability for any Intentional Breach of this Agreement prior to such termination or for fraud.

(c) In the event that (i) this Agreement has been terminated by either the Company or Parent pursuant to Section 9.1(b) or Section 9.1(c) and (ii) the conditions set forth in Section 8.1(a), Section 8.1(b), or in Section 8.1(c) (in the case of any restraint arising out of any suit, action or proceeding brought by any Governmental Authority in respect of or under any Antitrust Law) have not been satisfied as of the date of such termination but all other conditions to Closing set forth in Section 8.2 and Section 8.3 shall otherwise have been satisfied (other than those conditions that by their nature are to be satisfied at Closing, but which conditions would have been satisfied if the Closing Date were the date of such termination), then concurrently with such termination (in the case of a termination by Parent) or within three business days following such termination (in the case of a termination by the Company), Parent shall reimburse the Company for the Company’s Antitrust Transaction Expenses, by wire transfer of immediately available funds to a bank account provided to Parent by the Company (and, in any event, after the Company provides Parent with an invoice for such amount and related documentation); provided that in no event shall Parent be required to reimburse any Antitrust Transaction Expenses in excess of One Million Dollars ($1,000,000) in the aggregate. The Parties acknowledge that the agreements contained in this Section 9.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the Parties would enter into this Agreement. For the purposes of this Section 9.2(c), “Antitrust Transaction Expenses” means all of the Company’s fees and expenses, including attorneys’ and other consultants’ fees, related to the HSR filing and other filings required under the Antitrust Laws specified in Section 4.6 of the Company Disclosure Schedule, and responding to any requests for information made by any Governmental Authority, including the FTC or the DOJ.

ARTICLE 10

SURVIVAL; INDEMNIFICATION; LIMITATIONS ON LIABILITY

Section 10.1 Survival.

(a) Subject to the other terms and conditions of this Article 10, each of the representations and warranties set forth in this Agreement, or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement, shall survive (together with any right to assert a claim under Section 10.2 with respect thereto) the Closing and the consummation of the transactions contemplated hereby and shall terminate on the date that is nine (9) months after the Closing Date; provided, however, that (i) the Fundamental Representations shall survive (together with any right to assert a claim under Section 10.2 with respect thereto) until sixty (60) days after the expiration of the applicable statute of limitations (at which point they will terminate) and (ii) the representations and warranties set forth in Section 4.19 shall not survive the Closing.

(b) Each of the covenants and other agreements contained in this Agreement shall survive (together with any right to assert a claim under Section 10.2 with respect thereto) the Closing and the consummation of the transactions contemplated hereby, and (i) the covenants and other agreements that are to be performed prior to the Closing shall terminate on the date that is nine (9) months after the Closing Date, (ii) the covenants and other agreements that are to be performed on or after the Closing shall survive until performed and (iii) the covenants contained in Section 6.1(b)(xxiv) shall survive until the date that is twenty-four (24) months after the Closing Date.

(c) Notwithstanding anything to the contrary herein (including Section 10.1(d)), any Claim asserted in good faith by notice to the Stockholders’ Representatives pursuant to this Article 10 prior to the expiration of the applicable survival period set forth in Section 10.1(a) or Section 10.1(b) shall survive until such Claim is fully and finally resolved. No Claim shall first be made any time after the date that is twenty-four (24) months after the Closing Date.

(d) Subject to Section 10.1(c), it is the express intent of the Parties that, if the applicable survival period for an item contemplated by this Section 10.1 is shorter than the statute of limitation that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time period set forth in this Section 10.1 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and they intend for the time periods to be enforced as agreed by the Parties.

Section 10.2 Indemnification by the Indemnifying Parties.

(a) Subject to the other terms and conditions of this Article 10, from and after the Closing, each of the Indemnifying Parties shall, severally and not jointly (pro rata in accordance with such Indemnifying Party’s Pro Rata Portion), indemnify and hold harmless Parent, the Surviving Corporation, their respective affiliates and the Representatives of Parent, the Surviving Corporation and their respective affiliates (the “Indemnified Parties”), against all Losses, incurred or sustained by the Indemnified Parties, or any of them (including the Company and the Surviving Corporation) in connection with or as a result of the following (the “Indemnifiable Matters”):

(i) any breach or inaccuracy of a representation or warranty by the Company contained in Article 4 hereof;

(ii) any failure by the Company to perform or comply with any covenant or agreement applicable to the Company contained in this Agreement and required to be performed or complied with at or prior to the Closing;

(iii) any failure by the Stockholders’ Representative to perform or comply with any covenant or agreement applicable to the Stockholders’ Representative;

(iv) the Taxes for which the Indemnifying Parties are responsible for pursuant to the terms and conditions of Article 7;

(v) the UAR Amounts; and

(vi) any Claim, including any Legal Proceeding, by (A) a holder of Company Capital Stock alleging fault with respect to the allocation or calculation of Merger

Consideration, including the allocation of the Stock Consideration between or among the holders of Company Capital Stock, (B) by any participant in the MIA, any holder of Stock Appreciation Rights or any Inovis Person alleging fault with respect to any payment made or required to be made to such Person in connection with the transactions contemplated by this Agreement, (C) any Person that contributed or may be required to contribute funds to the Escrow Fund alleging fault with being required to contribute, or the amounts required to be contributed, to, or distribution of, the Escrow Fund or (D) any Common Stockholder, Preferred Stockholder, any MIA Participant, holder of Stock Appreciation Rights or any Inovis Person arising out of a breach of Section 6.15 hereof.

(b) For the purpose of this Article 10 only, in determining whether a breach or inaccuracy of a representation or warranty (other than the Unscraped Representations) has occurred and when determining the amount of Losses suffered as a result of a breach or inaccuracy of a representation or warranty, any representation or warranty given or made by the Company that is qualified or limited in scope as to materiality or Material Adverse Effect (excluding the representation and warranty in Section 4.10(a)(ii)) shall be deemed to have been made or given without such qualification or limitation; provided, however, that in determining whether a breach or inaccuracy of the representations and warranties set forth in Section 4.12(a) has occurred, such representations and warranties shall be deemed to have been given or made with the phrase “expected to be material to the Acquired Companies taken as a whole” replacing the phrase “expected to have, individually or in the aggregate, a Company Material Adverse Effect.” For the avoidance of doubt, the immediately preceding sentence shall not apply to the terms “Material Subsidiary” or “Material Contract” or the definitions thereof. “Unscraped Representations” means the representations and warranties set forth in (A) Section 4.6; (B) Section 4.7 (other than Section 4.7(g)); (C) Section 4.8; (D) Section 4.9; (E) Section 4.10(a)(ii); (F) Section 4.12(a); (G) Section 4.13(a)(i); (H) Section 4.13(a)(vii); (I) Section 4.13(a)(viii); (J) Section 4.13(a)(xii); (K) Section 4.13(a)(xiii); (L) Section 4.17(a) (other than clause (ii)); and (M) the first sentence of Section 4.23.

(c) The Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties from any Losses pursuant to Section 10.2(a)(i) (except with respect to Fundamental Representations and the representations and warranties contained in the first sentence of Section 4.17(g)) unless and until the aggregate amount of Losses actually incurred by the Indemnified Parties and which are Indemnifiable Matters under Section 10.2(a)(i) exceeds $7,000,000 (the “Deductible”), and then for only such amounts in excess of the Deductible.

(d) Except to the extent an officer or director of the Company prior to the Closing is an indemnified person under any indemnification or insurance policies provided by Parent or the Surviving Corporation pursuant to Section 6.13, the Indemnifying Parties and their Affiliates shall not have any right of contribution, indemnification or right of advancement or reimbursement from Parent or the Surviving Corporation, any Organizational Document, any Law or otherwise with respect to any Indemnifiable Matters and any such right is hereby waived in its entirety to the extent required to give effect to this Section 10.2(d).

(e) Except as provided in Article 7, this Article 10 shall constitute the exclusive remedy after the Closing for recovery of Losses by the Indemnified Parties as a result of breaches of representations, warranties and covenants contained in this Agreement; provided that, notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the rights or remedies of any Indemnified Party for (i) fraud, (ii) in connection with any breach of a representation or warranty in or failure to perform any obligation pursuant to any Ancillary Agreement or (iii) in seeking or obtaining specific performance and other equitable relief; provided further, however, that in no event shall any Indemnifying Party’s aggregate Liability to the Indemnified Parties for monetary damages in respect of this Agreement (including for breaches of Fundamental Representations) exceed the aggregate amount of consideration actually received by such Person (in such Person’s capacity or capacities as an Indemnifying Party) pursuant to this Agreement (assuming for such purposes that the Escrow Amount was paid in full to the Indemnifying Parties at the Closing).

(f) For the avoidance of doubt, (i) if and to the extent the amount of a Loss is recovered by an Indemnified Party through the actual payment of a Payable Claim to such Indemnified Party, the same amount of such Loss may not be recovered again by such Indemnified Party by reason of such Loss being subject to indemnification under more than one provision of this Agreement and (ii) if and to the extent that a Loss in connection with an Indemnifiable Matter was taken into account in the calculation of the Final Working Capital Adjustment, the same amount of such Loss may not be recovered under this Article 10, but, in the case of the immediately preceding clauses (i) and (ii), the amount, if any, of Loss that exceeds the amount already recovered under clause (i) or already taken into account as described in clause (ii) shall be recoverable on and subject to the terms and conditions of this Article 10.

(g) Where the Indemnifying Parties have made a payment to an Indemnified Party in relation to any claim under this Article 10 and Parent or any of its Affiliates (which shall include the Surviving Corporation and the Acquired Companies following the Closing) are entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which indemnifies or compensates Parent Indemnified Parties (in whole or in part) in respect of the Loss which is the subject of a claim, Parent or its relevant Affiliates shall (i) promptly notify the Indemnifying Parties of the fact and provide such information as the Indemnifying Parties may reasonably require, (ii) take all reasonable steps or proceedings as the Indemnifying Parties may require to enforce such right and (iii) pay to the Indemnifying Parties, as soon as reasonably practicable after receipt, an amount equal to the amount actually recovered from the third party (net of taxation and less any reasonable costs of recovery).

(h) For all purposes of this Agreement, “Losses” for purposes of this Article 10 shall be net of any Tax benefits that are actually received by the Indemnified Party in respect of such Losses, provided that if any payment is made by an Indemnifying Party in respect of such Losses and the Indemnified Party later actually realizes a Tax benefit in respect of those Losses that has not been previously taken into account in computing that payment, then the Indemnified Party shall repay to the Indemnifying Party an amount equal to the Tax savings resulting from such Tax benefit.

Section 10.3 Recovery From the Escrow Fund. Other than with respect to breaches or inaccuracies in the Fundamental Representations, claims for indemnification pursuant to Section 10.2(a)(vi) or in respect of fraud, the indemnification obligations set forth in Article 7 and this Article 10 shall be enforced solely by the right of the Indemnified Parties to recover the amount of a Loss from the Escrow Fund to the extent of available funds. All claims for breaches or inaccuracies in Fundamental Representations shall first be satisfied by release of funds from the Escrow Fund until the Escrow Fund has been depleted (but for the avoidance of doubt recovery for such claims shall not be limited to the Escrow Fund). Notwithstanding the several nature of the indemnification obligations of the Indemnifying Parties under this Article 10 or anything to the contrary contained herein, the Indemnified Parties shall be entitled to recover the full amount of all Losses indemnifiable pursuant to this Article 10, for Taxes indemnifiable pursuant to Article 7 and in respect of any breach of a Support Agreement or any indemnification obligation set forth in a Support Agreement, from the Escrow Fund to the extent of available funds, regardless of how such Losses will be borne by the Indemnifying Parties as a result of such recovery. Notwithstanding anything herein to the contrary, the Indemnified Parties may, but shall not be required to, enforce the indemnification obligations set forth in any Support Agreement or pursuant to Section 10.2(a)(vi) or seek damages resulting from a breach of any Support Agreement first by recovery of Losses from the Escrow Fund.

Section 10.4 Indemnification Procedures.

(a) All Claims for indemnification pursuant to this Article 10 shall be made in accordance with the procedures set forth in this Section 10.4. An Indemnified Party shall give the Stockholders’ Representative written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) the amount of the Losses reasonably estimated in good faith that have been or would reasonably be expected to be sustained or accrued by the Indemnified Party in connection with such Claim. Any Claim Notice shall be given by the Indemnified Party to the Stockholders’ Representative, (A) in the case of a Claim in connection with any Legal Proceeding made or brought by any Person (other than an Indemnifying Party in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), reasonably promptly following receipt of notice of the assertion or commencement of such Legal Proceeding and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), reasonably promptly after the Indemnified Party determines that it intends to seek indemnification for such Direct Claim; provided, however, that no failure to give such prompt written notice shall relieve the Indemnifying Parties of any of its or their indemnification obligations hereunder except to the extent that the Indemnifying Parties are materially and adversely prejudiced by such failure.

(b) With respect to any Third-Party Claim, the Stockholders’ Representative shall have the right, by giving written notice to the Indemnified Party within fifteen (15) days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Parties’ expense, with counsel of its choosing that is reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that such Stockholders’ Representative shall not have the right to control the defense of any Third-Party Claim that (i) seeks any injunctive or other equitable relief against the Indemnified Party, or (ii) seeks monetary damages the amount of which would reasonably be expected to exceed any limitation on the amount of Losses that may be recovered as set forth in Section 10.3 (after satisfaction of other pending Claims) or (iii) has been brought by or on behalf of any customer or supplier of Parent or any of its Affiliates (which Affiliates shall include the Surviving Corporation and Acquired Companies) with respect to such customer or supplier relationship. The Indemnified

Party or Stockholders’ Representative, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it; provided, however, that if, in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Parties or (B) there exists a conflict of interest between the Indemnifying Parties and the Indemnified Party, the Indemnifying Parties shall be liable for the reasonable fees and expenses of one separate counsel to the Indemnified Party. If the Stockholders’ Representative may not or elects not to control the defense of such Third-Party Claim (including by failing to promptly notify the Indemnified Party in writing of its election to control such defense in accordance with this Section 10.4(b)) or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing. Parent and each of the Indemnifying Parties and the Stockholders’ Representative shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The Indemnified Party or the Stockholders’ Representative, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Legal Proceeding and the defense thereof and shall consider in good faith any recommendations made by the other Party with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, (i) neither the Stockholders’ Representative nor the Indemnifying Parties shall agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed unless such settlement would (A) include a complete and unconditional release of each Indemnified Party from all Liabilities or obligations with respect thereto, (B) not impose any Liability on the Indemnified Party and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party and (ii) an Indemnified Party shall not agree to any settlement of a Third-Party Claim without the prior written consent of the Stockholders’ Representative, such consent not to be unreasonably withheld, conditioned or delayed.

(d) Escrow Amount Set-off for Losses.

(i) A “Payable Claim” means a Claim in respect of amounts held in the Escrow Fund (whether pursuant to Section 3.6(c)(ii), Article 7, Article 10, or any Support Agreement) to the extent that such Claim has been either (A) mutually agreed by the Stockholders’ Representative and Parent or (B) subject of a final non-appealable court order and has not yet been satisfied by cash payment or by release to the Indemnified Party of funds from the Escrow Fund. An “Unresolved Claim” means any Claim in respect of amounts held in the Escrow Fund (whether pursuant to Section 3.6(c)(ii), Article 7, Article 10, or any Support Agreement) to the extent that such Claim is not a Payable Claim and has not been satisfied by cash payment or release to the Indemnified Party of funds from the Escrow Fund or otherwise.

(ii) By virtue of this Agreement and as partial security for the obligations provided for in Article 10, Article 7, Section 3.6(c)(ii) and the Support Agreements,

subject to the terms of this Agreement, the Indemnified Parties shall have the right, and shall be required, in the manner provided in this Section 10.4(d) and Section 10.5, to recover the amount of any Losses with respect to which the Indemnified Parties are entitled to indemnification hereunder first by the release of funds from the Escrow Fund.

(iii) On the date any Claim becomes a Payable Claim, payment of the amount of such Payable Claim from the Escrow Fund (to the extent of available funds) shall be made to the Indemnified Parties in accordance with Section 10.5(b)). The Dollar amount of the aggregate reductions of the Escrow Amount shall reduce the Payable Claims by the exact same Dollar amount.

(iv) At each Escrow Release Time, a payment equal to the applicable Escrow Remainder shall be paid from the Escrow Fund to an account specified by the Stockholders’ Representative (which shall then distribute such payment to each Payment Party in accordance with such Payment Party’s Pro Rata Portion).

Section 10.5 Escrow Arrangements.

(a) Escrow Fund. The Escrow Amount (plus any interest paid on such Escrow Amount) (collectively, as such amount may be adjusted as set forth herein, the “Escrow Fund”) shall be available to compensate Parent and the Indemnified Parties for any Claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery as provided in this Article 10, Article 7 or any Support Agreement and to make payments as provided in Section 3.6(c)(ii).

(b) Satisfaction of Claims. If any claim becomes a Payable Claim, Parent and the Stockholders’ Representative shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to the applicable Indemnified Party an amount from the Escrow Fund equal to the amount of such Payable Claim.

Section 10.6 Stockholders’ Representative.

(a) As used in this Agreement, the term “Stockholders’ Representative” shall mean Global Acquisition LLC, or any Person appointed as a successor Stockholders’ Representative pursuant to this Section 10.6. Global Acquisition LLC hereby accepts its appointment as the initial Stockholders’ Representative. Effective upon the Closing, without any further action by any other Person, the Stockholders’ Representative shall be appointed and constituted in respect of each Indemnifying Party, as his, her or its agent, to act in his, her or its name, place and stead, as such Indemnifying Party’s attorney-in-fact, to give and receive notices and communications in connection with this Agreement and related matters, including in connection with Claims for indemnification under this Article 10 and Article 7 and to determine the Closing Cash Consideration pursuant to Section 3.5 and the Final Cash Consideration pursuant to Section 3.6, and to agree to, negotiate, and enter into settlements, adjustments and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such Claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Parties from time to time upon not less than ten (10) days prior written notice to Parent; provided, that the Stockholders’ Representative may not be removed unless the Payment Parties that are entitled to a majority of the funds remaining in the Escrow Fund agree in writing to such removal and to the identity of the substituted agent. A vacancy in the position of the Stockholders’ Representative may be filled by the Payment Parties that are entitled to a majority of the funds remaining in the Escrow Fund. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from the Indemnifying Parties.

(b) A decision, act, consent or instruction of the Stockholders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 11.4 and Section 11.5, shall constitute a decision of all the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties. Parent, the Surviving Corporation and the Escrow Agent shall be entitled to rely upon any such decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of all the Indemnifying Parties. The Escrow Agent and Parent, the Surviving Corporation are hereby relieved from any Liability to any Indemnifying Party for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Representative.

(c) Neither the Stockholders’ Representative (nor any of the directors, officers, agents or employees of the Stockholders’ Representative, if applicable) shall be liable to any Indemnifying Party for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of the Stockholders’ Representative’s fraud, gross negligence or willful misconduct. The Stockholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by the Stockholders’ Representative and shall not be liable to any Indemnifying Party for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. As to any matters not expressly provided for in this Agreement, the Stockholders’ Representative shall not be required to exercise any discretion or take any action.

(d) Each Indemnifying Party shall, only to the extent of and in proportion to the portion of the consideration received by such Indemnifying Party, indemnify and defend the Stockholders’ Representative and hold the Stockholders’ Representative harmless against any loss, damage, cost, Liability or expense incurred without fraud, gross negligence or willful misconduct by the Stockholders’ Representative and arising out of or in connection with the acceptance, performance or administration of the Stockholders’ Representative’s duties under this Agreement. Any Liabilities, losses, penalties, fines, claims, damages, out-of-pocket costs or expenses incurred by or reasonably expected to be incurred by the Stockholders’ Representative in connection with the acceptance, performance and administration of his or her duties as the Stockholders’ Representative pursuant to this Agreement (including the hiring of legal counsel, accountants or auditors and other advisors pursuant to the terms of this Agreement but excluding any of the foregoing arising out of the Stockholders’ Representative’s fraud, gross negligence or willful misconduct) and all fees payable hereunder to the Stockholders’ Representative by the Indemnifying Parties (collectively, the “Stockholders’ Representative’s Costs”), shall be paid as follows: (i) first by recourse to the Stockholders’ Representative Fund Amount; (ii) if such amounts are insufficient to pay such Stockholders’ Representative’s Costs, then by recourse to the amounts in the Escrow Fund otherwise distributable to the Indemnifying Parties pursuant to the terms hereof; and (iii) if such amounts are insufficient to pay such Stockholders’ Representative’s Costs, then by recourse directly to the Indemnifying Parties (in proportion to the pro rata portion of the Escrow Fund otherwise to be received by such Indemnifying Parties). Any portion of the Stockholders’ Representative Fund Amount remaining following the final release of the Escrow Fund, the resolution of all Third-Party Claims and Direct Claims and any other amounts to be distributed by the Stockholders’ Representative to the Payment Parties, shall be distributed by the Stockholders’ Representative to the Payment Parties in accordance with their respective Pro Rata Portions.

Section 10.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Article 10 or Article 7 shall be deemed adjustments to the purchase price for Tax purposes, unless otherwise required by applicable Law.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Fees and Expenses. Except as otherwise expressly provided in this Agreement, or in any Ancillary Agreements, whether or not the Closing is consummated, all costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses; provided, however, that, in the event this Agreement is terminated in accordance with its terms, the obligation of each Party to bear its own costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party prior to such termination. For the avoidance of doubt, all fees and disbursements of third-party advisers and counsel to the Company and the Stockholders (in each case to the extent payable by the Company) in connection with the transactions contemplated hereby shall be taken in to account in determining the Net Working Capital for purposes of Article 3.

Section 11.2 Notices. All notices or other communications to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) on the date of successful transmission if sent via facsimile or email during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, or (c) on the date of receipt by the addressee if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested, if received on a Business Day, otherwise on the next Business Day. Such notices or other communications must be sent to each respective Party at the address, email address or facsimile number set forth below (or at such other address, email address or facsimile number as shall be specified by a Party in a notice given in accordance with this Section 11.2):

If to the Company:	GXS Group, Inc.
9711 Washingtonian Boulevard
Gaithersburg, MD 20878
Facsimile: 301-340-4251
Email: Rick.nash@Gxs.com

David.goldberg@Gxs.com
Attention: Richard B. Nash and David Goldberg

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
Four Embarcadero Center, Suite 3800
San Francisco, CA 94111-5974
Facsimile: 415-616-1199
Email: Steve.Camahort@Shearman.com
Jeffrey.Wolf@Shearman.com
Attention: Steve L. Camahort and Jeffrey C. Wolf

If to Parent and Merger Sub:
Open Text Corporation
38 Leek Crescent
Richmond Hill, Ontario
Canada L4B 4N8
Facsimile: 905-762-6268
Email: Gdavies@Opentext.com
Attention: Gordon A. Davies, Chief Legal Officer and Corporate Secretary

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006-1470
Facsimile: 212-225-3999
Email: nwhoriskey@cgsh.com; dleinwand@cgsh.com
Attention: Neil Q. Whoriskey and David Leinwand

If to the Stockholders’ Representative:
Global Acquisition LLC
C/O Francisco Partners
One Letterman Drive
Building C – Suite 410
San Francisco, CA 94129
Facsimile: 415-418-2999
Email: Golob@Franciscopartners.com
Attention: David Golob

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
Four Embarcadero Center, Suite 3800
San Francisco, CA 94111-5974
Facsimile: 415-616-1199
Email: Steve.Camahort@Shearman.com
Jeffrey.Wolf@Shearman.com
Attention: Steve L. Camahort and Jeffrey C. Wolf

Section 11.3 Entire Agreement. This Agreement, the Disclosure Schedules, the Confidentiality Agreement, the Ancillary Agreements and any other agreements, instruments or documents being or to be executed and delivered by a Party or any of its Affiliates pursuant to or in connection with this Agreement together constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all other prior understandings and agreements, both written and oral, with respect to such subject matter.

Section 11.4 Amendment. This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Parties; provided, that no amendment shall be made that by Law requires further approval by the stockholders of the Parties without the further approval of such stockholders.

Section 11.5 Waivers. To the fullest extent permitted by applicable Law, either Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in a written instrument executed and delivered by the Party so waiving. No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver. Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

Section 11.6 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced in any situation or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision hereof or the offending term or provision in any other situation or any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.7 No Third Party Beneficiaries. Except (i) to the extent provided in Article 10, (ii) with respect to the Financing Sources, which shall be third party beneficiaries of Section 9.2, this Section 11.7, Section 11.9 and Section 11.10 and (iii) following termination of this Agreement pursuant to Article 9, for the right of the Company on behalf of the Stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the transactions contemplated by this Agreement to the Stockholders) in the event the Effective Time has not occurred as a result of Parent’s or Merger Sub’s Intentional Breach of this Agreement, this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than the Parties; provided, however, that Section 9.2, this Section 11.7, Section 11.9 and Section 11.10 may not be amended or waived in a manner that impacts or is adverse in any respect to the Financing Sources without written consent of the Financing Sources.

Section 11.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by a Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 11.8 shall be null and void and of no force and effect. Notwithstanding the preceding sentence, Parent and Merger Sub may, without the prior written consent of the Company, assign its rights under this Agreement, in whole or in part, to one or more of its Affiliates or, for collateral purposes, to the Financing Sources; provided, however, that no such assignment shall relieve Parent and Merger Sub of its obligations hereunder. Subject to the preceding sentences of this Section 11.8, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

Section 11.9 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all matters arising out of or relating to this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory Law, equity or otherwise), shall be interpreted, construed and governed by and in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of Delaware.

(b) Each of the Parties (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all Claims in respect of any such Legal Proceeding may be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any

Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (whether in contract, tort, common or statutory Law, equity or otherwise) in any other court and (v) agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. For the avoidance of doubt, the preceding sentence shall not limit the jurisdiction of the Accounting Firm as set forth in Section 3.6 and shall include any Legal Proceeding brought for the purpose of enforcing the jurisdiction and judgments of the Accounting Firm. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Legal Proceeding brought in accordance with this Section 11.9(b). Each of the Parties agrees that the service of any process, summons, notice or document in connection with any such Legal Proceeding in the manner provided in Section 11.2 or in such other manner as may be permitted by applicable Law, will be valid and sufficient service thereof.

(c) NOTWITHSTANDING THE FOREGOING, WITH RESPECT TO ANY CLAIM, SUIT, ACTION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, INVOLVING ANY FINANCING SOURCES UNDER THE DEBT FINANCING OR ANY AFFILIATE THEREOF ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE DEBT FINANCING COMMITMENT, THE DEBT FINANCING OR THE PERFORMANCE OF SERVICES THEREUNDER, THE PARTIES HERETO AGREE THAT (I) SUCH CLAIMS, SUITS, ACTIONS OR PROCEEDINGS SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT, IN EACH CASE, SITTING IN THE COUNTY OF NEW YORK, AND (II) THEY SHALL NOT BRING OR PERMIT ANY OF THEIR AFFILIATES TO BRING OR SUPPORT ANYONE ELSE IN BRINGING ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING IN ANY OTHER COURT.

(d) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING TO THE DEBT FINANCING, THE DEBT FINANCING COMMITMENT OR THE PERFORMANCE THEREOF. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION, (III) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (IV) MAKES THIS WAIVER VOLUNTARILY.

Section 11.10 Remedies.

(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b) The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection therewith, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at Law.

(c) In no event shall any Person, in any event, be liable pursuant to this Agreement or otherwise for punitive, indirect, exemplary or special damages or consequential damages, including loss of revenue, income or profits, (“Limited Damages”); provided, however, nothing contained in this Section 11.10(c) shall restrict the ability of a Person to recover Losses for consequential damages, including loss of revenue, income or profits to the extent that such Losses were the direct and foreseeable consequence of the relevant breach and were not occasioned by special circumstances relating to such Person. Notwithstanding anything in the preceding sentence to the contrary, if any Indemnified Party is held liable pursuant to a Third Party Claim (including a Third Party Claim by any Governmental Authority) for any such Limited Damages and the Indemnifying Party is obligated to indemnify the Indemnified Party for the matter that gave rise to such Limited Damages pursuant to Article 10, then the Indemnifying Party shall be liable for and obligated to reimburse the Indemnified Party for such Limited Damages paid to such third party.

(d) None of the Financing Sources will have any liability to the Company or its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder. In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

Section 11.11 Interpretation; Construction.

(a) The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, “Disclosure Schedules” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Schedules and Exhibits to this Agreement. The Disclosure Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any capitalized terms used in any Disclosure Schedule, any Exhibit or any Ancillary Agreement but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires. Notwithstanding any other provision in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control (unless the Ancillary Agreement explicitly provides otherwise).

(b) For purposes of this Agreement: (i) “include,” “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof,” “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” means the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “Dollars” and “$” means United States Dollars; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) “any” means “any and all”; (viii) “or” is used in the inclusive sense of “and/or”; (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms; and (x) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

(c) Neither the specification of any Dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Disclosure Schedule, is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in such Disclosure Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in such Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement. The Parties intend that each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more representations, warranties, covenants or agreements contained in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party. The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

Section 11.12 Counterparts and Electronic Signatures. This Agreement and any Ancillary Agreements may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. A signed copy of this Agreement or any Ancillary Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement or such Ancillary Agreement for all purposes.

Section 11.13 Legal Representation. In any proceeding by or against any Indemnified Party wherein any Indemnified Party asserts or prosecutes any claim under, or otherwise seeks to enforce, this Agreement, Parent and Merger Sub agree in connection with such proceeding (a) that no Indemnified Party or counsel therefor will move to seek disqualification of Shearman & Sterling and (b) to consent to the representation of the Stockholders’ Representative and its Affiliates by Shearman & Sterling, notwithstanding Shearman & Sterling has or may have represented the Stockholders’ Representative or any of its Affiliates (including the Company) as counsel in connection with any matter, including any transaction (including the transactions contemplated by this Agreement), negotiation, investigation, proceeding or action, prior to the Closing. This consent and waiver extends to Shearman & Sterling’s representing the Stockholders’ Representative against Parent or any Indemnified Party in litigation, arbitration or mediation in connection with this Agreement or the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GXS GROUP, INC

By:	/s/ Robert E. Segert
	Name:	Robert E. Segert
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GLOBAL ACQUISITION LLC

By: Francisco Partners GP, LLC
Its: Managing Member

By:	/s/ David Golob
	Name:	David Golob
	Title:	Managing Member

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OPEN TEXT CORPORATION

By:	/s/ Mark Barrenechea
	Name:	Mark Barrenechea
	Title:	President and Chief Executive Officer

OCELOT MERGER SUB, INC.

By:	/s/ Gordon Davies
	Name:	Gordon Davies
	Title:	President and Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A-1

Exhibit A-1

1.	Global Acquisition LLC

2.	CCG Investment Fund, L.P.

3.	CCG Associates – QP, LLC

4.	CCG Investment Fund – AI, LP

5.	CCG AV, LLC – Series A

6.	CCG AV, LLC – Series C

7.	CCG CI, LLC

8.	Cerberus America Series One Holdings LLC

9.	Cerberus Series Two Holdings LLC

Exhibit C

Execution Copy

WRITTEN CONSENT OF STOCKHOLDERS OF

GXS GROUP, INC.

(Written Consent of Holders of Capital Stock)

Pursuant to Section 228 of the Delaware General Corporation Law and the Bylaws of GXS Group, Inc., a Delaware corporation (the “Company”), the undersigned, as holders of outstanding shares of: (i) common stock (“Common Stock”), par value $0.001 per share, of the Company; and (ii) Series A Preferred Stock (“Preferred Stock” and, together with the Common Stock, the “Capital Stock”), par value $0.001 per share, of the Company, hereby take the following actions and adopt the following preambles and resolutions without a meeting, effective as of the date upon which the last required consent was obtained:

APPROVAL OF MERGER

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is advisable and fair to and in the best interests of the Company and its stockholders that the Company enter into and consummate an Agreement and Plan of Merger, in the form attached hereto as Exhibit A (the “Merger Agreement”; capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement), among [Ocelot] Corporation, a corporation incorporated under the laws of Canada (“Parent”), [Ocelot] Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), the Company, and Global Acquisition LLC, solely in its capacity as the Stockholders’ Representative (the “Stockholders’ Representative”), providing for, among other things, (i) the merger of Merger Sub with and into the Company, with the Company being the Surviving Corporation, (ii) the automatic amendment and restatement of the certificate of incorporation of the Surviving Corporation to read as set forth on Exhibit D to the Merger Agreement, (iii) the amendment of the bylaws of the Surviving Corporation to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the bylaws of the Surviving Corporation shall be changed to references to the Company, and (iv) the cancellation and extinguishing of any shares of the Company’s Capital Stock held by the Company, any Company Subsidiary, Parent or Merger Sub (the “Merger”);

WHEREAS, the Merger Agreement sets forth, among other things, (i) the terms and conditions of the Merger, (ii) the manner of carrying out the Merger, and (iii) that a portion of the cash consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow as security for the indemnification obligations of the Company’s Stockholders set forth in the Merger Agreement;

WHEREAS, in connection with the Merger and pursuant to the Merger Agreement, Global Acquisition LLC, Parent and U.S. Bank National Association, as Escrow Agent, will enter into an Escrow Agreement, in the form attached hereto as Exhibit B (the “Escrow Agreement” and, together with the Merger Agreement, the “Transaction Agreements”); and

WHEREAS, the undersigned have received and reviewed the Transaction Agreements in their entirety;

NOW THEREFORE, BE IT RESOLVED, that the Merger Agreement and the form, terms and conditions of the Merger Agreement (including the allocation of the merger consideration and the escrow and indemnification obligations as set forth therein), and the transactions contemplated thereby (including the Merger), be and hereby are, approved, adopted, ratified and confirmed in all respects; and be it further

RESOLVED, that the Escrow Agreement and the form, terms and conditions of the Escrow Agreement, and the transactions contemplated thereby, be and hereby are, approved, adopted, ratified and confirmed in all respects; and be it further

RESOLVED, that the appointment of the Stockholders’ Representative under the Merger Agreement (including the rights, duties and obligations set forth in Article X of the Merger Agreement) be, and hereby is, approved, adopted, ratified and confirmed in all respects and the Stockholders’ Representative shall have full power and authority to act on behalf of the Stockholders in all matters relating to the Transaction Agreements, as set forth therein; and be it further

RESOLVED, that the escrow and indemnification obligations of the Stockholders as set forth in each of the Transaction Agreements be, and hereby are, acknowledged, approved, adopted, confirmed and ratified in all respects and that the deposit of cash equal to the Escrow Amount into the Escrow Fund, be, and hereby is, acknowledged, approved, adopted, confirmed and ratified in all respects; and be it further

RESOLVED, that the Company’s execution, delivery and performance of the Merger Agreement, and the consummation of the transactions contemplated thereby, including, without limitation, the Merger, are hereby authorized, ratified and approved and that any and all actions, whether previously or subsequently taken by the officers and directors of the Company, which are consistent with and in furtherance of the intent and purposes of the foregoing resolutions and the consummation of the transaction contemplated therein, shall be, and hereby are, in all respects, ratified and approved and that the Board and the officers of the Company be, and hereby are, authorized to take any such further actions as may be necessary or desirable to carry out the foregoing resolutions; and be it further

APPROVAL OF AMENDMENT TO THE CERTIFICATE OF DESIGNATION

WHEREAS, in connection with the Merger, the Board has determined that it is advisable and fair to and in the best interests of the Company and its stockholders to amend the Certificate of Designation, Preferences and Rights of Series A Preferred Stock (“Certificate of Designation”) in the form attached hereto as Exhibit C (the “Certificate of Designation Amendment”); and

WHEREAS, the undersigned have received and reviewed the Certificate of Designation Amendment in its entirety;

NOW, THEREFORE, BE IT RESOLVED, that the form, terms and provisions of the Certificate of Designation Amendment are, and hereby be, approved.

OMNIBUS RESOLUTIONS

RESOLVED, that approval and consent are hereby given to such waivers of (including waivers of any notice that might be required), consents under, or amendments to the Company’s Amended Certificate of Incorporation, Certificate of Designation, bylaws, agreements, or other documents as may be necessary to permit the consummation of the Merger and the related transactions described in the Transaction Agreements; and be it further

RESOLVED, that this Written Consent of Stockholders shall be effective and binding on all Stockholders upon its execution by Company stockholders holding at least a majority of the outstanding shares of each class of Capital Stock.

This Written Consent of Stockholders may be executed in one or more counterparts (including by facsimile signature), each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same original Written Consent of Stockholders.

IN WITNESS WHEREOF, the undersigned stockholders have executed and delivered this Written Consent of Stockholders as to each share of Capital Stock held by them as of the date written below.

STOCKHOLDERS

Date:	[Signature blocks to be inserted]

[Signature Page to Written Consent of the Stockholders of GXS Group, Inc.]

EXHIBIT A

MERGER AGREEMENT

EXHIBIT B

ESCROW AGREEMENT

EXHIBIT C

CERTIFICATE OF DESIGNATION AMENDMENT

Exhibit D

Execution Copy

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

[GYRO] GROUP, INC.

a Delaware corporation

ARTICLE ONE

The name of the Corporation is [Gyro] Group, Inc.

ARTICLE TWO

The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the registered agent whose office address will be the same as the registered office is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE FOUR

The total number of shares of capital stock that the Corporation has authority to issue is 1,000 shares, which will be designated Common Stock, par value $0.01 per share.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Unless, and except to the extent that, the Bylaws of the Corporation (the “Bylaws”) so require, the election of directors need not be by written ballot.

ARTICLE SEVEN

The board of directors of the Corporation (the “Board of Directors”) may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

ARTICLE EIGHT

(1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(3) To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (1) and (2) of this Article Eight, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(4) Any indemnification under Sections (1) and (2) of this Article Eight (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in such Sections (1) and (2). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even

2

though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

(5) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation authorized in this Article Eight. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

(6) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article Eight shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(7) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the General Corporation Law.

(8) For purposes of this Article Eight, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article Eight with respect to the resulting or surviving Corporation as such person would have with respect to such constituent Corporation if its separate existence had continued.

(9) For purposes of this Article Eight, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article Eight.

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(10) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Eight shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE NINE

The directors shall have powers without the assent or vote of the stockholders to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

ARTICLE TEN

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

ARTICLE ELEVEN

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaws so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

ARTICLE TWELVE

The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

ARTICLE THIRTEEN

Section 203 of the Delaware General Corporation Law, as amended from time to time, shall not apply to the Corporation.

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Exhibit E

Execution Copy

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made and entered into as of [—] 2013 (the “Closing Date”), by and among Open Text Corporation, a corporation incorporated under the laws of Canada (“Parent”), Global Acquisition LLC (the “Stockholders’ Representative”), and U.S. Bank National Association, as escrow agent (the “Escrow Agent”).

W I T N E S S E T H:

WHEREAS, Parent, Ocelot Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), [Gyro] Group, Inc., a Delaware corporation (the “Company”), and the Stockholders’ Representative have entered into an Agreement and Plan of Merger, dated as of November 4, 2013 (the “Merger Agreement”) a copy of which is attached hereto as Exhibit A, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving such merger.

WHEREAS, pursuant to Section 3.4 of the Merger Agreement, at Closing (as defined in the Merger Agreement), Parent shall deposit an amount of cash equal to US$60,000,000 (the “Escrow Amount”) with the Escrow Agent as security for the indemnification obligations pursuant to Article 10 and Article 7 of the Merger Agreement, obligations under the Support Agreements and the payment obligations under Section 3.6(c)(ii) of the Merger Agreement.

WHEREAS, pursuant to Section 10.6 of the Merger Agreement, the Stockholders’ Representative has been appointed and constituted in respect of each Indemnifying Party (as defined in the Merger Agreement), as his, her or its agent, to act in his, her or its name, place and stead, as such Indemnifying Party’s attorney-in fact in connection with the Merger Agreement, and matters related thereto, including this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

2. Effectiveness. This Agreement shall become effective on the Closing Date and terminate on the date that no Escrow Fund remains in the Escrow Account (each term as defined below).

3. Escrow Agent. The parties hereto hereby designate and appoint the Escrow Agent to serve in accordance with the terms, conditions and provisions of this Agreement. The Escrow Agent hereby agrees to act as escrow agent in accordance with the terms, conditions and provisions of this Agreement.

4. Escrow Account. Pursuant to Section 3.4 of the Merger Agreement, Parent hereby deposits into escrow with the Escrow Agent the Escrow Amount. The Escrow Amount plus the Escrow Income (as defined below) are collectively referred to as the “Escrow Fund”. The Escrow Agent shall hold and safeguard the Escrow Fund in a separate and distinct account, in the name of [—], as Escrow Agent for Parent and the Indemnifying Parties (the “Escrow Account”). The Escrow Agent shall treat the Escrow Fund as trust funds in accordance with the terms of [Section 10.3, Section 10.4 and Section 10.5] of the Merger Agreement and the terms hereof. Any dividends, income, interest, gains or other distributions earned with respect to the Escrow Amount (the “Escrow Income”) shall be deemed a part of the Escrow Fund and shall be distributed in accordance with Section 7 hereof.

5. No Liens. The Escrow Fund shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Indemnifying Party or of any party hereto. Notwithstanding the foregoing, if the Escrow Fund shall be attached, garnished, or levied upon pursuant to judicial process, or the delivery of the Escrow Fund shall be stayed or enjoined by any arbitration decision or court order, or any arbitration decision or court order shall be made or entered into affecting the Escrow Fund, or any part thereof, the Escrow Agent is hereby expressly authorized to obey and comply with such arbitration decision or court order. In the event the Escrow Agent obeys or complies with any arbitration decision or court order, it shall not be liable to any person, firm or corporation by reason of such compliance, notwithstanding the subsequent reversal, modification, annulment, or setting aside of such arbitration decision or court order.

6. Liabilities Secured by Escrow Amount. The Escrow Fund shall, subject to the terms and conditions of the Merger Agreement and this Agreement, be held as security for (a) the obligations of the Indemnifying Parties to indemnify and hold harmless the Indemnified Parties against Losses pursuant to Article 10 and Article 7 of the Merger Agreement, (b) in the event the Additional Payment Amount is a negative number, the payment of an amount equal to the absolute value of the Additional Payment Amount to Parent pursuant to Section 3.6(c)(ii) of the Merger Agreement and (c) for obligations under the Support Agreements.

7. Distribution of Escrow Fund; Release Dates.

(a) The Escrow Agent shall only disburse the Escrow Fund in the manner provided in this Section 7 and Section 12 upon receipt of (i) joint written instructions of Parent and the Stockholders’ Representative (the “Joint Instruction”) substantially in the form of Schedule I jointly signed by their respective Authorized Signatories (as defined below) or (ii) a final non-appealable court order from a court of competent jurisdiction directing the distribution of all or a portion of the Escrow Fund. The Stockholders’ Representative shall use commercially reasonable efforts to deliver to the Escrow Agent, contemporaneously with the delivery of any (A) Joint Instructions or (B) a final, non-appealable court order directing the distribution of all or a portion of the Escrow Fund, express instructions with respect to the correct allocation of any released funds among the Indemnifying Parties and Parent and the Stockholders’ Representative shall provide all information reasonably required by the Escrow Agent necessary to make the distributions required pursuant to this Agreement (including, without limitation, causing the Exchange Agent to provide any information in its possession). Concurrently with the execution of this Agreement, each of Parent and the Stockholders’ Representative shall deliver to the Escrow Agent a form setting its respective authorized signatories substantially in the form of Schedule II-A and Schedule II-B hereto, respectively (any such authorized signatory, an “Authorized Signatory”), and the parties

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may update such form by providing written notice to the Escrow Agent and the other party hereto.

(b) In the event the Additional Payment Amount is a negative number, Parent and the Stockholders’ Representative shall promptly deliver a Joint Instruction to the Escrow Agent directing the Escrow Agent to release to Parent an amount from the Escrow Fund equal to the absolute value of the Additional Payment Amount.

(c) If any claim pursuant to Section 10.2 of the Merger Agreement becomes a Payable Claim pursuant to the Merger Agreement, Parent and the Stockholders’ Representative shall promptly deliver a Joint Instruction to the Escrow Agent directing the Escrow Agent to release to the applicable Indemnified Party an amount from the Escrow Fund equal to the amount of such Payable Claim.

(d) Promptly after the day falling nine (9) months after the Closing Date (such day, the “Initial Release Date”), Parent and the Stockholders’ Representative shall deliver a Joint Instruction to the Escrow Agent directing the Escrow Agent to release to the Payment Parties their respective Pro Rata Portions of an amount from the Escrow Fund equal to the excess, if any, of

(A)	US$30,000,000
over

(B)	the sum of (i) the aggregate amount of the Losses set forth in Claim Notices with respect to the Unresolved Claims as of the Initial Release Date; (ii) all amounts released by the Escrow Agent pursuant to this Agreement prior to the Initial Release Date; and (iii) the aggregate amount of any Payable Claims as of the Initial Release Date; provided, however, that any such amounts (whether set forth in Claim Notices for Unresolved Claims, released by the Escrow Agent or with respect to Payable Claims) which relate to Claims made pursuant to Section 10.2(a)(iv) and Article 7 of the Merger Agreement, shall only be included in this subsection (B) (and thus deducted from the amounts to be released on the Initial Release Date) to the extent they do not exceed $15,000,000 in the aggregate.

(e) Promptly after the day falling on the second anniversary of the Closing Date (such day, the “Final Release Date”), Parent and the Stockholders’ Representative shall deliver a Joint Instruction to the Escrow Agent directing the Escrow Agent to release to the Payment Parties their respective Pro Rata Portions of an amount from the Escrow Fund equal to the excess, if any, of

(A)	the remaining amount of the Escrow Fund as of the Final Release Date over

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(B)	the sum of (i) the aggregate amount of the Losses set forth in Claim Notices with respect to the Unresolved Claims as of the Final Release Date and (ii) the aggregate amount of any Payable Claims as of the Final Release Date.

To the extent that any amount has been reserved and withheld from distribution from the Escrow Fund on account of any Unresolved Claim as of the Final Release Date and, thereafter, such Unresolved Claim is resolved in accordance with the Merger Agreement, Parent and the Stockholders’ Representative shall promptly deliver a Joint Instruction to the Escrow Agent directing the Escrow Agent to release (A) to Parent, the amount of the Unresolved Claim to the extent resolved as a Payable Claim, and (B) to the Payment Parties their respective Pro Rata Portion of an amount equal to the excess, if any, of (x) the amount theretofore reserved and withheld from distribution in respect of such Unresolved Claim over (y) the payment, if any, made pursuant to the foregoing clause (A).

(f) Notwithstanding anything to the contrary in this Agreement or in the Merger Agreement, in the event that a joint written authorization executed by an Authorized Signatory of Parent and an Authorized Signatory of the Stockholders’ Representative is delivered instructing the Escrow Agent to disburse the Escrow Funds to any person, the Escrow Agent shall comply with such joint written authorization.

8. Fees and Expenses. Parent and the Stockholders’ Representative, on behalf of the Indemnifying Parties, shall each pay 50% of the fees and expenses of the Escrow Agent set forth on Schedule III hereto. The provisions under this Section 8 shall survive the resignation or removal of the Escrow Agent and any termination of this Agreement.

9. Several Liability of Parent and the Stockholders’ Representative. Each of the obligation of Parent and/or the Stockholder’s Representative pursuant to this Agreement, including this Section 8, is several but not joint.

10. Responsibilities of the Escrow Agent. The acceptance by the Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control with respect to such Escrow Agent’s rights, duties, liabilities and immunities:

(a) The Escrow Agent shall administer the Escrow Fund in good faith in accordance with this Agreement.

(b) The Escrow Agent shall not have any interest in the Escrow Fund, but shall serve as escrow holder only and have possession thereof.

(c) The Escrow Agent shall be protected in acting upon any Joint Instruction, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and acceptability of any information therein contained, which it, in good faith, reasonably believes to be genuine and what it purports to be.

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(d) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, or for any mistake of fact or Law or for anything which it may do or refrain from doing in connection herewith, except for fraud, gross negligence, willful misconduct or for any action taken or omitted in bad faith. Parent (on the one hand) and the Stockholders’ Representative, on behalf of the Indemnifying Parties (on the other hand), covenant and agree to, severally but not jointly, indemnify and hold the Escrow Agent and its directors, officers, agents and employees (collectively, the “Escrow Agent Indemnitees”) harmless from and against 50% of any and all liabilities, losses, damages, fines, suits, actions, demands, penalties, reasonable costs and expenses, including reasonable out-of-pocket, incidental expenses, legal fees and expenses (“Losses”) (other than Losses that result from fraud, gross negligence, willful misconduct or for any action taken or omitted in bad faith by the Escrow Agent) that may be imposed on, incurred by, or asserted against, the Escrow Agent Indemnitees or any of them for following any instruction or direction upon which the Escrow Agent is authorized to rely pursuant to the terms of this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of such loss or damage and regardless of the form of action.

(e) The Escrow Agent shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement, unless such notice is in writing and delivered in accordance with the terms of Section 13 hereof.

(f) The Escrow Agent may resign at any time by giving thirty (30) days prior written notice thereof to Parent and the Stockholders’ Representative, but such resignation shall not become effective until a successor Escrow Agent mutually agreed to by Parent and the Stockholders’ Representative shall have been appointed and shall have accepted such appointment in writing. Parent and the Stockholders’ Representative, together, shall have the right to remove the Escrow Agent by giving at least ten (10) days prior written notice to the Escrow Agent, specifying the date upon which such removal shall take effect. In the event that an instrument of acceptance by a successor Escrow Agent shall not have been delivered to the Escrow Agent within thirty (30) days after the giving of a notice of resignation by the Escrow Agent, the resigning Escrow Agent may, at the expense of the Stockholders’ Representative, on behalf of the Indemnifying Parties (on the one hand), and Parent (on the other hand) (split equally), petition any court of competent jurisdiction for the appointment of a successor Escrow Agent. Any corporation or association into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or association to which all or substantially all of the corporate trust business of the Escrow Agent in its individual capacity may be sold or otherwise transferred, shall be the Escrow Agent under this Agreement without further act.

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(g) In the event of the resignation or removal of the Escrow Agent, upon the termination of this Agreement or pursuant to Section 9(f), the Escrow Agent shall render to Parent and the Stockholders’ Representative an account in writing of the property constituting the Escrow Fund and all distributions therefrom. In the event of the resignation or removal of the Escrow Agent pursuant to Section 9(f), the Escrow Agent hereby agrees that, upon receiving joint written instructions from Parent and the Stockholders’ Representative, it shall turn over and deliver to any successor Escrow Agent all of the Escrow Fund and other amounts held by it pursuant to this Agreement in accordance with the terms of such written instructions and render the accounting required by the first sentence of this Section 9(g).

(h) The agreements set forth in this Section 9 shall survive the termination of this Agreement, the resignation or removal of the Escrow Agent and the payment of all amounts hereunder.

11. Investment of Escrow Fund.

(a) The Escrow Amount shall be invested and reinvested by the Escrow Agent upon the receipt of joint written instructions provided by the Parent and the Stockholders’ Representative in any one or more Permitted Investments from time to time as maturities occur. For all purposes of and under this Agreement, the term “Permitted Investments” shall include:

(A)	direct obligations of the United States of America;

(B)	obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest; and

(C)	such other investments as Parent and the Stockholders’ Representative may from time to time mutually agree upon in writing executed and delivered by Parent and the Stockholders’ Representative to the Escrow Agent.

(b) In the absence of joint written instructions, funds shall be invested as set forth in clause (A) above.

(c) The Escrow Agent may liquidate any investments made hereunder at such time as it shall deem necessary to make payments in accordance with the provisions of this Agreement. The Escrow Agent shall have no liability for any loss incurred as a result of any investment or liquidation made by it in accordance with the provisions of this Agreement.

12. Taxes.

(a) Each of Parent and the Stockholders’ Representative agree that, for purposes of United States federal and other taxes based on income, the Indemnifying Parties shall be treated as the owner of the Escrow Fund and that the Indemnifying

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Parties shall report the income, if any, that is earned on, or derived from, the Escrow Fund as its income, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto. The Escrow Agent shall deliver to the Indemnifying Parties within ten (10) days of the end of each calendar quarter their respective Pro Rata Portions of an amount of cash equal to the produce of (i) the income earned on the Escrow Fund for the prior calendar quarter and (ii) fifty percent (50%).

(b) Prior to the date hereof, each of Parent, the Indemnifying Parties and the Stockholders’ Representative shall provide the Escrow Agent with a fully executed Internal Revenue Service Form W-9 or W-8, properly completed and signed, and such other forms and documents that the Escrow Agent may reasonably request.

(c) The Escrow Agent shall be entitled to deduct and withhold from any amount distributed or released from the Escrow Fund all taxes which may be required to be deducted or withheld under any provision of applicable tax Law. All such withheld amounts shall be treated as having been delivered to the party entitled to the amount distributed or released in respect of which such tax has been deducted or withheld.

13. Notices. All Joint Instructions, notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given as follows,

if to Parent:

Open Text Corporation

38 Leek Crescent

Richmond Hill, Ontario

Canada L4B 4N8

Facsimile: 905-762-6268

Email: gdavies@opentext.com

Attention: Gordon A. Davies, Chief Legal Officer and Corporate Secretary

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006-1470

Facsimile: 212-225-3999

Email: nwhoriskey@cgsh.com; dleinwand@cgsh.com

Attention: Neil Q. Whoriskey and David Leinwand

if to the Stockholders’ Representative:

Global Acquisition LLC

C/O Francisco Partners

One Letterman Drive

7

Building C – Suite 410

San Francisco, CA 94129

Facsimile: 415-418-2999

Email: Golob@Franciscopartners.com

Attention: David Golob

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

Four Embarcadero Center, Suite 3800

San Francisco, CA 94111-5974

Facsimile: 415-616-1199

Email: Steve.Camahort@Shearman.com

Jeffrey.Wolf@Shearman.com

Attention: Steve L. Camahort and Jeffrey C. Wolf

if to the Escrow Agent:

U.S. Bank National Association

One California Street, Suite 2100

San Francisco, CA 94111

Facsimile: [—]

Email: [—]

Attention: [—]

with a copy (which shall not constitute notice) to:

[—]

Facsimile: [—]

Email: [—]

Attention: [—]

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

14. Confidentiality. The Escrow Agent shall not disclose to any person other than Parent or the Stockholders’ Representative any information, documents, accounts or other materials concerning this Agreement, the Escrow Fund or the Escrow Account, including, without limitation, disclosure of any direct or indirect beneficial interests in or dealings with the Escrow Fund or Escrow Account or the exercise or performance (or proposed exercise or performance) of any power or discretion or duty of the Escrow Agent. The Escrow Agent may make such disclosures concerning the Escrow Fund or the Escrow Account: (A) as may be

8

properly required of it by applicable Law or any court of competent jurisdiction or other Governmental Authority, it being expressly provided that this power shall include (1) any disclosure required under any legislation or regulations governing transactions in securities, any rules of any stock exchange or market or banking or securities regulatory authority in any place which the whole or any part of the Escrow Fund is held directly or indirectly or is situated from time to time; and (2) any disclosure which it may consider to be necessary or desirable in the interests of the Escrow Fund or the Escrow Account to satisfy any reporting obligations required by applicable Law; (B) for the purpose of obtaining legal or other advice in relation to the performance of its duties and exercise of its powers; (C) to protect it from civil, criminal or regulatory liability or sanction; or (D) to perform its duties and to exercise its powers pursuant to the terms of this Agreement.

15. Amendment. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

16. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

17. Entire Agreement; Third Party Beneficiaries. This Agreement (i) constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement; and (ii) is not intended to confer upon any other person any rights or remedies hereunder.

18. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

19. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or

9

otherwise. Each party hereto hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

20. Specific Performance; Other Remedies. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court in the State of Delaware, in addition to any other remedy to which they are entitled at Law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

21. Governing Law. All provisions of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

22. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

23. Assignment. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

24. USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal Law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Parent and the Stockholders’ Representative each agrees to provide all such information and documentation as to themselves as requested by the Escrow Agent to ensure compliance with federal Law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OPEN TEXT CORPORATION

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

[STOCKHOLDERS’ REPRESENTATIVE]

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit A

Merger Agreement

Schedule I

Form of Joint Instruction

(This Joint Written Instruction may be executed and delivered in counterparts.)

Date:

U.S. Bank National Association, as Escrow Agent

Attention:

Re:	Escrow Agreement (the “Agreement”) dated as of [•], 2013, among [Ocelot] Corporation, [•], and U.S. Bank National Association, as escrow agent ( the “Escrow Agent”)

Escrow Account Number

Pursuant to Section 7 of the above referenced Agreement, the Escrow Agent is authorized and directed to pay as follows:

Payee	Payment Instructions, including: • Receiving bank name • Receiving bank ABA number • Beneficiary account number • Beneficiary account name • Beneficiary street address (PO Box not acceptable)	Amount	Reference / Comment

AGREED AND APPROVED:

[PARENT]	[STOCKHOLDERS’ REPRESENTATIVE]

Name:	Name

Title:	Title:

Schedule II-A

Authorized Signatories of Parent

Parent:

Each of the following person is hereby designated and appointed as an authorized signatory of Parent under under the Escrow Agreement dated as of [—], 2013, among [Ocelot] Corporation, and [—], and U.S. Bank National Association, as escrow agent

(only one signature shall be required for any instruction):

Name	Specimen Signature	Telephone Number

Name	Specimen Signature	Telephone Number

Name	Specimen Signature	Telephone Number

Schedule II-B

Authorized Signatories of Stockholders’ Representative

Stockholders’ Representative:

Each of the following person is hereby designated and appointed as an authorized signatory of the Stockholders’ Representative under the Escrow Agreement dated as of [—], 2013, among [Ocelot] Corporation, and [—], and U.S. Bank National Association, as escrow agent

(only one signature shall be required for any instruction):

Name	Specimen Signature	Telephone Number

Name	Specimen Signature	Telephone Number

Name	Specimen Signature	Telephone Number

Schedule III

Escrow Agent Fees and Expenses

[Schedule IV

U.S. Bank Money Market Deposit Accounts]